                                                      Registration No. 333-57358

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                           Pre-Effective Amendment # 3
             Registration Statement Under the Securities Act of 1933


                       CENTENNIAL FIRST FINANCIAL SERVICES
                 (Name of Small Business Issuer in its Charter)

               CALIFORNIA                               91-1995265
      (State or Other Jurisdiction                   (I.R.S. Employer
    of Incorporation or Organization)                Identification No.)

       218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373, (909) 798-3611
       -----------------------------------------------------------------
         (Address and Telephone Number of Principal Executive Offices)

                218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373
                -------------------------------------------------
                    (Address of Principal Place of Business)

                       DOUGLAS C. SPENCER, PRESIDENT & CEO
        218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373, (909) 798-3611
        -----------------------------------------------------------------
               (Name, Address and Telephone of Agent for Service)

                                    Copy to:
           Gary Steven Findley, Esq., Gary Steven Findley & Associates
      1470 North Hundley Street, Anaheim, California 92806, (714) 630-7136

                Approximate Date of Proposed Sale to the Public:
                As soon as practicable after the effective date.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________.

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                   CALCULATION OF REGISTRATION FEE

=======================================================================================================
Title of each Class     Dollar               Proposed Maximum    Proposed Maximum
of Securities to        Amount to be         Offering Price      Aggregate            Amount of
be Registered           Registered(a)        Per Unit            Offering Price       Registration Fee
-------------------------------------------------------------------------------------------------------
Common stock            $6,000,014.00          $17.00             $6,000,014.00        $1,500.00*
(No Par Value)
=======================================================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

* Paid with the original filing.

PROSPECTUS
                         352,942 SHARES OF COMMON STOCK
                   CENTENNIAL FIRST FINANCIAL SERVICES [LOGO]
- We are offering to California residents 352,942 shares of our common stock which represents 49.1% of our total outstanding shares before the offering, and 32.9% of our total outstanding shares after the offering. The price per share is $17.00. There is a minimum investment requirement of 250 shares and the maximum investment is 35,000 shares. We intend to use the proceeds from this offering to acquire Palomar Community Bank, a California state-chartered bank. We will not acquire Palomar Community until all conditions to the acquisition are satisfied, including regulatory approvals and the completion of this offering.

- We will terminate the offering upon the sale of all 352,942 shares offered, or July 31, 2001, whichever occurs first. If not all 352,942 shares offered are sold, we will terminate the offering in its entirety and all subscriptions will be returned with interest. We have the right to extend the offering for an additional 15 days until August 15, 2001. Subscriptions are binding on subscribers and may not be revoked by subscribers without our consent.

- Prior to this offering, there has been a limited public market for our shares of common stock. The offering price may not reflect the market price of our shares after this offering. Currently our shares are quoted on the OTC Bulletin Board under the stock symbol "CFFX." The last reported sale price for the common stock, on June __, 2001, was $17.75 per share.

- This is a "best efforts" offering by us which means we will not engage any brokers to assist us with the sale of the shares. This offering will be made on our behalf by our directors and executive officers, to whom no commission or other compensation will be paid on account of such activity.

---------------------------------------------------------------------------------------------
                                                                          Proceeds to
                                            Underwriting               Centennial First
                     Price to Public         Commissions           Before Offering Expenses
=============================================================================================
Per Share                $17.00                 None                        $17.00

Total                 $6,000,014.00             None                     $6,000,014.00
---------------------------------------------------------------------------------------------

         THIS INVESTMENT INVOLVES RISKS. PLEASE REFER TO "RISK FACTORS" COMMENCING ON PAGE 9.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         PLEASE NOTE THAT THESE SHARES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THE SHARES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


                                  JUNE __, 2001

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary............................................................1

Summary Consolidated Financial Data...........................................5

Risk Factors..................................................................9

The Offering.................................................................12

Use of Proceeds..............................................................15

Capitalization...............................................................15

Market Prices................................................................16

Dividend Policy..............................................................16

Acquisition of Palomar Community.............................................17

Pro Forma Financial Statements.............................................. 22

Regulatory Capital and Leverage  Ratios......................................31

Centennial First's Selected Financial Data.................................. 32

Centennial First's Management's Discussion and Analysis of
     Financial Condition and Results of Operations.......................... 34

Business of Centennial First................................................ 61

Management of Centennial First.............................................. 66

Securities Ownership........................................................ 74

Centennial First's Certain Relationships and Related Transactions........... 76

Palomar Community's Selected Financial Data................................. 77

Palomar Community's Management's Discussion and Analysis
     of Financial Condition and Results of Operations....................... 79

Business of Palomar Community.............................................. 103

Management of Palomar Community............................................ 107


                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
Palomar Community's Certain Relationships and Related Transactions......... 111

Supervision and Regulation of Centennial First,
     Redlands Centennial Bank and Palomar Community........................ 112

Plan of Distribution....................................................... 123

Description of Capital Stock............................................... 123

Experts.................................................................... 123

Legal Matters.............................................................. 124

Where You Can Find More Information........................................ 124

Index to Financial Statements.............................................. 125

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Centennial First's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. Except as otherwise specifically noted herein, all of the information in this prospectus assumes that the acquisition of Palomar Community will have taken place.

THE OFFERING (PAGE 12)

Common stock offered by Centennial First                  352,942 shares or 49.1% of the outstanding
                                                          shares of Centennial First common stock

Offering price per share                                  $17.00

Common stock outstanding prior                            719,401 shares(1) before the offering and
  to the offering and expected to be                      1,072,343 shares following the offering
  outstanding after the offering

Minimum and maximum share subscription;                   There is a minimum investment requirement of
  subscriptions are binding                               250 shares, and the maximum investment is
                                                          35,000 shares. Subscriptions are binding on
                                                          subscribers and may not be revoked by subscribers
                                                          without our consent.

Termination date                                          Upon the earlier of the sale of all 352,942
                                                          shares or July 31, 2001, however, the
                                                          offering may be extended to August 15, 2001.

How to subscribe                                          Each prospective investor who desires to purchase
                                                          shares of common stock should complete, date, and
                                                          execute the Application for Subscription, make a
                                                          check, bank draft, or money order payable to
                                                          "Pacific Coast Bankers' Bank fbo Centennial First
                                                          Financial Services" in the amount of $17.00 times
                                                          the number of shares subscribed for, and deliver the
                                                          completed Application for Subscription and check to
                                                          the escrow agent at the following address: Pacific
                                                          Coast Bankers' Bank, c/o Redlands Centennial Bank,
                                                          218 East State Street, Redlands, California 92373,
                                                          Attn:  Tracy Holcomb.

----------------
(1) Based on the number of shares outstanding as of May 15, 2001. This number does not include options to purchase 95,545 shares of common stock.

Escrow of subscription funds                              All subscription funds will be held in an
                                                          interest-bearing escrow account with Pacific Coast
                                                          Bankers' Bank, and will not be released to Centennial
                                                          First until all 352,942 shares are subscribed and
                                                          Centennial First has met all of the conditions to the
                                                          acquisition of Palomar Community.  If we terminate the
                                                          offering in its entirety, all subscriptions will be
                                                          promptly returned with interest.

Use of Proceeds                                           To acquire and capitalize Palomar Community, as well
                                                          as pay expenses associated with the offering. For a
                                                          more detailed discussion of how we expect to use these
                                                          proceeds, please refer to "Use of Proceeds" on page 15.

Limited marketability of the shares of                    There is a limited public market for our shares of common
common stock                                              stock.  The offering price may not reflect the market
                                                          price of our shares after the offering.  Our shares are
                                                          quoted on the OTC Bulletin Board under the stock symbol
                                                          "CFFX."

Conditions to Completion of this Offering                 We will terminate this offering in its entirety and no
                                                          shares will be issued if the conditions to the
                                                          acquisition of Palomar Community are not met.  These
                                                          conditions include obtaining regulatory approvals and the
                                                          sale of all 352,942 shares offered.

CENTENNIAL FIRST AND REDLANDS CENTENNIAL BANK (PAGE 64)

         Centennial First is a California corporation that owns one bank, Redlands Centennial Bank, a California community bank headquartered in Redlands, California. Redlands Centennial Bank has one branch office located in Brea, Orange County, California. Based on our consolidated financial statements, our net income for the three months ended March 31, 2001 was $182,000, and for the year ended December 31, 2000, was $907,000, and our total assets as of March 31, 2001 were $103.8 million, and as of December 31, 2000, were $94.1 million. Our main office is located at 218 East State Street, Redlands, California 92373, and our telephone number is (909) 798-3611.

COMMUNITY WEST BANCSHARES AND PALOMAR COMMUNITY (PAGE 106)

         Community West Bancshares is a California bank holding company that owns Palomar Community, a California community bank headquartered at 355 West Grand Avenue, Escondido, California 92025. Based on Palomar Community's financials, Palomar Community's net income for the three months ended March 31, 2001 was $61,000, and net loss for the year ended December 31, 2000, was $1.8 million, and Palomar Community's total assets as of March 31, 2001 were $81.3 million, and as of December 31, 2000, were $78.3 million.

ACQUISITION OF PALOMAR COMMUNITY (PAGE 17)

         We have entered into a stock purchase agreement with Community West Bancshares and Palomar Community to acquire Palomar Community. Under the stock purchase agreement, we will acquire Palomar Community as a separate subsidiary bank for $10,500,000. We did not obtain a fairness opinion in connection with the acquisition, however, the negotiations were arms length between Community West Bancshares and us. We will fund the $10,500,000 acquisition price from the net proceeds from this offering of $5.861 million, loans from United Security Bank, Fresno, California in the total amount of $4 million, a dividend from Redlands Centennial Bank in the amount of $500,000 and Centennial First's cash on hand.

CONDITIONS THAT MUST BE SATISFIED FOR THE ACQUISITION TO OCCUR (PAGE 19)

         The acquisition is subject to several conditions, including

- regulatory approvals from the Board of Governors of the Federal Reserve System and the California Commissioner of Financial Institutions,

-        funding of loans for $4 million, and

-        the successful completion of this public offering.

         It is our intention to obtain all necessary regulatory approvals prior to completion of this offering. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them. We have obtained loan commitments in the amount of $4 million from United Security Bank, Fresno, California.

MONETARY BENEFITS TO EXECUTIVE OFFICER OF PALOMAR COMMUNITY (PAGE 20)

          Centennial First, Palomar Community and Mr. Richard Sanborn have entered into an employment agreement for the employment of Mr. Richard Sanborn as Palomar Community's President and Chief Executive Officer. The employment agreement is for a term of three years effective upon the completion of the acquisition. The employment agreement will provide Mr. Sanborn with a base salary of $135,000 per year, a stock option to acquire 10,000 shares of Centennial First common stock, salary continuation benefits and other employee benefits. Centennial First, Palomar Community and Mr. Richard Sanborn have also entered into a consulting and noncompetition agreement. In the event Mr. Sanborn voluntarily terminates employment or is terminated without cause within twelve months of the completion of the acquisition he agrees to provide consulting services to Palomar Community and further agrees not to compete with Palomar Community for a term of eighteen months.

OPERATIONS OF CENTENNIAL FIRST FOLLOWING THE ACQUISITION OF PALOMAR COMMUNITY (PAGE 21)

         We intend to continue our operations in the present market areas which are currently served by Redlands Centennial Bank and Palomar Community. Centennial First has analyzed the consolidated effect to earnings, earnings per share, risk-based capital, leverage, and return on equity of the combined company. We expect that there will be synergies in the areas of lending, data processing, marketing and human resources, and related cost savings. We do not anticipate any management changes to Centennial First, Redlands Centennial Bank or Palomar Community other than the addition of Mr. Douglas C. Spencer to the Board of Directors of Palomar Community in replacement of Mr. Llewellyn W. Stone who is the President of Community West Bancshares and a current director of Palomar Community.

         The business combination of Palomar Community and Centennial First is a strategic step towards expanding our market area into northern San Diego County. This growth opportunity was considered for its potential contribution to Centennial First's profitability and the similar and complementary financial products and services provided by Centennial First and Palomar Community in different nearby markets in Southern California.

CENTENNIAL FIRST WILL USE PURCHASE ACCOUNTING TREATMENT (PAGE 22)

         Centennial First will account for the acquisition of Palomar Community as a purchase for financial reporting purposes.

DIVIDEND POLICY (PAGE 16)

         We intend to continue to pay nominal dividends, subject to satisfactory earnings, results of operations, capital requirements of federal banking agencies and other factors deemed relevant by our management. Since January, 2000, we have paid three per share cash dividends of $0.05.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The summary consolidated financial data presented below should be read in conjunction with the more detailed Consolidated Financial Statements and Notes for Centennial First and Palomar Community appearing elsewhere in this document and the information set forth under "Centennial First's Management's Discussion and Analysis of Financial Condition and Results of Operations" for Centennial First and "Palomar Community's Management's Discussion and Analysis of Financial Condition and Results of Operations" for Palomar Community. The table on page 8 summarizes the pro forma financial information as if the acquisition of Palomar Community had occurred at the beginning of the period presented.

         Operational efficiencies or additional expenses that might have occurred as a result of the acquisition are not considered. In addition, this pro forma information is not necessarily indicative of the results that would have been realized had the acquisition been completed at the beginning of the periods presented.


                                     Comparative Historical Financial
                                       Data for Centennial First

                                     As of and for the
                                        Three Months
(Dollars in thousands,                     Ended                   As of and for the Years Ended
 except per share data)                   March 31,                        December 31,
                                     ------------------  --------------------------------------------------
                                       2001      2000      2000      1999     1998(1)   1997(1)    1996(1)
                                     --------  --------  --------  --------  --------  ---------  ---------
Income Statement Data:
Interest income                      $  2,231  $  1,788  $  7,946  $  5,976  $  5,039  $  4,168  $  3,305
Interest expense                          636       479     2,331     1,586     1,694     1,498     1,019
                                     --------  --------  --------  --------  --------  --------  --------
  Net interest income                   1,595     1,309     5,615     4,390     3,345     2,670     2,286
Provision for loan
  and lease losses                         20       110       630       225        50         9         0
                                     --------  --------  --------  --------  --------  --------  --------
Net interest income after
  provision for loan and
  lease losses                          1,575     1,199     4,985     4,165     3,295     2,661     2,286
Noninterest income                        325       269     2,084     1,035       977       554       300
Noninterest expense                     1,629     1,211     5,690     4,152     3,452     2,342     1,755
                                     --------  --------  --------  --------  --------  --------  --------

  Income before provision
    for income taxes                      271       257     1,379     1,048       820       873       831
Provision for income taxes                 89        83       472       319       193       263       304
                                     --------  --------  --------  --------  --------  --------  --------

  Net income                         $    182  $    174  $    907  $    729  $    627  $    610  $    527
                                     ========  ========  ========  ========  ========  ========  =========

Balance Sheet Data (at period end):
Investment securities                $  9,220  $  7,863  $  9,481  $  8,003  $  9,488  $ 12,259  $ 10,194
Total net loans and leases             61,700    55,828    58,774    52,382    40,203    31,373    24,571
Total assets                          103,811    79,551    94,111    76,007    69,594    59,135    48,599
Total deposits                         95,876    70,103    86,381    69,140    63,325    53,656    43,915
Total shareholders' equity              7,265     5,883     6,870     6,328     5,819     5,153     4,395

Per Share Data(2):
Net income
  Basic                              $    .26  $    .25  $   1.33  $   1.03  $    .92  $    .90  $    .78
  Diluted                                 .25       .23      1.25       .96       .84       .86       .76
Book value end of period                10.41      9.74  $   9.92  $   9.35  $   8.72  $   7.42  $   6.52
Weighted average shares outstanding
  Basic                               697,989   705,281   680,356   705,260   684,838   678,073   674,526
  Diluted                             722,747   758,232   727,194   758,765   745,605   705,874   689,854

(1) Represents financial data for Redlands Centennial Bank. Centennial First completed its reorganization as a holding company on December 23, 1999.

(2) All share and share data reflects retroactive restatement for a 5% stock dividend in 2000, a 25% stock dividend in 1998, a 7% stock dividend in 1997 and an 8% stock dividend in 1996.

                                     Comparative Historical Financial
                                       Data for Palomar Community


                                     As of and for the
                                       Three Months
(Dollars in thousands,                     Ended                As of and for the Years Ended
 except per share data)                  March 31,                       December 31,
                                     ------------------  ------------------------------------------------
                                       2001      2000      2000      1999      1998      1997      1996
                                     --------  --------  --------  --------  --------  --------  --------
Income Statement Data:
Interest income                      $  1,519  $  1,393  $  5,873  $  5,906  $  5,689  $  5,543  $  5,648
Interest expense                          626       607     2,531     2,884     3,450     3,450     3,566
                                     --------  --------  --------  --------  --------  --------  --------
  Net interest income                     893       786     3,342     3,022     2,239     2,093     2,082
Provision (reversal of provision)
  for loan and lease losses                45        30       210        45      (111)      (69)      215
                                     --------  --------  --------  --------  --------  --------  --------
Net interest income after
  provision for loan and lease losses     848       756     3,132     2,977     2,350     2,162     1,867
Noninterest income                         65        70       538       713       901       467       356
Goodwill amortization and
  impairment                               51        78     2,420       310        14         0         0
Noninterest expense                       720       554     2,623     3,138     2,750     1,910     2,237
                                     --------  --------  --------  --------  --------  --------  --------
  Income (loss) before provision
    (benefit) for income taxes            142       194    (1,373)      242       487       719       (14)
Provision for income taxes                 81       114       451       228       143       158      (112)
                                     --------  --------  --------  --------  --------  --------  --------
  Net income (loss)                  $     61  $     80  $ (1,824) $     14  $    344  $    561  $     98
                                     ========  ========  ========  ========  ========  ========  ========

Balance Sheet Data (at period end):
Investment securities                $  3,469  $  5,633  $  4,820  $  4,897  $  8,295  $ 13,068  $ 12,068
Total net loans and leases             53,432    56,750    54,783    57,292    58,425    55,921    55,450
Total assets                           81,303    76,986    78,274    76,364    89,759    78,607    80,054
Total deposits                         69,489    63,495    66,582    62,902    76,101    72,439    72,500
Total shareholders' equity             10,574    12,517    10,500    12,436    12,469     5,526     4,927

Per Share Data:
Net income (loss)
  Basic                              $   .09   $    .12  $  (2.81) $    .02  $    .53  $    .86  $    .15
  Diluted                                .09        .12     (2.81)      .02       .53       .86       .15
Book value end of period             $ 16.31   $  19.27  $  16.20  $  15.15  $  19.24  $   8.52  $   7.60
Weighted average
 shares outstanding
  Basic                              648,186    648,186   648,186   648,186   648,186   648,186   648,186
  Diluted                            648,186    648,186   648,186   648,186   648,186   648,186   648,186



                             Pro Forma Financial Data
                   Based on the Purchase Method of Accounting
                    Centennial First and Palomar Community(1)
                                  (Unaudited)

                                      Three Months
(Dollars in thousands,                    Ended           Year Ended
 except per share amounts)           March 31, 2001    December 31, 2000
                                    ----------------  -------------------
Summary of Earnings:
Net interest income                    $   2,297         $   8,248
Provision for loan and lease losses          (65)             (840)
Noninterest income                           390             2,622
Goodwill amortization and impairment         (51)           (2,420)
Noninterest expense                       (2,349)           (8,313)
Provision for income taxes                   (90)             (625)
  Net income (loss)                    $     132         $  (1,328)

Financial Position:
Total assets                           $ 184,458         $ 171,586
Total net loans and leases               108,566           106,139
Total deposits                           165,697           153,023
Total shareholders' equity                12,851            12,511

Per Share Data:
Net income (loss) - basic              $     .13         $   (1.29)
Net income (loss) - diluted            $     .12         $   (1.23)
Book value                             $   11.98         $   11.67


(1) The above pro forma information is based on the assumption and conditions as set forth in the more detailed Pro Forma Financial Statements on pages 22-33.

                                  RISK FACTORS

       In addition to the other information we provide in this prospectus, you should carefully consider the following risks before deciding whether to invest in our common stock. These are not the only risks we face. Some risks are not yet known to us and there are others we do not currently believe are material but could later turn out to be so. All of these could impair our business, operating results or financial condition. In evaluating the risks of investing in us, you should also evaluate the other information set forth in this prospectus, including our financial statements.

THE ACQUISITION OF PALOMAR COMMUNITY IS NOT GUARANTEED AND THIS OFFERING IS DEPENDENT ON SUCH ACQUISITION

       We have entered into a stock purchase agreement to acquire Palomar Community which is subject to a number of conditions, including state and federal regulatory approval. While we intend to complete the acquisition of Palomar Community, no assurance can be given that it will be completed and this offering will not be completed unless and until all of the conditions to the closing of the acquisition of Palomar Community have been met.

IF WE DO NOT SUCCESSFULLY INTEGRATE PALOMAR COMMUNITY'S OPERATIONS WITH THOSE OF REDLANDS CENTENNIAL BANK, OUR OPERATING RESULTS AS A WHOLE WILL SUFFER

       The earnings, financial condition and prospects of Centennial First after the acquisition depend in large part on Centennial First's ability to successfully integrate the operations and management of Palomar Community and Redlands Centennial Bank. We cannot guarantee that Centennial First will be able to effectively and profitably integrate the operations and management of Palomar Community and Redlands Centennial Bank. In addition, we cannot guarantee that Centennial First will be able to realize any revenue improvement or cost savings as a result of the acquisition. Furthermore, any cost savings which are realized could be offset by losses in revenues or other charges to earnings. In addition, existing customers may not be retained by the combined company or additional expenses could be incurred in retaining them. Failure to successfully integrate the operations of the company acquired could materially adversely affect future results of operations of Centennial First following the acquisition.

ADVERSE PERFORMANCE OF COMBINED LOAN PORTFOLIOS COULD HURT CENTENNIAL FIRST'S FUTURE PERFORMANCE

       Centennial First's performance and prospects after the acquisition are largely dependent on the performance of the combined loan portfolios of Palomar Community and Redlands Centennial Bank, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of Palomar Community and Redlands Centennial Bank differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. There is also a higher level of risk associated with commercial and consumer loans as opposed to loans secured by real estate. Commercial loans are typically secured or collateralized by personal property assets which are movable and which may depreciate. Failure of Centennial First's management to effectively manage the combined loan portfolio could have a material adverse effect on the business, financial condition and results of operations of Centennial First after the acquisition. For information about Centennial First's loan portfolio, see "Centennial First's Management's Discussion and Analysis of Financial Condition and Results of Operations--Loans and Concentrations." For information about Palomar Community's loan portfolio, see "Palomar Community's Management's Discussion and Analysis of Financial Condition and Results of Operations--Loans."

THE SUBSCRIPTION PRICE OF THE SHARES OF COMMON STOCK OF CENTENNIAL FIRST IS NOT NECESSARILY REFLECTIVE OF THEIR FAIR MARKET VALUE

       The subscription price has been determined by our Board of Directors. Among the factors considered by the Board of Directors in determining the subscription price were the recent trading price of the common stock; our present and projected operating results and financial condition; an assessment of our management and management's analysis of the growth potential of Redlands Centennial Bank, Palomar Community and of the banks' market areas; the aggregate size of the offering; and the price at which the Board of Directors believes investors would readily pay to purchase all of the available shares offered under the current economic circumstances.

       Fair market value is considered to represent the value at which a willing seller and willing buyer, both being informed of all relevant factors, could reasonably conduct a transaction, where neither party is acting under a compulsion to do so. We cannot assure you that you will be able to sell the common stock at the subscription price. Also, we cannot assure you that any governmental authority would agree with our determination of the subscription price or the factors which we considered.

WE FACE STRONG COMPETITION WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS

     In recent years, competition for bank customers, the source of deposits and loans, has greatly intensified. This competition includes

- large national and super-regional banks which have well-established branches and significant market share in many of the communities we serve;

- finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;

- credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;

- other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service; and

- technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

         Other existing single or multi-branch community banks, or new community bank start-ups, have marketing strategies similar to ours. These other community banks can open new branches in the communities we serve and compete directly for customers who want the high level of service community banks offer. Other community banks also compete for the same management personnel and the same potential acquisition and merger candidates in Southern California.

         Historically, insurance companies, brokerage firms, credit unions, and other nonbank competitors have less regulation than banks and can be more flexible in the products and services they offer. Under the recently enacted Financial Services Act of 1999, most separations between banks, brokerage firms, and insurance companies are eliminated, which is likely to increase competition. See "Supervision and Regulation of Centennial First, Redlands Centennial Bank and Palomar Community."

DETERIORATION OF LOCAL ECONOMIC CONDITIONS COULD HURT OUR PROFITABILITY

         Our operations are primarily located in Southern California and are concentrated in Redlands, Brea and surrounding areas. As a result of this geographic concentration, our financial results depend largely upon economic conditions in these areas. Adverse local economic conditions in Southern California may have a material adverse effect on our financial condition and results of operations.

LOSS OF KEY EMPLOYEES COULD HURT OUR PERFORMANCE

         The loss of the services of a key employee, or the failure to attract and retain other qualified persons, could have a material adverse effect on our business, financial condition and results of operations. We are heavily dependent on the services of Douglas C. Spencer, our President and Chief Executive Officer, and on several other key executives, including Beth Sanders, our Executive Vice President and Chief Financial Officer and Timothy P. Walbridge, our Executive Vice President and Chief Lending Officer, who have been instrumental in our growth. The operation and performance of Palomar Community is heavily dependent on the services of Richard Sanborn, President and Chief Executive and Darol Caster, Senior Vice President and Chief Financial Officer of Palomar Community. We have entered into an employment arrangement with Richard Sanborn for the continuation of his services for Palomar Community operations.

         We may need to recruit additional senior level executives as our growth continues. However, the market for qualified persons is competitive and they may be unwilling to relocate to Redlands or Escondido, nonmetropolitan cities.

LIMITED TRADING MARKET FOR CENTENNIAL FIRST'S COMMON STOCK AND PRICE VOLATILITY COULD MAKE IT DIFFICULT TO SELL SHARES AFTER THE OFFERING

         Given the limited trading history of our common stock on the OTC Bulletin Board and our inability to predict at what price level our common stock will trade in the future, the price of our common stock may fluctuate widely, depending on many factors that may have little to do with operating results or intrinsic worth, and you may encounter a delay in selling your shares. For information about the trading history of Centennial First's common stock, see "Market Prices."

                                  THE OFFERING

         Centennial First is offering 352,942 shares of our common stock, no par value, at a price of $17.00 per share. This represents 49.1% of the outstanding shares of Centennial First before the offering and 32.9% of our outstanding shares after the offering. This offering is being made only to California residents.

         The purchaser must complete and execute a subscription application to purchase common stock. The minimum investment is 250 shares at $17.00 per share unless we, in our sole discretion, waive this requirement in a particular case such as the purchase of common stock by our employees, and agree to accept a subscription for a lesser number of shares. The maximum purchase for any person or household is 35,000 shares, unless we, in our sole discretion, waive this requirement in a particular case and agree to accept a subscription for a larger number of shares.

         The offering will remain open until all 352,942 shares are sold, or July 31, 2001, whichever occurs first. In the event all 352,942 shares are not fully subscribed by July 31, 2001, we have the right to extend the offering until August 15, 2001. In the event all 352,942 shares are not fully subscribed by August 15, 2001, we will terminate the offering in its entirety and all subscription funds will be returned to the subscribers with interest. We will terminate this offering in its entirety and no shares will be issued if the conditions to the acquisition of Palomar Community are not met. These conditions include obtaining regulatory approvals and the sale of all 352,942 shares offered.

         Unless all of the shares are earlier sold or the offering is earlier terminated by us, subscription applications to purchase shares will be received until 5:00 p.m., Pacific Standard Time, on July 31, 2001, unless the offering is extended for an additional 15 days until August 15, 2001. We reserve the right to terminate the offering at any time. All subscriptions will be promptly returned to the subscriber with interest, if for any reason the offering is withdrawn in its entirety.

         Upon acceptance by us, subscriptions will be binding on and may not be revoked by subscribers except with our consent or in the event the offering is terminated in its entirety. In addition, we reserve the right to cancel accepted subscriptions at any time and for any reason until the offering is fully subscribed and the proceeds of the offering are released from escrow. We reserve the right to reject any subscription, or a portion of any subscription, in our sole discretion. We may, in our sole discretion, allocate shares among subscribers in the event of an over-subscription for the shares. In determining which subscriptions to accept, we may take into account any factors we consider relevant, including the order in which subscriptions are received and a subscriber's potential to do business with, or to direct customers to, Redlands Centennial Bank or Palomar Community. If we reject any subscription, or accept a subscription but in our discretion subsequently elect to cancel all or part of that subscription, we will promptly refund the amount remitted that corresponds to the share offering price multiplied by the number of shares as to which the subscription is rejected or canceled.

Escrow Arrangements

         Commencing on the date of this prospectus, all funds received in payment of subscriptions of common stock will be placed in escrow with Pacific Coast Bankers' Bank, until July 31, 2001 or the total of $6 million in the sale of shares is received. We have the right to extend the offering for an additional 15 days. If we receive $6 million prior to the expiration date, we will close the offering, subject to regulatory approvals.

         Funds will be invested in either short-term negotiable direct obligations of the U.S. Treasury, short term certificates of deposit issued by Pacific Coast Bankers' Bank, or overnight federal funds. If the offering is fully subscribed and the conditions to the acquisition of Palomar Community are met, the funds, including interest, will be released to Centennial First. If the offering is terminated in its entirety, or if a subscription is rejected for any reason, the funds will be promptly returned to the subscribers. Subscribers who receive a return of funds as a result of termination of the offering in its entirety, will receive interest actually earned on the funds returned. There is no assurance that any interest will be earned on the funds returned. Certificates representing shares duly subscribed and paid for will be issued by our transfer agent promptly after the closing of the offering.

         Pacific Coast Bankers' Bank's only role in this offering is that of escrow holder. Pacific Coast Bankers' Bank has not reviewed this prospectus and makes no representation as to the nature of this offering or its compliance or lack of compliance with any applicable state or federal laws, rules or regulations. We have agreed to pay the escrow fees should the offering fail to reach $6 million.

How to subscribe

         Each prospective investor who desires to purchase shares of common stock should:

     1. Complete, date, and execute the Application for Subscription and substitute Form W-9 which have been delivered with this prospectus;

     2. Make a check, cashier's check, or money order payable to "Pacific Coast Bankers' Bank fbo Centennial First Financial Services" in the amount of $17.00 times the number of shares subscribed for, which minimum purchase is 250 shares and which maximum purchase is 35,000 shares; and

     3. Deliver the completed Application for Subscription and check to the escrow agent at the following address:

                  Pacific Coast Bankers' Bank
                   c/o Redlands Centennial Bank
                   218 East State Street
                  Redlands, California 92373
                  Attn:  Tracy Holcomb
                  (415) 399-1900
                  (415) 788-7227 (Facsimile)

         Subscribers should retain a copy of the completed Subscription Application for their records. The subscription price is due and payable when the Subscription Application is delivered.

         We are offering these shares through our directors and executive officers and will not compensate securities brokers or dealers in connection with the offering. We will not separately compensate any directors or officers in connection with their procurement of subscriptions to the shares being offered, but will reimburse them for reasonable out-of-pocket expenses incurred in connection with the sale, if any. The shares are offered subject to prior sale, withdrawal, cancellation or modification of the offer without any requirement for us to give notice to any person.

         We may, in our sole and absolute discretion, reject any subscriptions with respect to the number of shares subscribed for any reason whatsoever, and may, in our discretion, elect to accept subscriptions for a lesser amount than is subscribed for by any person. We may elect not to offer shares in connection with this offering to any person. We will decide whether or not to accept a subscription within seven business days of receipt of a subscription. In the event we reject all or a portion of any such subscription, we will promptly refund all or the appropriate portion of the amount remitted with the subscription with interest, if earned. Subscriptions which are not accepted will be returned in full without interest.

Determination of Subscription Price

         The subscription price has been determined by our Board of Directors. Among the factors considered by the Board of Directors in determining the subscription price were the recent trading price of the common stock; our present and projected operating results and financial condition; an assessment of our management and management's analysis of the growth potential of Redlands Centennial Bank, Palomar Community and of the banks' market areas; the aggregate size of the offering; and the price at which the Board of Directors believes investors would readily pay to purchase all of the available shares offered under the current economic circumstances.

Right to Terminate Offering

         We expressly reserve the right, in our sole discretion, at any time prior to delivery of the shares of common stock offered, to terminate the offering in its entirety. In the event we are unable to complete the acquisition of Palomar Community for any reason whatsoever, we will terminate the offering in its entirety.

                                 USE OF PROCEEDS

         We will use the net proceeds of this offering which are estimated to be $5.861 million to fund our acquisition of Palomar Community. We will acquire Palomar Community as a separate subsidiary bank for $10,500,000. We will fund the $10,500,000 acquisition price from the $5.861 million net proceeds from this offering, loans from United Security Bank, Fresno, California, in the total amount of $4 million, a dividend from Redlands Centennial Bank in the amount of $500,000 and Centennial First's cash on hand. If the acquisition of Palomar Community will not be completed, we will terminate the offering in its entirety and all subscriptions will be promptly returned with interest. Pending such uses, the net proceeds will be invested in short-term negotiable direct obligations of the U.S. Treasury, short-term certificates of deposit issued by Pacific Coast Bankers' Bank, or overnight federal funds.


                                 CAPITALIZATION

         The following table sets forth, as of March 31, 2001, (i) our consolidated capitalization ("Actual"); and (ii) our consolidated capitalization on a pro forma adjusted basis giving effect to the Palomar Community acquisition, the offering of $6 million, and the application of net proceeds therefrom ("Pro Forma As Adjusted"). See "Use of Proceeds." This table should be read in conjunction with our historical and pro forma financial statements included elsewhere in this prospectus.


                                                MARCH 31, 2001
                                       --------------------------------
                                                         Pro Forma As
(Dollars in thousands)                     Actual          Adjusted
                                       --------------  ----------------
Long-term debt                            $  --           $ 4,000
 Shareholders' equity:
 Common stock, no par value per share,
     $4.00 stated value
     10,000,000 shares authorized;
     719,401 shares issued and
     outstanding, actual; and
     1,072,343 shares issued and
     outstanding, as adjusted               2,878           4,290

Additional paid-in capital                  3,021           7,470
Retained earnings                           1,331           1,056
Accumulated other
  comprehensive income                         35              35
                                          -------         -------
  Total stockholder's equity              $ 7,265         $12,851
                                          =======         =======

                                  MARKET PRICES

         Centennial First's common stock is currently quoted on the OTC Bulletin Board.

         We have been informed by market makers of the high and low sales price for our common stock during the last two fiscal years and for the first part of the current fiscal year as follows. No assurances can be given, however, that these high and low sales prices reflected the actual market value of our common stock. The high and low sales price have been adjusted to give effect to all stock dividends and splits. In addition, the prices indicated reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

              YEAR                    QUARTER            HIGH             LOW
         --------------             -----------      -----------       ---------
           1999                     1st                $15.875         $14.750
                                    2nd                $15.375         $14.313
                                    3rd                $15.250         $14.500
                                    4th                $17.000         $14.500

           2000                     1st                $17.00          $14.00
                                    2nd                $18.00          $14.00
                                    3rd                $18.00          $17.00
                                    4th                $25.00          $14.00

           2001                     1st                $18.00          $15.00

                                    April 1, through
                                      June _, 2001




         As of May 15, 2001, our shares of common stock were held by approximately 299 shareholders, not including those held in street name by several brokerage firms. As of May 15, 2001, a total of 95,545 shares of our common stock underlie outstanding options.


                                 DIVIDEND POLICY

         Prior to Centennial First becoming a bank holding company in December 1999, Redlands Centennial Bank paid a 25% stock dividend to shareholders of record on November 1, 1998, and a 7% stock dividend to shareholders of record on November 1, 1997. On January 3, 2000, Centennial First declared a 5% stock dividend and $0.05 cents cash dividend to shareholders of record January 10, 2000, and payable January 21, 2000. On August 1, 2000, a $0.05 per share cash dividend was paid to shareholders of record July 1, 2000. On February 20, 2001, Centennial First declared a cash dividend of $0.05 per share to shareholders of record March 2, 2001 and payable April 2, 2001. Any future dividends will be at the discretion of our board of directors, subject to a number of factors, including our results of operations, general business conditions, capital requirements, general financial condition, and other factors deemed relevant by our board of directors. In addition, California and federal banking laws and regulations place restrictions on the payment of dividends by a bank to its shareholders. See "Supervision and Regulation of Centennial First, Redlands Centennial Bank and Palomar Community-Limits on Dividends and Other Payments."

                        ACQUISITION OF PALOMAR COMMUNITY

         We have entered into a stock purchase agreement with Community West Bancshares and Palomar Community to acquire Palomar Community. Community West Bancshares is a California bank holding company that owns Palomar Community, a California community bank headquartered at 355 West Grand Avenue, Escondido, California 92025. Under the stock purchase agreement, we will acquire Palomar Community as a separate subsidiary bank for $10,500,000. We did not obtain a fairness opinion in connection with the acquisition, however, the negotiations were arms length between Community West Bancshares and us. We will fund the $10,500,000 acquisition price from the net proceeds from this offering of $5.861 million, loans from United Security Bank, Fresno, California in the total amount of $4 million, a dividend from Redlands Centennial Bank in the amount of $500,000 and Centennial First's cash on hand.


 Centennial First's Background and Reasons for the Acquisition



         Throughout the past two years, Centennial First has been evaluating strategic, regionalized expansion opportunities in key growth areas of Southern California. For example, in July 2000, Centennial First capitalized on a unique opportunity to open a branch in Brea, California, staffed with seasoned personnel who were available as a result of a bank merger in the area. This followed Centennial First's expansion of a loan production office for SBA loans in Santa Ana, California and a loan production office for real estate/construction loans in Redlands, California. With regional presences now established in the growing Inland Empire and North Orange County marketplaces, Centennial First's management continued to pursue and evaluate additional strategic growth opportunities. During September 2000, Centennial First began preliminary discussions with Mr. Sanborn and Palomar Community regarding a potential purchase of Palomar Community by Centennial First. Mr. Sanborn had previously signed a letter of intent to purchase Palomar Community from Community West Bancshares, with investors to be named later, and was actively talking with several interested parties. Mr. Sanborn was introduced to Centennial First by Mr. Sanborn's investment banking firm, which has also served as the primary market maker for Centennial First and Redlands Centennial Bank since 1994.

         After discussions with Mr. Sanborn, Palomar Community and Community West Bancshares, the parties executed a stock purchase agreement dated December 1, 2000, which provides that Centennial First will acquire all the outstanding stock of Palomar Community from Community West Bancshares for $10,500,000 in cash, and Palomar Community will become a wholly-owned subsidiary of Centennial First. The purchase price was based upon the multiple of 1.59 times Palomar Community's tangible book value as of September 30, 2000 (unaudited). Centennial First currently has no plans to merge Redlands Centennial Bank and Palomar Community.

         Following appropriate evaluation and due diligence efforts, Centennial First's Board of Directors and management determined that the acquisition of Palomar Community by Centennial First provided an ideal regional growth opportunity in the dynamic North San Diego County marketplace. This acquisition not only provides a synergistic market expansion opportunity, but provides Centennial First with the opportunity to increase the number of shares and corresponding liquidity in Centennial First's common stock through this stock offering.

Centennial First plans to capitalize upon Palomar Community's strong presence in Northern San Diego County, to provide services and lending products which are complementary to those currently being offered by Redlands Centennial Bank, and to provide accretive earnings to the shareholders of Centennial First.

         Centennial First currently has one subsidiary, Redlands Centennial Bank, through which it markets a full range of commercial banking products and financial services, as well as Small Business Administration (SBA) loan products, and a variety of construction and real estate loan products that would ideally supplement Palomar Community's existing product portfolio. By comparison, Palomar Community currently operates a Homeowner Association deposit and loan program not presently offered at Redlands Centennial Bank. In addition, Redlands Centennial Bank's Chief Lending Officer has considerable background and experience, which includes multi-branch banking and support facilities throughout the Southern California marketplace. As Palomar Community does not currently employ a Chief Lending Officer, these responsibilities and attendant expenses can be easily shared throughout the combined organization. Finally, on a combined basis, both banks will benefit from the mix of expertise, products and services, as well as the cost savings inherent through consolidation and centralized support functions.

         Centennial First's Board of Directors believes that an expanded shareholder base, combined with an increased number of outstanding shares of Centennial First common stock will increase liquidity for both the existing Centennial First shareholders, as well as the potential new shareholders from in and around the Escondido and Brea areas. In addition, management of Centennial First estimates that the acquisition will be accretive to shareholders based upon an estimated increase in earnings per share of 25% per year, beginning in the second year. These estimates are based upon the historical earnings experience of Centennial First and Palomar Community, as well as cost savings opportunities inherent in consolidation, including 10% in data processing costs, 50% in professional fees expense, 10% for personnel costs, 35% in advertising expense, and 10% for other noninterest expense. In addition, the expanded commercial, real estate, SBA loan and service opportunities available to Palomar Community with Redlands Centennial Bank, will help to accelerate Palomar Community's continued transition from a savings and loan institution to a full service commercial bank. This continuing transition from traditional 1-4 family residential loans funded primarily by high-rate certificates of deposit, to a more full-service community banking environment, is projected to increase Palomar Community's net interest income by an amount equal to .75% of Palomar Community's total earning assets. These estimates are based on an internal analysis prepared by Centennial First's management and the actual results may vary significantly for numerous reasons, including the factors set forth in the section entitled "Risk Factors" in this prospectus.

         The Board of Directors of Centennial First believes that the acquisition will be in the best interests of Palomar Community, Centennial First's shareholders, and the employees and banking customers of both institutions. Post acquisition, the Board of Directors of Centennial First projects a stronger capital base, combined with enhanced management capabilities, as well as strategic growth and profit opportunities not currently available to either corporation on an independent basis. In addition, this acquisition will allow for the purchase of new technologies that will improve customer service and increase efficiencies, while sharing the costs efficiently over a broader asset base.

Community West Bancshares' Background and Reasons for the Acquisition

         On December 14, 1998, Community West Bancshares purchased Palomar Community (formerly Palomar Savings & Loan) for stock with a fair market value of $12.5 million. This purchase price represented 2.11 times Palomar Community's book value at the time of the purchase.

         At the time, savings and loans were prime candidates for purchase, due to their traditional depositors and products, and relatively low operational expenses. Community West Bancshares, observing the growing mergers and acquisitions in the banking industry, calculated the benefits of acquiring a financial institution. The purchase of Palomar Community allowed Community West Bancshares to acquire an established institution, with positive demographics, a stable source of deposits, and a loan portfolio with limited loan loss risk. With the option of converting Palomar Community to a state-chartered bank, Community West Bancshares anticipated that it would be able to boost Palomar Community's net interest margin, optimizing its performance.

         In September, 2000, Community West Bancshares was approached by Centennial First to acquire Palomar Community. Discussions took place and the Community West Bancshares' Board of Directors determined that the proposal made by Centennial First was in the best interests of the Community West Bancshares shareholders. The sale of Palomar Community to Centennial First is anticipated to be approximately 1.55 (unaudited) times Palomar Community's tangible book value at the closing date of the transaction. The Community West Bancshares Board believes it is a competitive transaction in today's market. The transaction calls for $10,500,000 in cash to be paid to Community West Bancshares for the purchase of Palomar Community. The purchase price received by Community West Bancshares for Palomar Community will also permit Community West Bancshares to retire debt and provide the needed capital to support the anticipated growth of Community West Bancshares.


Conditions to the Acquisition

         The acquisition is subject to various conditions which must be satisfied before the completion of the acquisition, including the following:

- approvals of the acquisition by the Federal Reserve Board and the California Commissioner of the Department of Financial Institutions which are pending.

- the purchase by Community West Bancshares of all of the unguaranteed portions of Small Business Administration loans on the books of Palomar Community at their principal balance less any reserves as reflected on Palomar Community's books.

- the receipt of a letter from Centennial First's independent public accountant that sets forth:

         - the shareholders' equity less goodwill and intangibles of Palomar Community being at least $6.3 million as of the month end prior to the completion of the acquisition and

         - the allowance for loan loss reserves of Palomar Community as of the month-end prior to the completion of the acquisition is at least $572,706 plus an amount equal to $10,000 times the number of months between December 1, 2000 and the month-end prior to the completion of the acquisition, after deducting all reserves allocated to specific loans on the books of Palomar Community.


Interests of Certain Persons in the Acquisition

         Mr. Richard Sanborn, President and Chief Executive Officer of Palomar Community has entered into an employment agreement with Palomar Community that becomes effective upon the completion of the acquisition. The employment agreement provides for the employment of Mr. Sanborn, as President and Chief Executive Officer of Palomar Community for a three year term that is automatically renewed for one additional year unless terminated by the board of directors of Palomar Community not less than 90 days prior to the end of the original term. During the term of the employment agreement Mr. Sanborn's base salary is $135,000 per year with bonuses at the discretion of Palomar Community's board of directors. Pursuant to the employment agreement, Mr. Sanborn will also be entitled to an automobile allowance of $750 per month, vacation benefits, group life, health and long term disability insurance benefits and salary continuation benefits. The employment agreement provides that Palomar Community will enter into a salary continuation agreement with Mr. Sanborn to provide him with salary continuation benefits of $75,000 per year for 15 years beginning when Mr. Sanborn reaches age 65 provided that Mr. Sanborn remains in the continuous employ of Palomar Community until age 65, or benefits on a pro rata basis beginning at age 65 if Mr. Sanborn dies, is disabled or is terminated without cause prior to attaining age 65.

         Pursuant to the employment agreement, Mr. Sanborn within 30 days of the completion of the acquisition will receive a stock option grant to acquire 10,000 shares of Centennial First common stock at the exercise price equal to the fair market value of the shares at the time of grant. In the event of Mr. Sanborn's termination without cause, change of his title or change of his work location of more than 40 miles during the term of the employment agreement, he will receive severance benefits in a lump sum of one year of his then base salary and continued insurance benefits for six months. In the event of a change of control of Palomar Community or Centennial First during the term of the employment agreement, Mr. Sanborn will receive severance benefits of two years of his then base salary in a lump sum.

         Mr. Sanborn has also entered into a consulting and noncompetition agreement that provides that in the event he voluntarily terminates employment or is terminated without cause within 12 months of the completion of the acquisition, he agrees to provide consulting services to Palomar Community and further agrees not to compete with Palomar Community for a term of 18 months from the effective time of the agreement. His consulting fees will be $1,000 per month for providing consulting services that do not exceed an average of two hours per week. During the term of the consulting and noncompetition agreement, Mr. Sanborn may not work for any bank or financial institution that has an office within 60 miles of the location of the office at which he last worked for Palomar Community.

Operations of Centennial First Following the Acquisition of Palomar Community

         We intend to continue our operations in the present market areas which are currently served by Redlands Centennial Bank and Palomar Community. Centennial First has analyzed the consolidated effect to earnings, earnings per share, risk-based capital, leverage, and return on equity of the combined company. We expect that there will be synergies in the areas of lending, data processing, marketing and human resources, and related cost savings. We do not anticipate any management changes to Centennial First, Redlands Centennial Bank or Palomar Community other than the addition of Mr. Douglas C. Spencer to the Board of Directors of Palomar Community in replacement of Mr. Llewellyn W. Stone who is the President of Community West Bancshares and a current director of Palomar Community.

         The business combination of Palomar Community and Centennial First is a strategic step towards expanding our market area into northern San Diego County. This growth opportunity was considered for its potential contribution to Centennial First's profitability and the similar and complementary financial products and services provided by Centennial First and Palomar Community in different nearby markets in Southern California.

         While Palomar Community lost $1.8 million in 2000, that loss was due to the charge against earnings for amortization of goodwill and impairment of goodwill. Palomar Community, excluding that charge, would have had net earnings of $596,000. At December 31, 2000, Palomar Community's shareholders' equity was $12.6 million before any adjustments for goodwill impairment. Since the purchase price being paid by Centennial First for Palomar Community is $10.5 million, goodwill was deemed to be impaired by the difference between the two amounts, or $2.1 million. In addition, for 2000, there was an additional expense for amortization of goodwill in the amount of $310,000.

                         PRO FORMA FINANCIAL STATEMENTS

         This document contains in addition to historical information, "forward-looking statements." These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include statements in which words such as "expect," anticipate," "intend," "plan," "believe," "estimate," "consider," or similar expressions are used. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including those described below. Many of the factors that will determine results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Therefore, the information set forth in this document should be carefully considered when evaluating the business prospects of Centennial First.

         We will account for the acquisition of Palomar Community using the purchase method of accounting. The purchase method accounts for a business combination such as the proposed acquisition as the acquisition of one business by another. The difference between the cost of the acquisition and the fair value of the net assets acquired will be recorded as goodwill.

         The purchase price to acquire Palomar Community will consist of a cash payment of $10.5 million due at the completion date. In addition to the offering, Centennial First will also obtain debt in the amount of $4.0 million to fund the acquisition and will receive a dividend of $500,000 from Redlands Centennial Bank. The debt will consist of two loans from United Security Bank. One loan is in the amount of $2.0 million and is an unsecured, subordinated term loan due in seven years. The unsecured loan has a fixed interest rate of 10% per annum with payments of interest only for the first two years, and monthly principal and interest payments of $42,495 beginning with the 25th month and continuing until maturity. The second loan is also in the amount of $2.0 million and will be secured by 100% of the shares of Redlands Centennial Bank and Palomar Community. The secured loan is due in two years, has a fixed interest rate of 9% per annum with interest payable monthly and all principal is due at maturity.

         The Statement of Income table that follows contains information which is calculated by using "weighted average shares." The weighted average shares calculation takes into consideration both the number of shares outstanding and common share equivalents and the length of time the shares and equivalents were outstanding during the period. The weighted average shares calculation is then used to calculate basic and diluted earnings per share.

         The following pro forma financial information combines the historical financial information of us and Palomar Community as if the acquisition had occurred at the beginning of each period presented . The proforma financial information reflects all material adjustments and assumptions as discussed in the accompanying notes . The presentation of the proforma financial information does not take into consideration operational efficiencies or additional expenses that might have occurred as a result of combining the institutions. The following tables show our pro forma consolidated condensed balance sheets following the foregoing transactions as of March 31, 2001 and December 31, 2000 and our pro forma consolidated condensed income statements following the foregoing transaction for the three months ended March 31, 2001 and the year ended December 31, 2000.

         The pro forma financial information further assumes the issuance of 352,942 shares at $17.00 per share as a result of the offering. Our pro forma financial information is not necessarily indicative of the financial position or results of operations following the transaction as it may be in the future, or as it might have been had the transaction been effected on the assumed date.

         The pro forma financial information should be read in conjunction with the historical financial statements of Centennial First and Palomar Community and the notes to those financial statements, presented at the end of this document.

                      Pro Forma Consolidated Balance Sheet

                                 March 31, 2001
                                   (Unaudited)

(Dollars in thousands)                        Historical
                                     -----------------------  Pro Forma   Pro Forma   Pro Forma
                                       Centennial   Palomar   Offering    Financing    Purchase       Pro Forma
                                        First      Community   Adjust.     Adjust.      Adjust.       As Adjust.
                                     ------------  ---------   -------     -------      -------       ----------
ASSETS
Cash and due from banks              $   9,666     $  1,911    $ 5,861(1)  $3,725(2)    $(10,747)(3)    10,416
Federal funds sold                      12,080       15,583                                7,525 (3)    35,188
Federal Home Loan Bank
 stock at cost                              52          402                                                454
Interest-bearing deposits in
 financial institutions                  4,820        1,881                                              6,701
Investment securities
 available-for-sale at fair value        9,168        3,469                                             12,637
Gross loans                             62,565       54,163                               (6,566)(4)   110,162
Allowance for loan losses                 (865)        (731)                                            (1,596)
Bank premises and
 equipment, net                          2,709          270                                              2,979
Goodwill and other
 intangible assets(9)                      127        3,780                                 (454)(5)     3,453
Accrued interest
 and other assets                        3,489          575                                              4,064
                                     ---------    ---------   ---------   ---------       ---------  ---------
       Total assets                  $ 103,811    $  81,303    $ 5,861     $3,725       $(10,242)     $184,458
                                     =========    =========   =========   =========    =========     =========

LIABILITIES
Deposits
  Noninterest-bearing                $  28,319    $   6,708                                            $35,027
  Interest-bearing and
    NOW accounts                        33,768       19,933                                             53,701
  Savings                                7,805        5,990                                             13,795
  Time deposits $100,000
    or greater                          16,732        8,589                              $    29(6)     25,350
  Other time deposits                    9,252       28,269                                  303(7)     37,824
                                     ---------    ---------   ---------   ---------       ---------  ---------
       Total deposits                   95,876       69,489        --          --            332       165,697
Long term debt                            --           --                   4,000(2)                     4,000
Other liabilities                          670        1,240                                              1,910
                                     ---------    ---------   ---------   ---------       ---------  ---------
       Total liabilities                96,546       70,729        --       4,000            332       171,607

SHAREHOLDERS' EQUITY
Common stock                             2,878        2,593      1,412(1)                 (2,593)(8)     4,290
Additional paid-in capital               3,021        9,892      4,449(1)                 (9,892)(8)     7,470
Undivided profits                        1,331       (1,903)                 (275)(2)      1,903(8)      1,056
Accumulated other
  comprehensive income (loss)               35           (8)                                   8(8)         35
                                     ---------     ---------  ---------    ---------    ---------    ---------

       Total shareholders' equity        7,265       10,574      5,861       (275)       (10,574)       12,851
                                     ---------     ---------  ---------    ---------    ---------    ---------
       Total liabilities and
         shareholders' equity        $ 103,811     $ 81,303     $5,861     $3,725      $ (10,242)     $184,458
                                     =========     =========  =========    =========   =========     =========
-----------

                                       (Footnotes on the following page.)

(1) The net proceeds from the offering are assumed to be $5,861,000, comprised of $1,412,000 in common stock and $4,449,000 in additional paid-in capital. We will raise the funds through the issuance of 352,942 shares of stock at a price of $17.00 per share.

(2) The pro forma financing adjustments are related to the borrowing of $4,000,000 to fund a portion of the total purchase price, which will increase the cash and due from banks account and increase the long term debt account. The borrowing will consist of two loans from United Security Bank. One loan is in the amount of $2.0 million and is an unsecured, subordinated term loan due in seven years. The unsecured loan has a fixed interest rate of 10% per annum with payments of interest only for the first two years, and monthly principal and interest payments of $42,495 beginning with the 25th month and continuing until maturity. The second loan is also in the amount of $2.0 million and will be secured by 100% of the shares of Redlands Centennial Bank and Palomar Community. The secured loan is due in two years, has a fixed interest rate of 9% per annum with interest payable monthly and all principal is due at maturity. Adjusting the pro forma balance sheet to reflect the borrowing as of January 1, 2000 would reduce cash by $475,000 at March 31, 2001 for interest charges less income tax savings of $200,000.

(3) The cash and due from bank's account will decrease by $10,500,000 which reflects the purchase price to be paid for Palomar Community. It is assumed that the $7,525,000 from the sale of Palomar Community's loans to Community West Bancshares will be invested in federal funds sold. Cash will be reduced $1,015,000 relating to interest not received on the SBA loans sold, partially offset by an additional $590,000 received as interest income on federal funds sold. The income tax savings resulting from reduced interest income would be $178,000. The net decrease in cash would be $10,747,000.


(4) It is a condition to the acquisition that Palomar Community sell $7,525,000 of SBA unguaranteed loans at their net book value to Community West Bancshares which will decrease gross loans, however, the carrying value of Palomar Community's loans has been adjusted to fair value which results in an increase of $959,000, for a net decrease of $6,566,000 in gross loans. Fair values of loans are estimated for portfolios of loans with similar financial characteristics, primarily fixed and adjustable rate interest terms. The fair values of fixed rate mortgage loans are based upon discounted cash flows utilizing the rate that Palomar Community currently offers, as well as anticipated prepayment schedules. The fair values of adjustable rate loans are also based upon discounted cash flows utilizing discount rates that Palomar Community currently offers, as well as anticipated prepayment schedules. No adjustments have been made for changes in credit within the loan portfolio. It is Palomar Community's management's opinion that the allowance for loan losses pertaining to performing and nonperforming loans results in a fair valuation of such loans. The fair value of loans held for sale is determined based on quoted market prices or dealer quotes.


(5) The carrying value of goodwill has been adjusted for the fair value adjustment increase in gross loans of $959,000, less the fair value adjustment increase in deposit liabilities of $332,000, plus the fair value adjustment increase in shareholder's equity of $173,000 ($247,000 pro forma adjustment minus $74,000 historical increase in 2001 shareholders' equity), to reflect the purchase price of $10,500,000 and a net decrease of $454,000. The methodology used to determine the fair value adjustments is described in footnotes (4) and (6).


(6) The carrying value of time deposits $100,000 or greater has been adjusted to fair value which results in an increase of $29,000. The estimated fair values of time deposits are determined by discounting the cash flows of segments of deposits that have similar maturities and rates, utilizing a yield curve that approximates the prevailing rates offered to depositors as of the measurement date.


(7) The carrying value of other time deposits has been adjusted to fair value which results in an increase of $303,000. The estimated fair values of time deposits are determined by discounting the cash flows of segments of deposits that have similar maturities and rates, utilizing a yield curve that approximates the prevailing rates offered to depositors as of the measurement date.


(8) The shareholders' equity account of Palomar Community is eliminated as part of the purchase by Centennial First.


                  (Footnotes continued on the following page.)

(9) The allocation of the purchase price to Palomar Community as of March 31, 2001 is calculated as follows:

Total purchase price                                           $ 10,500

Fair value of assets purchased
  Cash and due from banks                                      $  1,664
  Federal funds sold                                             23,108
  Federal Home Loan Bank stock at cost                              402
  Interest-bearing deposits in financial institutions             1,881
  Investment securities available for-sale at fair value          3,469
  Gross loans                                                    47,597
  Allowance for loan losses                                        (731)
  Bank premises and equipment, net                                  270
  Intangible assets (excluding goodwill)                            387
  Accrued interest and other assets                                 575
                                                               --------
                                                                 78,622
  Total deposits                                                (69,821)
  Other liabilities                                              (1,240)
                                                               --------
  Net value of assets purchased                                $  7,561
                                                               --------
  Portion of purchase price allocated to goodwill (proforma)   $  2,939
                                                               ========

       The potential deferred tax liability resulting from the valuation of assets of Palomar Community Bank at fair value as of March 31, 2001 was deemed to be immaterial and therefore was not recorded on the pro forma balance sheet.

                   Pro Forma Consolidated Statement of Income

                      Three Months Ended March 31, 2001

                                   (Unaudited)

(Dollars in thousands,                       Historical
except per share amounts)              ---------------------
                                       Centennial   Palomar       As           Pro Forma     Pro Forma
                                         First     Community   Adjusted       Adjustments   As Adjusted
                                       ----------  ---------   --------       -----------   -----------
Interest Income
Interest and fees on loans and leases   $  1,930   $  1,221                      (201)(1)    $    2,950
Interest on investments                      301        298                       105(1)            704
                                        --------   --------                                  ----------
       Total interest income               2,231      1,519                                       3,654

Interest Expense
Interest on deposits                         636        626                                       1,262
Interest on borrowed funds                     0          0                        95(1)             95
                                        --------   --------                                  ----------
       Total interest expense                636        626                                       1,357
                                        --------   --------                                  ----------
       Net interest income                 1,595        893                                       2,297
                                        --------   --------                                  ----------
Provision for Loan and
 Lease Losses                                 20         45                                          65
                                        --------   --------                     -----        ----------
       Net interest income
        after provision for
        loan losses                        1,575        848                      (191)            2,232
Noninterest Income
Service charges and fees                     141         46                                         187
Net gain on sale of loans                     59          2                                          61
Gain on sale of
 BancData Solutions Inc.                       0          0                                           0
Other income                                 125         17                                         142
                                        --------   --------                                  ----------
       Total noninterest income              325         65                                         390
                                        --------   --------                                  ----------
Noninterest Expense
Salaries and employee benefits               891        383                                       1,274
Net occupancy and equipment                  247         99                                         346
Amortization of goodwill and
 impairment                                    0         51                                          51
Other expenses                               491        238                                         729
                                        --------   --------                                  ----------
       Total noninterest expense           1,629        771                                       2,400
                                        --------   --------                     -----        ----------
Income Before Income Taxes                   271        142                      (191)              222

Provision for
 Income Taxes                                 89         81                       (80)(1)            90
                                        --------   --------                     -----        ----------
Net Income (Loss)                       $    182   $     61                      (111)       $      132
                                        ========   ========                     =====        ==========
Net Income (Loss) Per Share
 of Common Stock
Basic                                   $    .26   $    .09                                  $      .13
Diluted                                 $    .25   $    .09                                  $      .12

Weighted Average Common
 Shares Outstanding
Basic                                    697,989    648,186    (648,186)      352,942         1,050,931
Diluted                                  722,747    648,186    (648,186)      352,942         1,075,689


                        (Footnote on the following page.)

-------------------

(1) The pro forma adjustments are related to the borrowing of $4,000,000 to fund a portion of the total purchase price, and the sale of $7,525,000 of Palomar Community's SBA loans to Community West Bancshares. The borrowing will result in additional interest expense of $95,000 during the period. The sale of loans will reduce interest income on loans by $201,000 and increase interest income of federal funds sold by $105,000. The income tax effect of these adjustments will be a reduction of $80,000.

(2)    Reference is made to the pro forma balance sheet adjustments on page 24.

                   Pro Forma Consolidated Statement of Income
                           Year Ended December 31, 2000
                                   (Unaudited)

(Dollars in thousands,                       Historical
except per share amounts)              ---------------------
                                       Centennial   Palomar       As           Pro Forma     Pro Forma
                                         First     Community   Adjusted       Adjustments   As Adjusted
                                       ----------  ---------   --------       -----------   -----------
Interest Income
Interest and fees on loans and leases  $ 6,858     $  5,051                      (814)(1)   $  11,095
Interest on investments                  1,088          822                       485(1)        2,395
                                       -------     --------                                 ---------
       Total interest income             7,946        5,873                                    13,490
Interest Expense
Interest on deposits                     2,285        2,531                                     4,816
Interest on borrowed funds                  46            0                       380(1)          426
                                       -------     --------                                 ---------
       Total interest expense            2,331        2,531                                     5,242
                                       -------     --------                                 ---------
       Net interest income               5,615        3,342                                     8,248
                                       -------     --------                                 ---------
Provision for Loan and
 Lease Losses                              630          210                                       840
                                       -------     --------                     -----       ---------
       Net interest income
        after provision for
        loan losses                      4,985        3,132                      (709)          7,408
Noninterest Income
Service charges and fees                   800           80                                       880
Net gain on sale of loans                  277           45                                       322
Gain on sale of
 BancData Solutions Inc.                   906            0                                       906
Other income                               101          413                                       514
                                       -------     --------                                 ---------
       Total noninterest income          2,084          538                                     2,622
                                       -------     --------                                 ---------
Noninterest Expense
Salaries and employee benefits           2,892        1,367                                     4,259
Net occupancy and equipment                429          421                                       850
Amortization of goodwill and
 impairment                                  0        2,420                                     2,420
Other expenses                           2,369          835                                     3,204
                                       -------     --------                                 ---------
       Total noninterest expense         5,690        5,043                                    10,733
                                       -------     --------                     -----       ---------
Income (Loss) Before
 Income Taxes                            1,379       (1,373)                     (709)           (703)
Provision for
 Income Taxes                              472          451                      (298)(1)         625
                                       -------     --------                     -----       ---------
Net Income (Loss)                      $   907     $ (1,824)                     (411)      $  (1,328)
                                       =======     ========                     =====       ==========
Net Income (Loss) Per Share
 of Common Stock
Basic                                  $  1.33     $  (2.81)                                $   (1.29)
Diluted                                $  1.25     $  (2.81)                                $   (1.23)

Weighted Average Common
 Shares Outstanding
Basic                                  680,356      648,186    (648,186)      352,942       1,033,298
Diluted                                727,194      648,186    (648,186)      352,942       1,080,136


                        (Footnote on the following page.)

--------------

(1) The pro forma financing adjustments are related to the borrowing of $4,000,000 to fund a portion of the total purchase price, and the sale of $7,609,000 of Palomar Community's SBA loans to Community West Bancshares. The borrowing will result in additional interest expense of $380,000 during the period. The sale of loans will reduce interest income on loans by $814,000 and increase interest income of federal funds sold by $485,000. The income tax effect of these adjustments will be a reduction of $298,000.

(2)    Reference is made to the pro forma balance sheet adjustments on page 27.

                     REGULATORY CAPITAL AND LEVERAGE RATIOS


       The following table illustrates the actual regulatory capital and leverage ratios of Centennial First and Palomar Community and the pro forma regulatory capital and leverage ratios of Centennial First, as of March 31, 2001. The pro forma ratios are stated after giving effect to this offering and the acquisition, assuming $5.861 million in net proceeds is raised in this public offering, all of which is held in cash or cash equivalent investments, $4 million is borrowed from United Security Bank and $7.5 million in cash is received upon the sale of certain unguaranteed SBA loans from Palomar Community to Community West Bancshares. Changes in related interest income, interest expense and income taxes have also been reflected. Please refer to "Pro Forma Financial Statements" and the assumptions set forth in those statements.



                                                     Tier 1      Total
                                                   Risk-Based  Risk-Based
                                        Leverage     Capital     Capital
                                         Ratio        Ratio       Ratio
                                        --------   ----------  ----------
Centennial First                          7.25%      10.04%      11.24%
Palomar Community                         8.86%      12.91%      14.16%
Pro forma for Centennial First after
 the offering and acquisition             5.38%       7.98%      10.92%
Minimum regulatory capital for
 a holding company(1)                     4.00%       4.00%       8.00%


-----------------

(1) Pursuant to regulations of the Federal Reserve Board. Please refer to "Supervision and Regulation of Centennial First, Redlands Centennial Bank and Palomar Community--Capital Adequacy Guidelines."

                   CENTENNIAL FIRST'S SELECTED FINANCIAL DATA


       The following table sets forth selected financial data of Centennial First (on a consolidated basis) as of and for the three months ended March 31, 2001 and 2000, and as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, and should be read in conjunction with Centennial First's Management's Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements presented elsewhere.



                                      As of and for the
(Dollars in thousands,                Three Months Ended                         As of and for the
 except per share data)                    March 31,                          Years Ended December 31,
                                     ---------------------    --------------------------------------------------------
                                        2001        2000        2000        1999      1998(1)     1997(1)     1996(1)
                                      --------    --------    --------    --------    --------    --------    --------
Income Statement Data
Interest income                       $  2,231    $  1,788    $  7,946    $  5,976    $  5,039    $  4,168    $  3,305
Interest expense                           636         479       2,331       1,586       1,694       1,498       1,019
                                      --------    --------    --------    --------    --------    --------    --------
  Net interest income                    1,595       1,309       5,615       4,390       3,345       2,670       2,286
Provision for loan
  and lease losses                          20         110         630         225          50           9           0
                                      --------    --------    --------    --------    --------    --------    --------
Net interest income after
  provision for loan and
  lease losses                           1,575       1,199       4,985       4,165       3,295       2,661       2,286
Noninterest income                         325         269       2,084       1,035         977         554         300
Noninterest expense                      1,629       1,211       5,690       4,152       3,452       2,342       1,755
                                      --------    --------    --------    --------    --------    --------    --------
  Income before provision
    for income taxes                       271         257       1,379       1,048         820         873         831
Provision for income taxes                  89          83         472         319         193         263         304
                                      --------    --------    --------    --------    --------    --------    --------
  Net income                          $    182    $    174    $    907    $    729    $    627    $    610    $    527
                                      ========    ========    ========    ========    ========    ========    ========
Balance Sheet Data
Investment securities                 $  9,220    $  7,863    $  9,481    $  8,003    $  9,488    $ 12,259    $ 10,194
Total net loans and leases              61,700      55,828      58,774      52,382      40,203      31,373      24,571
Total assets                           103,811      79,551      94,111      76,007      69,594      59,135      48,599
Total deposits                          95,876      70,103      86,381      69,140      63,325      53,656      43,915
Total shareholders' equity               7,265       5,883       6,870       6,328       5,818       5,153       4,395

Per Share Data(2)
Net income
  Basic                               $    .26    $    .25    $   1.33    $   1.03    $    .92    $    .90    $    .78
  Diluted                                  .25         .23        1.25         .96         .84         .86         .76
Book value end of period                 10.41        9.74    $   9.92    $   9.35    $   8.72    $   7.42    $   6.52
Weighted average shares outstanding
  Basic                                697,989     705,281     680,356     705,260     684,838     678,073     674,526
  Diluted                              722,747     758,232     727,194     758,765     745,605     705,874     689,854




Selected Ratios(3)
Return on average assets                   .73%        .95%       1.07%       1.10%        .98%       1.13%       1.27%
Return on average equity                 10.14%      11.87%      13.74%      12.01%      11.43%      12.78%      12.84%
Total loans to deposits                  65.00%      80.61%      69.00%      77.00%      65.00%      60.00%      59.00%
Net interest margin                       7.54%       7.66%       7.51%       6.96%       5.91%       5.49%       6.10%
Efficiency ratio(4)                      84.80%      76.76%      73.89%      76.39%      79.08%      72.62%      67.90%
Dividend payout                             --        7.52%       7.52%         --          --          --          --


                       (Footnotes on the following page.)

                                      As of and for the
(Dollars in thousands,                Three Months Ended                         As of and for the
 except per share data)                    March 31,                          Years Ended December 31,
                                     ---------------------    --------------------------------------------------------
                                        2001        2000        2000        1999      1998(1)     1997(1)     1996(1)
                                      --------    --------    --------    --------    --------    --------    --------
Asset Quality Ratios
Reserve for loan and lease
  losses to ending total
  loans and leases                       1.38%       1.22%       1.45%       1.09%       1.09%       1.51%       1.80%
Nonperforming assets                      387         509         112         276         327          54          62
Nonperforming assets to
  ending total assets                     .37%        .64%        .27%        .36%        .47%        .09%        .13%
Net loan and lease charge-offs
  (recoveries) to average loans
  and leases                              .04%        .00%        .62%        .16%        .29%        .27%       (.05%)
Allowance/nonperforming loans             223%        135%      2,411%        952%        132%        907%        755%

Capital Ratios
Average shareholders' equity
  to average assets                      7.22%       7.61%       7.34%       8.34%      10.11%       8.63%       9.92%
Tier 1 Capital ratio(5)                 10.04%       9.93%      10.24%      10.30%      11.52%      12.49%      13.41%
Total risk-based capital ratio(6)       11.24%      11.06%      11.49%      11.22%      12.37%      13.74%      14.66%
Leverage ratio(7)                        7.25%       7.71%       8.12%       8.44%       8.52%       8.72%      10.57%

Other
Average assets                        $99,510     $78,584     $84,943     $72,559     $63,980     $54,468     $41,363
Average earning assets                $84,568     $68,584     $74,574     $63,161     $56,558     $48,621     $37,476
Number of full-time
  equivalent employees                     52          35          45          32          33          25          20


-----------------

(1) Represents financial data for Redlands Centennial Bank. Centennial First completed its reorganization as a holding company on December 23, 1999.


(2) Per share data reflects retroactive restatement for a 5% stock dividend in 2000, a 25% stock dividend in 1998, a 7% stock dividend in 1997, and an 8% stock dividend in 1996.


(3)      Annualized, when appropriate.

(4) Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income.

(5)      Tier 1 capital divided by risk-weighted assets.

(6)      Total capital divided by risk-weighted assets.

(7)      Tier 1 capital divided by average assets.

           CENTENNIAL FIRST'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion is intended to provide sufficient information about Centennial First and its subsidiary, Redlands Centennial Bank, to enhance the reader's understanding of Centennial First's financial condition and results of operations. Centennial First has not conducted any significant business activities independent of Redlands Centennial Bank since its inception. Therefore, the following discussion and analysis relates primarily to Redlands Centennial Bank. In order to understand this section in context, it should be read in conjunction with the audited financial statements, including the notes thereto and other data presented elsewhere in this prospectus.


Summary



       Centennial First reported net income of $182,000, or $0.26 per share basic and $0.25 per share diluted, for the first quarter of 2001. This compares to net income of $174,000, or $0.25 per share basic and $0.23 per share diluted, for the same period in 2000. Centennial First reported net income of $907,000 for the year ending December 31, 2000, compared to net income totaling $729,000 for the year ending December 31, 1999, versus net income totaling $627,000 for the year ending December 31, 1998. This represents an increase of 24%, 16% and 3% for 2000, 1999, and 1998, respectively. Basic earnings per share were $1.33, $1.03, and $0.92 for the years 2000, 1999, and 1998, respectively. Diluted earnings per share, adjusted for the effect of the exercise of stock options and stock dividends, resulted in earnings per share of $1.25 in 2000, $0.96 in 1999, and $0.84 1998.



       Total assets at March 31, 2001, reached a record of $103.8 million, an increase of 10.3% over total assets at December 31, 2000 , and total assets at December 31, 2000 were $94.1 million, an increase of 24% or $18.1 million, compared to total assets of $76.0 million at December 31, 1999. Total assets at year-end 1999 exceeded year-end 1998 totals by $6.4 million, or 9%.



       At March 31, 2001, total deposits grew to a record of $95.9 million, an increase of 11.0% over total deposits at December 31, 2000. Total deposits at December 31, 2000, were $86.4 million, an increase of $17.2 million or 25% above year-end 1999. Total loans, net of the reserve for loan losses, increased $6.4 million, or 12% to $58.8 million at December 31, 2000 from $52.4 million at December 31, 1999. Total loans at March 31, 2001 increased $2.9 million or 5% from December 31, 2000, to $61.7 million.



       Return on average shareholders' equity was 10.14% for the first quarter of 2001, and 13.74%, 12.01%, and 11.43% for the years ending December 31, 2000, 1999, and 1998, respectively. Return on average assets was .73% for the first quarter of 2001, and 1.07%, 1.10%, and .98% for the years ending December 31, 2000, 1999, and 1998, respectively. The total risk-based capital ratio was 11.24% as of March 31, 2001, and 11.49%, 11.22%, and 12.37% for December 31,
2000, 1999, and 1998, respectively. The minimum total risk-based capital ratio established by the FDIC to be qualified as "well capitalized" is 10.00%.

Net Interest Income and Net Interest Margin



       Net interest income is the difference between interest earned on loans and investments and interest paid on deposits. Net interest income totaled $1.6 million for the quarter ended March 31, 2001 an increase of 21.8% over net interest income of $1.3 million during the same period in 2000. Net interest income totaled $5.6 million for the year ended December 31, 2000, up 28% from $4.4 million at December 31, 1999, compared to net interest income of $3.3 million in 1998. The increase in net interest income during the first quarter of 2001 over the same period in 2000 was primarily due to the growth in average loans. The primary factor contributing to the growth of net interest income during 2000 was an increase in volume of loans made, fees and interest on construction loans and increases in Centennial First's prime rate. Average earning assets were $84.6 million at March 31, 2001, an increase of $9.8 million or 13.1% over average earning assets at December 31, 2000. Average earning assets increased $11.7 million or 18.5%, to $74.8 million during 2000 compared to an increase of $6.6 million or 11.7% to $63.1 million during 1999.



       The net interest margin was 7.54% for the first quarter of 2001, compared to 7.54% for the first quarter of 2000 and 7.51%, 6.96%, and 5.91% for the years ended December 31, 2000, 1999 and 1998, respectively compared to 7.54% for the first quarter of 2000.



Liquidity and Asset/Liability Management



       Centennial First's liquidity is primarily a reflection of Centennial First's ability to acquire funds to meet loan demand and deposit withdrawals and to service other liabilities as they come due. Centennial First has adopted policies to maintain a relatively liquid position to enable it to respond to changes in the financial environment and ensure sufficient funds are available to meet those needs. Generally, Centennial First's major sources of liquidity are customer deposits, sales and maturities of investment securities, the use of federal funds markets, and net cash provided by operating activities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and unscheduled loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions, and other factors, are not. Liquid asset balances include cash, amounts due from other banks, federal funds sold, and securities available-for-sale. To augment liquidity, Centennial First has a federal funds borrowing arrangement with three correspondent banks totaling $5.5 million, and the ability to borrow from the Federal Home Loan Bank for up to 25% of Centennial First's total assets. There were no borrowings as of March 31, 2001 and December 31, 2000.

       The following table sets forth certain information with respect to Centennial First's liquidity as of March 31, 2001, and December 31, 2000, 1999 and 1998.




(Dollars in thousands)         As of              As of December 31,
                              March 31,     -----------------------------------
                               2001          2000          1999          1998
                             ---------      -------       -------       -------
Cash and due from banks       $ 9,666       $ 8,339       $ 5,230       $ 4,486
Federal funds sold             12,080         7,370         2,150         6,820
Time deposits in other
  financial institutions        4,820         4,780         3,612         4,104
Unpledged securities            6,536         6,691         7,603         9,088
                              -------       -------       -------       -------
     Total liquid assets      $33,102       $27,180       $18,595       $24,498
                              =======       =======       =======       =======

Liquidity ratios:
  Liquid assets(1) to
    ending assets               31.89%        28.88%        24.46%        35.20%
  Liquid assets(1) to
    ending deposits(2)          34.53%        31.47%        26.89%        38.87%


----------------

(1) Liquid assets include cash and due from banks, federal funds sold, interest-bearing deposits and market value of available-for-sale securities less book value of pledged securities.


(2)     Deposits are net of pledged public deposits.


       Liquidity, which primarily represents Centennial First's ability to meet fluctuations in deposit levels and customers' credit needs, is managed through various funding strategies that reflect the maturity structure of the assets being funded. Management monitors its liquidity position daily in relation to its deposit base and projected loan funding or payoffs.

       Excess liquidity can adversely impact earnings, if not properly managed. The process of asset/liability management has evolved from simple "gap" analysis, where a bank views repricing opportunities of its assets and liabilities through various time periods, to simulation, interest rate risk, and economic value of equity reporting. These processes not only measure risk, but also provide Centennial First with evaluation tools necessary for prudent management of continued, stable earnings, regardless of interest rate fluctuations.


Risk Management


       Various types of risk are inherent in the business of banking. Federal regulators have adopted examination guidelines that scrutinize not only a bank's level of risk, but also its ability to manage and control that risk. Regulators evaluate risks that affect capital, liquidity, and compliance to determine their potential effect on the safety and soundness of a bank. Certain risks may be covered by insurance coverage, but management must establish a risk management approach that addresses all areas of risk.

       Centennial First has in place acceptable limits for each of the risks identified by the FDIC. We have defined various types of risk, and have mechanisms in place to manage, monitor and report those risks. Specifically, Centennial First focuses on six risk categories within each area of Centennial First. Those include credit risk, interest rate risk, liquidity risk, market risk, transaction risk and compliance risk.


Other Income



       Other income for Centennial First includes customer service fees, net gain from sale of loans, net gain or loss from sale of investment securities, and other miscellaneous income. Total other income grew $56,000 or 20.8% to $325,000 for the first quarter of 2001 compared to $269,000 for the same quarter of 2000. Total other income grew 101%, or $1.0 million in 2000 to $2.1 million, primarily as a result of the one time gain on sale of Redlands Centennial Bank's investment in BancData Solutions, a bank service corporation, that provided data and item processing for 19 banks. Other income, excluding the gain from the sale of Redlands Centennial Bank's investment in BancData Solutions, increased 13.8% or $143,000 to $1.2 million for 2000 compared to 1999. Other income increased 5.9%, or $58,000 to $1.03 million in 1999 compared to $977,000 in 1998. In 1998, total other income increased 76.2% to $977,000 as a result of increases in fees, revenue gains from the sale of SBA loans, and gains from the sales of investment securities.



       Customer service fees increased 11% and sale of loans increased 26% in 2000. Customer service fees increased to $800,000 in 2000 from $718,000 in 1999 and $518,000 in 1998. The gain on sale of loans was $277,000 in 2000, compared to $220,000 in 1999, and $286,000 in 1998.


       The following table sets forth components of Centennial First's noninterest income:


                                        Three Months Ended
                                               March 31,          Year Ended December 31,
                                        -------------------   ----------------------------
(Dollars in thousands)                   2001        2000      2000       1999        1998
                                        ------      ------    -------    -------     -----
Fees and other income:
  Customer service fees                  $ 141       $ 155    $   800    $    718    $ 518
  Gain from sale of loans                   59          66        277         220      286
  Gain (loss) from sale
    of investment securities                 1          --         11         (2)      119
  Gain from sale of investment in
    BancData Solutions, Inc.                --          --        906         --        --
  Other income                             124          48         90         99        54
                                         -----       -----    -------    -------     -----
     Total other income                  $ 325       $ 269    $ 2,084    $ 1,035     $ 977
                                         =====       =====    =======    =======     =====

Other Expenses



       Total other expenses for the first quarter of 2001 were $1.6 million, an increase of $418,000, or 35%, as compared to total expenses of $1.2 million for the same period of 2000. The increase in other expenses for the first quarter of 2001 was primarily due to increased salaries and occupancy expense in connection with the opening of our Brea branch office. Total other expenses for 2000 were $5.7 million compared to $4.1 million in 1999, an increase of $1.5 million, or 37%. Other expenses for 1999 exceeded other expenses for 1998 by $700,000, or 21%.



       Total salaries and employee benefits for the first quarter of 2001 were $891,000, an increase of $233,000 or 35.4% as compared to $658,000 for the same period in 2000. The increase in salaries was due primarily to increased staff for our Brea branch and real estate/construction loan production office in Redlands. During 2000, salaries and employee benefits increased 33% to $2.9 million from $2.2 million in 1999 as the result of increased staff for the SBA and Construction Departments of Redlands Centennial Bank, as well as mid-year staffing for the loan production office for Brea. In addition, Redlands Centennial Bank funded an Employee Stock Ownership Plan in the first quarter of 2000. Salaries and employee benefits for 1998 were $1.6 million.



       Net occupancy expense for the first quarter of 2001 increased by $162,000, or 191% as compared to $85,000 during the first quarter of 2000 as a result of additional expenses for the Brea branch and real estate/construction loan production office in Redlands. For 2000, occupancy expense increased 21%, or $75,000 to $429,000. Included were expenses for premises, equipment and repair, as well as costs for computer hardware and software depreciation. In 1999, net occupancy expense increased $39,000 to $354,000, or 12.4%, compared to an increase of $59,000, or 23.0%, from 1997 to 1998. Cost increases relate to Centennial First's expansion in establishing new sources of loan and fee income through real estate, construction and SBA lending.


       Other operating expenses, including professional fees, data processing fees, supplies and advertising were $2.4 million in 2000, compared to $1.6 million in 1999, an increase of 45%, or $737,000 principally as a result of increased professional fees. Other operating expenses for 1999 were $1.6 million compared to $1.5 million in 1998.

       The following table summarizes the significant components of noninterest expense for three months ended March 31, 2001 and 2000 and the years ended December 31, 2000, 1999 and 1998:



                               Three Months Ended
                                   March 31,               Year Ended December 31,
                              -------------------     -------------------------------
(Dollars in thousands)         2001         2000       2000        1999         1998
                              -------     -------     -------     -------     -------
Other expenses:
  Salaries and wages          $   755     $   455     $ 2,196     $ 1,698     $ 1,308
  Employee benefits               136         203         696         468         283
  Net occupancy expense           247          85         429         354         315
  Other operating expense         491         468       2,369       1,632       1,546
                              -------     -------     -------     -------     -------
     Total other expenses     $ 1,629     $ 1,211     $ 5,690     $ 4,152     $ 3,452
                              =======     =======     =======     =======     =======



Income Taxes



       The provision for income taxes was $89,000 for the three months ended March 31, 2001, compared to $83,000 for the same period in 2000, representing an effective tax rate of 32% for both periods. The provision for income taxes was $472,000 in 2000 compared to $319,000 in 1999 and $193,000 in 1998. For the year ended December 31, 2000, the effective tax rate was 34.2% compared to an effective tax rate of 30.4% in 1999, and 23.5% in 1998.



Investment Securities



       Centennial First's investment portfolio provides income to Centennial First and also serves as a source of liquidity. Total yield, maturity and risk are among the factors considered in building the investment portfolio. Under FDIC guidelines for risk-based capital, certain loans and investments may affect the level of capital required to support risk-weighted assets. For example, U.S. Treasury Securities have a 0% risk weighting, whereas U.S. agency pools have a 20% risk weighting, while 1-4 family real estate loans carry a 50% risk weighting. In addition, pursuant to FASB 115, securities must be classified as held-to-maturity, available-for-sale, or trading securities. Those securities held in the available-for-sale category must be carried on Centennial First's books at fair market value. At March 31, 2001, Centennial First's available-for-sale investment portfolio at fair value consisted of $4.7 million in mortgage backed securities, $4.1 million in municipal bonds and $403,000 in U.S. Treasury obligations. At December 31, 2000, Centennial First's available-for-sale investment portfolio at fair value consisted of $5.0 million in mortgage-backed securities, $4.0 million in municipal bonds, and $401,000 in U.S. Treasury obligations compared to $3.6 million, $3.8 million and $399,000, respectively in 1999.



       At March 31, 2001, December 31, 2000, and December 31, 1999, Centennial First did not carry any held-to-maturity investments, compared to $807,000 at December 31, 1998, which was carried at net book value. Interest-bearing deposits in short-term time certificates at other financial institutions totaled $4.8 million at year-end 2000 versus $3.6 million in 1999 and $4.1 million in 1998. Overnight federal funds sold totaled $7.4 million in 2000, $2.1 million in 1999, as compared to $6.8 million in 1998.

Investment Securities



       The following tables are a comparison of amortized cost and fair value of investment securities at March 31, 2001 and December 31, 2000 and 1999:



(Dollars in thousands)                       March 31, 2001
                              -----------------------------------------------
                              Amortized   Unrealized     Unrealized     Fair
                                Cost        Gains          Losses      Value
                              ---------   ----------     ----------   -------
Available-for-sale:
Mortgage-backed securities     $ 4,678      $   31         $ --       $ 4,709
Obligations of states
 and local governments           4,031          25           --         4,056
U.S. Treasury obligations          401           2           --           403
Federal Home Loan Bank
 stock                              52        --             --            52
                               -------      ------         ------     -------
                               $ 9,162      $   58         $ --       $ 9,220
                               =======      ======         ======     =======



(Dollars in thousands)                               December 31, 2000
                                  -----------------------------------------------------
                                  Amortized    Unrealized     Unrealized        Fair
                                    Cost          Gains         Losses          Value
                                  ---------    ----------     ----------        ------
Available-for-sale:
Mortgage-backed securities         $5,072         $ --           $   28         $5,044
Obligations of states
 and local governments              4,027           --               43          3,984
U.S. Treasury obligations             402           --                1            401
Federal Home Loan Bank
  stock                               210           --             --              210
                                   ------         ------         ------         ------
                                   $9,711         $ --           $   72         $9,639
                                   ======         ======         ======         ======



(Dollars in thousands)                          December 31, 1999
                               ---------------------------------------------------
                               Amortized    Unrealized     Unrealized        Fair
                                  Cost         Gains         Losses          Value
                               ---------    ----------     ----------        -----
Available-for-sale:
Mortgage-backed securities      $3,722         $ --           $   81         $3,641
Obligations of states
 and local governments           4,011           --              258          3,753
U.S. Treasury obligations          405           --                6            399
                                ------         ------         ------         ------
                                $8,138         $ --           $  345         $7,793
                                ======         ======         ======         ======

At March 31, 2001 and December 31, 2000 the book value of the following issuer's securities exceeded 10% as of Centennial First's shareholders equity:



                                   March 31, 2001                  December 31, 2000
                               --------------------------     --------------------------
(Dollars in thousands)         Book Value    Market Value     Book Value    Market Value
                               ----------    ------------     ----------    ------------
Mortgage-backed
  guaranteed by GNMA             $2,093          $2,112          $2,275         $2,270
Mortgage-backed
  issued by FNMA                 $1,295          $1,301          $1,326         $1,313
Mortgage-backed
  issued by FHLMC                $1,290          $1,296          $1,471         $1,461

       Investment securities at the dates indicated consisted of the following:


(Dollars in thousands)                  March 31, 2001                December 31, 2000               December 31, 1999
                                 -----------------------------   ----------------------------   ------------------------------
                                             Approx.                         Approx.                        Approx.
                                 Amortized   Market              Amortized   Market             Amortized   Market
                                    Cost     Value     % Yield      Cost     Value    % Yield     Cost      Value     % Yield
                                 ---------  -------    -------   ---------   ------   -------   ---------   -------    -------
U.S. Treasury and Agencies:
One year or less                 $  401      $  403      5.44%   $   402     $  401     5.44%
Over one to five years                                                                          $   405     $  399      5.44%
Over five to ten years
Over ten years

CMO issued by U.S. Agencies:
One year or less                                                                                     73         73      5.42%
Over one to five years            1,534       1,554      6.09%     1,792      1,788     7.12%       936        913      6.38%
Over five to ten years              418         423      6.61%       223        224     6.49%       223        206      6.49%
Over ten years

Mortgage-backed securities:
One year or less                     60          60      4.71%        77         76     3.95%        86         83      3.78%
Over one to five years            1,578       1,578      7.09%     1,632      1,615     7.03%     2,003      1,971      6.27%
Over five to ten years              224         225      6.97%       357        355     7.03%       401        395      6.44%
Over ten years                      864         869      6.68%       991        986     8.05%

Tax exempt municipals:*
One year or less
Over one to five years              697         699      6.38%       575        568     6.42%       361        335      6.63%
Over five to ten years            2,982       3,005      6.58%     3,100      3,062     6.56%     2,457      2,297      6.48%
Over ten years                                                                                      837        768      6.66%

Taxable municipals:
One year or less                                                                                    330        329      7.01%
Over one to five years              326         326      7.32%       326        328     7.32%
Over five to ten years
Over ten years                       26          26      7.50%        26         26     7.50%        26         24      7.50%


 _________________

*      Tax effected.

Loans



       Total loans were $62.9 million at March 31, 2001, an increase of $2.9 million, or 4.8% from total loans of $60 million at December 31, 2000. Total loans at December 31, 2000 increased $6.8 million, or 13% from total loans of $53.2 million at December 31, 1999. Total net loans for 1999 increased $12.1 million or 30% from year-end 1998. Real estate loans at December 31, 2000 totaled $30.6 million, an increase of $2.8 million, or 10% from December 31, 1999. Real estate loans totaled $27.8 million at December 31, 1999, an increase of $11 million or 70.5% from 1998. Commercial loans were $21.6 million at year-end 2000, compared to commercial loans of $18.7 million at December 31, 1999, an increase of $2.9 million or 15%. Consumer installment loans totaled $7.8 million, an increase of $1 million, or 16% from December 31, 1999 to December 31, 2000.



       At March 31, 2001, approximately 30%, or $19 million, of Centennial First's loan portfolio was at fixed rates compared to 27%, or $16 million for 2000, and 29%, or $16 million, for 1999. Loans having variable rates were $44 million at March 31, 2001 and at December 31, 2000 compared to $37 million at December 31, 1999.



Loans and Concentrations



       Types of Loans. The table below shows the composition of Redlands Centennial Bank's loan portfolio as of the dates indicated:




                                                                          As of
                                                                       December 31,
                                    As of              -------------------------------------------
(Dollars in thousands)          March 31, 2001                 2000                   1999
                               -------------------     --------------------   --------------------
                               Amount         %        Amount          %      Amount          %
                               ------       ------     ------        ------   ------        ------
Real estate loans
  Construction and
    development                $ 16,586        26%     $ 14,358        24%    $ 15,248        29%
  Mortgage loans                 15,586        25%       16,272        27%      12,533        23%
Commercial loans                 23,305        37%       21,583        36%      18,686        35%
Automobile loans                  2,994         5%        3,036         5%       2,468         5%
Indirect loans                      951         1%        1,063         2%       1,845         3%
Equity loans                      1,847         3%        1,887         3%         876         2%
Consumer and other loans          1,666         3%        1,827         3%       1,531         3%
                               --------       ----     --------       ----     -------       ----
     Total loans                 62,935       100%       60,026       100%      53,187       100%
                                              ====                    ====                   ====
Less unearned income               (370)                   (384)                  (224)
Less allowance for
  loans losses                     (865)                   (868)                  (581)
                               --------                 --------               -------
     Net loans                 $ 61,700                 $ 58,774               $52,382
                               ========                 ========               =======

Real Estate -  Loans


       Centennial First makes loans to finance the construction of residential and commercial properties and to finance land acquisition and development. Construction and development loans are obtained principally through solicitations by Centennial First and through continued business from builders and developers who have previously borrowed from Centennial First. When the total amount of a loan would otherwise exceed Centennial First's legal lending limit, Centennial First sells participation interests to other financial institutions to facilitate the extension of credit.


       Centennial First's owner-occupied single family construction loans typically have a maturity of nine months for construction-to-permanent loans and up to twelve months for construction only loans, and are secured by deeds of trust and usually do not exceed 80% of the appraised value of the home to be built. All owner-occupied single family construction borrowers have been pre-qualified for long-term loans using FNMA underwriting guidelines.


       Loans to developers for the purpose of acquiring unimproved land and developing such land typically have a maturity of 12 to 18 months; have a floating rate tied to prime rate; usually do not exceed 50% of the appraised value on raw land or 65% of the appraised value when offsite improvements are financed; are secured by a first deed of trust; and requires the principal to personally guarantee repayment of the loan. Loan commitment and origination fees of 1.5% to 2% are usually charged.


       Loans to developers for the purpose of acquiring unimproved land and developing such land into improved 1-to-4 residential lots typically have a maturity of 12 to 18 months; have a floating rate tied to prime rate; usually do not exceed 75% of the appraised value; are secured by a first deed of trust; and requires the principal to personally guarantee repayment of the loan. To further reduce risk inherent in construction lending, Centennial First limits the number of properties which can be constructed on a "speculative" or unsold basis contingent upon absorption rates detailed by an approved appraiser and subject to final review and approval by Centennial First's Real Estate Department Manager.


       Centennial First's underwriting criteria is designed to evaluate and minimize the risk of each construction loan. A wide variety of factors are carefully considered before originating a construction loan, including the availability of permanent financing to the borrower (which may be provided by Centennial First at prevailing market rates); the reputation of the borrower and the contractor; independent valuations and reviews of cost estimates; pre-construction sale information, and cash flow projections of the borrower. At the time of Centennial First's origination of a construction loan to a builder, the builder often has a signed contract with a purchaser for the sale of the "to-be-constructed" house, thereby providing reasonable assurance of a repayment source and mitigation of Centennial First's underwriting risks. To further reduce risk inherent in construction lending, Centennial First limits the number of properties which can be constructed on a "speculative" or unsold basis contingent upon absorption rates detailed by an approved appraiser and subject to final review and approval by Centennial First's Real Estate Department Manager. Moreover, Centennial First controls certain risks associated with construction lending via a fund disbursement/voucher-control system requiring builders to submit itemized bills to Centennial First (along with appropriate lien releases), and by paying the subcontractors directly. For a contractor meeting specific criteria, loan funds may be disbursed under a "draw" system, directly to the contractor.

       Commercial construction loans are underwritten using the actual or estimated cash flow the secured real property would provide to an investor ("Income Approach") in the event of a default by the borrower. A debt coverage ratio of 1.2:1 and a maximum loan-to-value of 75% is required in most cases.




       In order to accommodate existing customers and to solicit new commercial loan and deposit relationships, Centennial First originates permanent loans secured by owner-occupied commercial real estate (investor-owned real estate is only considered on an exception basis as an accommodation to substantial existing customers). Centennial First's commercial real estate portfolio primarily includes loans secured by small office buildings and commercial/industrial real properties. Commercial real estate loans may be secured by a combination of both commercial and single-family properties.


       At March 31, 2001, Centennial First had outstanding real estate secured loans totaling $32.2 million, and at December 31, 2000, Centennial First had outstanding real estate secured loans totaling $30.6 million.



Commercial Loans



       Centennial First's commercial loans consist of (i) loans secured by commercial real estate and (ii) business loans which are not secured by real estate, or if secured by real estate, the principal source of repayment is expected to be from business income, operating cash flows, etc. For a discussion of Centennial First's loans secured by commercial real estate lending see " -- Real Estate - Commercial." Business loans include revolving lines of credit, working capital loans, equipment financing, letters of credit and inventory financing. At March 31, 2001, Centennial First had business loans totaling $23.3 million, representing 37% of Centennial First's net loan portfolio, and at December 31, 2000, Centennial First had business loans totaling $21.6 million, representing 36% of Centennial First's net loan portfolio.



       Typically, business loans are floating rate obligations and are made for terms of 5 years or less, depending on the purpose of the loan and the collateral. No single business customer accounted for more than 3% of total net loans at either March 31, 2001 or December 31, 2000.



Consumer and Other Loans



       The consumer loans originated by Centennial First include automobile loans and miscellaneous other consumer loans, including unsecured loans, home lines of credit and credit card accounts. At March 31, 2001, consumer loans totaled $7.4 million, or 12% of Centennial First's net loan portfolio, and at December 31, 2000, consumer loans totaled $7.8 million, or 13% of Centennial First's net loan portfolio.

Maturities of Loans. The following table shows the maturity distribution of Centennial First's loan portfolio with principal balances of loans indicated by both fixed and floating rate categories as of March 31, 2001 and December 31, 2000.



(Dollars in thousands)                                       As of March 31, 2001
                                     --------------------------------------------------------------
                                       Due in            Due After
                                      One Year           One Year         Due After
                                       Or Less       Through Five Years   Five Years    Total Loans
                                     -----------     ------------------   ----------    -----------
FIXED RATE LOANS
Real estate loans
   Construction and development         $ 7,747           $ 1,208           $    --       $ 8,955
   Mortgage loans                           379               301                66           746
   SBA                                       --                --               304           304
Commercial loans                          1,095               779                27         1,901
Automobile loans                             67             2,645               224         2,936
Indirect loans                               87               818                46           951
Equity loans                                142               129             1,103         1,374
Consumer and other loans                    757               572               178         1,507
                                        -------           -------           -------       -------
Total fixed rate loans                  $10,274           $ 6,452           $ 1,948       $18,674
                                        =======           =======           =======       =======

FLOATING RATE LOANS
Real estate loans
   Construction and
     development                        $ 7,373           $  --             $   258       $ 7,631
   Mortgage loans                         2,228             1,104             5,637         8,969
   SBA                                      187                97             5,771         6,055
Commercial loans                         11,817             5,315             3,784        20,916
Automobile loans                              5                53                --            58
Equity loans                                400                73                --           473
Consumer and other loans                    159                 0                --           159
                                        -------           -------           -------       -------
Total floating rate loans               $22,169           $ 6,642           $15,450       $44,261
                                        =======           =======           =======       =======
Total loans                             $32,443           $13,094           $17,398       $62,935
                                        =======           =======           =======       =======

(Dollars in thousands)                                     As of December 31, 2000
                                     --------------------------------------------------------------
                                       Due in            Due After
                                      One Year           One Year         Due After
                                       Or Less       Through Five Years   Five Years    Total Loans
                                     -----------     ------------------   ----------    -----------
FIXED RATE LOANS
Real estate loans
   Construction and development         $ 6,764           $   410           $    --       $ 7,174
   Mortgage loans                           282               457                66           805
   SBA                                      --                 --               306           306
Commercial loans                           497                582                27         1,106
Automobile loans                            93              2,669               211         2,973
Indirect loans                             115                796               152         1,063
Equity loans                               145                135             1,133         1,413
Consumer and other loans                   447              1,048               178         1,673
                                        -------           -------           -------       -------
Total fixed rate loans                 $ 8,343            $ 6,097           $ 2,073       $16,513
                                       =======            =======           =======       =======

FLOATING RATE LOANS
Real estate loans
   Construction and
     development                       $ 6,852            $   303           $    29       $ 7,184
   Mortgage loans                        2,971              1,345             5,391         9,707
   SBA                                      --                 35             5,419         5,454
Commercial loans                        10,597              5,386             4,494        20,477
Automobile loans                             7                 56                --            63
Equity loans                               400                 74                --           474
Consumer and other loans                   150                  4                --           154
                                        -------           -------           -------       -------
Total floating rate loans              $20,977            $ 7,203           $15,333       $43,513
                                       =======            =======           =======       =======
Total loans                            $29,320            $13,300           $17,406       $60,026
                                       =======            =======           =======       =======



Allowance and Provisions for Loan Losses



       The provision and allowance for loan losses is determined based on events and conditions present at the balance sheet date consistent with generally accepted accounting principles. The adequacy of the allowance for loan losses is measured in the context of several key ratios and factors including: (1) the ratio of the allowance to total outstanding loans; (2) the ratio of total nonperforming loans to total loans; and, (3) the ratio of net charge-offs (recoveries) to average loans outstanding. Additional factors considered in establishing an appropriate allowance include a careful assessment of the financial condition of each borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of each borrower; comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans. Management's evaluation is based on a system whereby each loan is "graded" at the time of origination, extension or renewal. Each grade is assessed a risk factor, which is calculated to assess the adequacy of the allowance for loan losses. Further, management considers other factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, trends in the level of delinquent and classified loans, specific problem loans and commitments, and current and anticipated economic conditions. Anticipated economic conditions, only impact management's assessment of the adequacy of the allowance for loan losses to the extent that they impact inherent losses in the loan portfolio as of the balance sheet date.



       Centennial First's methodology for assessing the appropriateness of the allowance consists of two key elements. The first element is the allocated portion of the allowance, which includes specific allowances for identified problem loans, and a loan portfolio formula allowance. The second element is the unallocated allowance, which supplements the allocated portion. The unallocated allowance includes management's judgmental determination of the loan loss allowances necessary to provide for loan concentrations, economic uncertainties and other subjective factors; and correspondingly, the relationship of the unallocated allowance to the total allowance may fluctuate from period to period.



       The provision and allowance for loan losses also includes anticipated loan losses on commitments to extend credit. The provision for loan losses is calculated on the same basis for undisbursed commitments to extend credit as it is for disbursed loans. At March 31, 2001, and December 31, 2000, the allowance for loan losses for undisbursed commitments to extend credit was included as part of the total allowance for loan losses as the amounts related to loan commitments were determined to be immaterial.

Loan Losses and Recoveries



       The following table summarizes the changes in the allowance for loan losses for the respective periods :



(Dollars in thousands)                    Three Months
                                             Ended            Year Ended December 31,
                                            March 31,        -------------------------
                                              2001             2000             1999
                                           ----------        --------         --------
Allowance for loan losses,
  beginning of period                       $    868         $    581         $    433
Loans charged off:
Real estate                                       --                7               --
Commercial                                        --              345               13
Consumer                                          23               --               77
Lease financing                                   --                6               --
Credit card and related accounts                   1                5                6
                                            --------         --------         --------
     Total loans charged off                      24              363               96
Recoveries:
Real estate                                       --               --               --
Commercial                                        --                8               14
Consumer                                           1               10                5
Lease financing                                   --               --               --
Credit card and related accounts                  --                2               --
                                            --------         --------         --------
     Total recoveries                              1               20               19
                                            --------         --------         --------
Net (charge-offs) recoveries                     (23)            (343)             (77)
                                            --------         --------         --------
Provision charged to operations                   20              630              225
                                            --------         --------         --------
Allowance for loan losses,
 end of period                              $    865         $    868         $    581
                                            ========         ========         ========
Loans outstanding at end of period,
 net of unearned interest income            $ 62,565         $ 59,642         $ 52,963

Average loans outstanding
 for the period                             $ 62,986         $ 55,822         $ 46,978

Ratio of net loans charged off
 to average loans outstanding                    .04%             .62%             .16%

Ratio of allowance for loan losses to
 loans at end of period                         1.38%            1.45%            1.10%

        At December 31, 1997, Centennial First's total loans outstanding were $31.9 million. The total allowance for loan losses was $490,000 or 1.53% of total outstanding loans as of that date. During the year ended December 31, 1998, total loans increased 27% to $40.6 million. However, due to management's evaluation of the portfolio and the various outside risk factors as defined above, management made the decision to record a $50,000 provision to the loan loss reserve, which, when combined with charge-offs, resulted in a decline in the allowance percentage as a portion of the total portfolio from 1.53% of total loans at December 31, 1997 to 1.07% of total loans at December 31, 1998.



       During the year ended December 31, 1999, total loans increased 31% to $53.2 million, with $27.8 million in real estate - construction, $18.7 million in commercial, and $6.7 million in other loans. During 1999, management evaluated the growth in the loan portfolio and the changing economic conditions in Redlands Centennial Bank's market area and made the decision to record a provision for loan losses of $225,000. At December 31, 1999, the loan loss allowance was $581,000 or 1.10% of the total loan portfolio compared to 1.07% at December 31, 1998.



       During the year ended December 31, 2000, total loans increased 13% to $60 million, with $30.6 million in real estate loans, $21.6 million in commercial loans, and $7.8 million in other loans. During the year ended December 31, 2000, Redlands Centennial Bank also sustained the second largest charge off in its 10 year history ($294,000) due to the fact that a single commercial borrower misrepresented his repayment capability which resulted in a failure to make scheduled payments and subsequent default on said loan. As a result of the charge-off, the possibility of additional inaccurate borrower financial disclosures, continuing stock market adjustments, the California energy crisis and the changes in the loan portfolio, management believed that a provision for loan losses of $630,000 was appropriate to protect Redlands Centennial Bank's assets. The provision brought Redlands Centennial Bank's total allowance for loan losses to $865,000 or 1.45% of the total loan portfolio, which is consistent with that of other financial institutions of similar size in Redlands Centennial Bank's market area.



       Finally, during the quarter ended March 31, 2001, total loans increased 4.8% to $63 million, $32.2 million in real estate loans, $23.3 million in commercial loans, and $7.5 million in other loans. Centennial First only recorded a provision for loan losses of $20,000 during this period due to the fact that there were no significant changes in the composition of Redlands Centennial Bank's loan portfolio during the first quarter of 2001 from December 31, 2000.

Allocation of the Allowance for Loan Losses




The following table sets forth the allocation of the allowance for loan losses as of the dates indicated:



(Dollars in thousands)                                                                       December 31,
                                                                   ---------------------------------------------------------------
                                          March 31,
                                             2001                             2000                               1999
                                  ----------------------------     -----------------------------     -----------------------------
                                                 Ratio of Loan                     Ratio of Loan                     Ratio of Loan
                                   Allowance      Category to       Allowance       Category to       Allowance       Category to
                                      for         Outstanding          for          Outstanding          for          Outstanding
                                  Loan Losses     Total Loans      Loan Losses      Total Loans      Loan Losses      Total Loans
                                  -----------    -------------     -----------     -------------     -----------     -------------
Real estate-construction            $   200           26%           $   182              24%           $   157            29%
Real estate-SBA
 (unguaranteed)                          35            5%                23               5%                17             4%
Real estate-SBA
  (guaranteed)                           --            3%                --               3%                --             3%
Real estate-other                        63           17%               105              19%                85            17%
Commercial loans                        327           37%               332              34%               153            32%
Commercial SBA
  (unguaranteed)                          2           --                  2               1%                 9             1%
Commercial SBA
  (guaranteed)                           --           --                 --               1%                --             1%
Automobile-direct/indirect               46            6%                22               7%                26             8%
Auto insurance reserve                   --           --                 --              --                 11            --
Equity loans                              9            3%                 9               3%                 4             2%
Consumer & other                         31            3%                13               3%                 8             3%
Not allocated                           152           --                180              --                111            --
                                    -------         -----           -------            -----           -------          -----
Total allowance for loan losses     $   865          100%           $   868             100%           $   581           100%
Total loans (net of
  unearned income)                  $62,565                         $59,642                            $52,963



       The "not allocated" category of the allowance for loan losses was $152,000 at March 31, 2001 versus $180,000 at December 31, 2000. This decrease, in conjunction with the corresponding increase in the allocated portion of the allowance for loan losses, primarily in the "commercial" and "real estate" categories, resulted from the declining economic conditions.



Nonperforming Assets



       Centennial First's policy is to recognize interest income on an accrual basis unless the full collectibility of principal and interest is uncertain. Loans that are delinquent 90 days or more, unless well secured and in the process of collection, are placed on nonaccrual status on a cash basis and previously accrued but uncollected interest is reversed against income. Thereafter, income is recognized only as cash receipts are recorded. Collectibility is determined by considering the borrower's financial condition, cash flow, quality of management, the existence of collateral or guarantees and the state of the local economy.

       The following table provides information with respect to all nonperforming assets as of the dates indicated:



                                            As of                 As of
(Dollars in thousands)                     March 31,          December 31,
                                          ----------     ----------------------
                                             2001          2000         1999
                                          ----------     ---------     --------
Loans on nonaccrual status                    $312         $ 36          $ 61
Loans past due greater than 90 days             75           76           215
                                              ----         ----          ----
     Total nonperforming assets               $387         $112          $276
                                              ====         ====          ====
Allowance for loan losses                     $865         $868          $581
Ratio of total nonperforming
 assets to total assets                        .37%         .27%          .36%
Ratio of total nonperforming
 assets to total loans                         .62%         .42%          .52%
Ratio of nonperforming assets
 to total allowance for loan losses           44.7%        12.9%         47.5%

Net Interest Income/Net Interest Margin



       Net interest income for the first quarter of 2001 was $1.60 million, an increase of $286,000 or 21.8% over net interest income of $1.31 million for the same period in 2000. The increase was primarily due to the increase in interest income from the increased volume of loans and an increase in the prime lending rate. Net interest income for the year ended December 31, 2000 was $5.6 million, an increase of 27.9% or $1.2 million over net interest income of $4.4 million during the same period of 1999.



       The following table sets forth average interest earning assets and interest-bearing liabilities; the amount of interest income or interest expense; and the average yield or rate for each category of interest-bearing assets and interest-bearing liabilities and the net interest margin (net interest income divided by average earning assets) for the periods indicated:



                                                 March 31,                                    December 31,
                                       ----------------------------   ----------------------------------------------------------
(Dollars in thousands)                            2001                            2000                          1999
                                       ----------------------------   ----------------------------  ----------------------------
                                             InterestAverage                Interest Average
                                       Average   Earned/   Interest   Average   Earned/   Interest  Average   Earned/   Interest
                                       Balance    Paid       Rate     Balance    Paid       Rate    Balance    Paid       Rate
                                       -------   -------   --------   -------   -------   --------  -------   -------   --------
INTEREST-EARNING ASSETS:
Federal funds sold                     $ 7,165   $    95     5.30%    $ 7,408   $  454      6.13%   $ 3,157   $   151      4.78%
Interest-bearing deposits
 in financial institutions               4,794        73     6.09%      3,620      219      6.05%     3,900       238      6.10%
Investment securities
  Taxable                                5,947        93     6.26%      4,414      257      5.82%     5,523       331      5.99%
  Nontaxable(1)                          3,676        40     4.35%      3,461      158      4.57%     3,518       156      4.43%
                                       -------   -------              -------   ------              -------   -------
Total investments                       21,582       301     5.58%     18,903    1,088      5.76%    16,098       876      5.44%
Loans                                   62,986     1,930    12.26%     55,822    6,858     12.29%    46,978     5,100     10.86%
                                       -------   -------              -------   ------              -------   -------
Total interest-
 earning assets                        $84,568   $ 2,231    10.55%    $74,725   $7,946     10.63%   $63,076   $ 5,976      9.47%
                                       =======   =======              =======   ======              =======   =======
INTEREST-BEARING LIABILITIES:
Demand deposits                        $24,528        --       --     $19,180       --        --    $16,678        --        --
Interest-bearing
 demand deposits                         8,825    $   26     1.18%     10,131   $  119      1.17%    10,510   $   119      1.13%
Money market deposits                   25,627       218     3.40%     13,611      550      4.04%     7,631       212      2.78%
Savings deposits                         7,751        45     2.32%      9,609      239      2.49%    11,180       295      2.64%
Time deposits of $100,000
 or more                                14,443       218     6.04%     12,859      727      5.65%     9,397       452      4.81%
Time deposits under
$100,000                                 9,595       129     5.38%     11,590      650      5.61%    10,592       508      4.80%
                                       -------   -------              -------   ------              -------   -------
Total interest-bearing
  deposits                             $66,241   $   636     3.84%    $57,800   $2,285      3.95%   $49,310   $ 1,586      3.22%
                                       -------   -------              -------   ------              -------   -------
Other borrowings                            --        --                  758       46      6.07%        --        --        --
                                       -------   -------              -------   ------              -------   -------
Total deposits and
 other borrowings                      $90,769   $   636     2.80%    $77,738   $2,331      3.00%   $65,988   $ 1,586      2.40%
                                       =======   =======              =======   ======              =======   =======
Other liabilities
Average rate excluding
 demand deposits                                             3.84%                          3.98%                         3.22%
Net interest income                              $ 1,595                        $5,615                        $ 4,390
                                                 =======                        ======                        =======
Net interest margin                                          7.54%                           7.51%                         6.96%
                                                            =====                           =====                         =====


-----------------


(1) Tax exempt income on non-taxable investment securities is not tax effected with respect to interest earned or calculation of average interest rate.

Analysis of Changes in Interest Differential



       The following table shows the unaudited dollar amount of the increase (decrease) in Centennial First's net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate and volume variances have been allocated proportionally between rate and volume changes.



(Dollars in thousands)                          Three Months Ended                Year Ended                     Year Ended
                                                  March 31, 2001               December 31, 2000             December 31, 1999
                                                     Over 2000                     Over 1999                     Over 1998
                                             Increase (Decrease) Due To    Increase (Decrease) Due To    Increase (Decrease) Due To
                                             --------------------------    --------------------------    --------------------------
                                             Volume     Rate     Total     Volume     Rate     Total     Volume     Rate     Total
                                             ------    ------   -------    ------    ------   -------    ------    ------   -------
Increase (decrease) in interest income
Federal funds sold                           $  589    $ (518)  $    71    $  248    $   55   $   303    $ (239)   $   50   $  (189)
Interest-bearing deposits in
 financial institutions                          85       (66)       19        71       (90)      (19)      (32)       18       (14)
Investment securities(1)                         93       (68)       25        93      (165)      (72)     (113)       70       (43)
Loans                                           625      (297)      328       635     1,123     1,758     1,213       (30)    1,183
                                             ------    ------   -------    ------    ------   -------    ------    ------   -------
     Total                                   $1,392    $ (949)  $   443    $1,047    $  923   $ 1,970    $  829    $  108   $   937
                                             ------    ------   -------    ------    ------   -------    ------    ------   -------
Increase (decrease) in interest expense
Interest-bearing
  demand deposits                            $  (17)   $   17   $     0    $   13    $  (13)  $     0    $   32    $  (25)  $     7
Money market deposits                           500      (361)      139       286        52       338       (23)       28         5
Savings deposits                                (54)       29       (25)      (66)       10       (56)       13       (55)      (42)
Time deposits of
  $100,000 or more                              (56)      129        73       149       126       275       142      (294)     (152)
Time deposits
  under $100,000                                209      (222)      (13)      (23)      165       142       (47)      121        74
Other borrowings                               (183)      166       (17)        0        46        46
                                             ------    ------   -------    ------    ------   -------    ------    ------   -------
     Total                                   $  399    $ (242)  $   157    $  359    $  386   $   745    $  117    $ (225)  $  (108)
                                             ------    ------   -------    ------    ------   -------    ------    ------   -------
Total change in
  net interest income                        $  993    $ (707)  $   286    $  688    $  537   $ 1,225    $  712    $  333   $ 1,045
                                             ======    ======   =======    ======    ======   =======    ======    ======   =======




 _____________



   (1) Tax exempt income on nontaxable investment securities is not tax effected with respect to the calculation of interest income for investment securities.

Deposits



Total deposits increased to a record $95.9 million at March 31, 2001, an increase of $9.5 million, or 11.0% from December 31, 2000. Total deposits increased $17.2 million, or 25%, to $86.4 million at December 31, 2000 from $69.1 million in 1999. During 1999, deposits increased $5.8 million or 9.2% to $69.1 million from December 31, 1998. Noninterest-bearing demand deposits at December 31, 2000, increased $5.7 million, or 32% from December 31, 1999. Interest-bearing and NOW accounts increased 64%, or $11.4 million to $29.3 million in 2000. Savings and time deposits remained stable, increasing only 2% to $33.2 million from $33.1 million a year ago.



       Centennial First's cost of funds is the result of total interest expense divided by total deposits. For the first quarter of 2001, cost of funds was 3.84% compared to 3.60% for the first quarter of 2000. An increase in money market deposits had a detrimental effect on Centennial First's overall cost of funds during 2000. For 2000, cost of funds was 3.98% compared to 3.22% for 1999 and 3.90% for 1998.



       The following table sets forth, by time remaining to maturity, all time certificates of deposit accounts of $100,000 or more outstanding at March 31, 2001 and December 31, 2000.



                                          As of               As of
(Dollars in thousands)                March 31, 2001    December 31, 2000
                                      --------------    -----------------
Three months or less                     $ 4,934            $ 4,596
Over three months through six months       3,129              4,179
Over six months through twelve months      7,408              3,288
Over twelve months                         1,261              1,241
                                         -------            -------
     Total                               $16,732            $13,304
                                         =======            =======




Shareholders' Equity



         Total shareholders' equity for the three months ended March 31, 2001 increased $395,000 (net of cash dividends paid), or 5.7% to $7.265 million from December 31, 2000. Total shareholders' equity for the year ended December 31, 2000 increased $542,000 or 8.6% to $6.87 million for December 31, 1999. For the year ended December 31, 1999, total shareholders' equity increased $509,000, or 8.7% from $5.819 million at December 31, 1998.



         During the first quarter of 2001 equity increased $182,000 for earnings and $171,000 for the exercise of stock options and $77,000 for changes in net unrealized gains on investment securities. During 2000, total shareholders' equity decreased $71,000 for the net effect of cash dividends, and was reduced $651,000 for the purchase and retirement of common stock. Net income of $907,000 for 2000 increased total shareholders' equity at December 31, 2000. In 1999, total shareholders' equity increased $92,000 for the exercise of stock options and increased $729,000 for net earnings.


Dividends



         During 2001, Centennial First paid a cash dividend of $.05 per share to shareholders of record as of March 2, 2001. During 2000, Centennial First paid three dividends. In January, shareholders of record on January 3, 2000 were issued shares for a five percent stock dividend as well as a cash dividend equal to five cents per share. In August 2000, Centennial First paid an additional five cents per share cash dividend to shareholders of record on July 1, 2000.



Asset/Liability Management and Interest Rate Sensitivity


         The operating income and net income of Centennial First depend to a substantial extent on "rate differentials," i.e., the difference between the income Centennial First receives from loans, securities and other earning assets, and the interest expense it pays on deposits and other liabilities. Interest income and interest expense are affected by general economic conditions and by competition in the marketplace. Centennial First's interest and pricing strategies are driven by its asset/liability management analysis and by local market conditions.

         Centennial First seeks to manage its assets and liabilities to generate a stable level of earnings in response to changing interest rates and to manage its interest rate risk. Centennial First further strives to serve its communities and customers through deployment of its resources on a corporate-wide basis so that qualified loan demands may be funded. Asset/liability management involves managing the relationship between interest rate sensitive assets and interest rate sensitive liabilities.

         The interest rate sensitivity of Centennial First is measured over time and is based on Centennial First's ability to reprice its assets and liabilities. The opportunity to reprice assets in the same dollar amounts and at the same time as liabilities would minimize interest rate risk in any interest rate environment. The difference between the amount of assets and liabilities repriced at the same time is referred to as the "gap." This gap represents the risk, or opportunity, in repricing. In general, if more assets than liabilities are repriced at a given time in a rising rate environment, net interest income would improve, and in a declining rate environment, net interest income would deteriorate. If more liabilities than assets were repriced under the same conditions, the opposite results would prevail. Centennial First is asset sensitive and its near term performance could be enhanced by rising rates and negatively affected by falling rates due mainly to the significant amount of earning assets tied to prime.


         Interest Rate Risk. The table below shows the potential change in NIM (before taxes) if rates changed as of March 31, 2001 and December 31, 2000. NIM is the "net interest margin" which is the difference between interest-earning assets and interest-paying liabilities. Centennial First's NIM tends to increase if rates rise, and tends to decline if rates fall. The cause of this exposure is due to Centennial First's concentration of short-term and rate sensitive loans as of March 31, 2001 and December 31, 2000.



         Economic Risk. Centennial First establishes earnings risk limits for flat rates, up/down 100 basis points, and up/down 200 basis points. Centennial First has determined that under these scenarios, the resultant "economic value of equity" or "EVE" should be no higher than 20% and no lower than 7%. Redlands Centennial Bank measures the potential change in the net present value of Redlands Centennial Bank's net existing assets and liabilities if rates change (the "EVE"). The table below also shows the EVE. The EVE is determined by valuing Centennial First assets and liabilities as of March 31, 2001 and December 31, 2000, using a present value cash flow calculation as if Centennial First is liquidated. The EVE increases when rates increase because there are more variable rate assets than variable rate liabilities.



(Dollars in thousands)
                          March 31, 2001                           December 31, 2000
            ----------------------------------------   ---------------------------------------
                              % Change                                   % Change
                              in NIM to                                  in NIM to
Change in      Change       Shareholders'                 Change       Shareholders'
Interest       in NIM          Equity                     in NIM          Equity
 Rates      (000 pre-tax)     (pre-tax)    % of EVE    (000 pre-tax)     (pre-tax)     % of EVE
---------   -------------   ------------   --------    -------------   -------------   --------
  +2%           $ 863          11.88%      (15.76%)       $  918          13.36%       (13.66%)
  +1%             434           5.97%      (16.10%)          462           6.72%       (14.16%)
  -1%            (448)         (6.17%)      16.74%          (471)         (6.86%)       15.14%
  -2%           $(899)        (12.37%)      17.06%        $ (946)        (13.77%)       15.62%


         The following table sets forth the repricing opportunities for the assets and liabilities of Centennial First at March 31, 2001 and December 31, 2000. Assets and liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.



(Dollars in                                                         March 31, 2001
thousands)            ------------------------------------------------------------------------------------------------------
                                                 Over                            Over
                      Less         Three         One           Over              Five
                      Than         Through       Through       Three             Through     Over       Non-
                      Three        Twelve        Three         Through           Fifteen     Fifteen    Interest-
                      Months       Months        Years         Five Years        Years       Years      Bearing        Total
                      ------       -------       -------       ----------        -------     -------    ---------      -----

Assets:
Loans                 $42,657      $ 7,953       $ 5,261        $ 4,372          $ 1,902     $    46     $    374     $ 62,565
Investment
 Securities               721          782         1,783            535            4,365         982                     9,168
Federal funds
 sold                  12,080                                                                                           12,080
 FHLB stock                                                          52                                                     52
Interest-bearing
 deposits
 with banks               970        2,436         1,065            349                                                  4,820
Noninterest-
 earning assets                                                     350                                    12,954       13,304
Life insurance                                     1,822                                                                 1,822
                      -------      -------       -------        -------          -------     -------     --------     --------
      Total assets    $56,428      $11,171       $ 9,931        $ 5,658          $ 6,267     $ 1,028     $ 13,328     $103,811
                      =======      =======       =======        =======          =======     =======     ========     ========

Liabilities:
Noninterest-
 bearing deposits                                                                                          28,319       28,319
Interest-bearing
 deposits              49,942       15,167         1,981            467                                                 67,557
Other liabilities                                                                                             670          670
Shareholders'
 equity                                                                                                     7,265        7,265
                      -------      -------       -------        -------          -------     -------     --------     --------
Total Liabilities
 and shareholders'
 equity               $49,942      $15,167       $ 1,981        $   467          $     0     $     0     $ 36,254     $103,811
                      =======      =======       =======        =======          =======     =======     ========     ========

Interest rate
  sensitivity gap     $ 6,486      $(3,996)      $ 7,950        $ 5,191          $ 6,267     $ 1,028     $(22,926)
Cumulative interest
  rate sensitivity
  gap                 $ 6,486      $ 2,490       $10,440        $15,631          $21,898     $22,926     $     --

(Dollars in                                           December 31, 2000
thousands)            ------------------------------------------------------------------------------------
                                           Over                   Over
                      Less      Three      One        Over        Five
                      Than      Through    Through    Three       Through    Over       Non-
                      Three     Twelve     Three      Through     Fifteen    Fifteen    Interest-
                      Months    Months     Years      Five Years  Years      Years      Bearing       Total
                      ------    -------    -------    ----------  -------    -------    ---------     -----

Assets:
Loans                 $42,125   $ 3,711    $ 5,470     $ 5,514    $ 2,492     $   153   $    177      $59,642
Investment
 securities                         477      3,375         924      4,653                               9,429
Federal funds
 sold                   7,370                                                                           7,370
FHLB stock                                                  52                                             52
Interest-bearing
 deposits
  with banks                      2,821      1,615         344                                          4,780
Noninterest-
 earning assets                                                                           11,007       11,007
Life insurance                               1,831                                                      1,831
                      -------   -------    -------     -------    -------     -------   --------      -------
      Total assets    $49,495   $ 7,009    $12,291     $ 6,834    $ 7,145     $   153   $ 11,184      $94,111
                      =======   =======    =======     =======    =======     =======   ========      =======

Liabilities:
Noninterest-
 bearing deposits                                                                         23,896       23,896
Interest-bearing
 deposits              46,590    13,519      1,906         469                                         62,484
Other liabilities                                                                            861          861
 Shareholders'
 equity                                                                                    6,870        6,870
                      -------   -------    -------     -------    -------     -------   --------      -------
Total liabilities
 and shareholders'
 equity               $46,590   $13,519    $ 1,906     $   469          0           0   $ 31,627      $94,111
                      =======   =======    =======     =======    =======     =======   ========      =======

Interest rate
 sensitivity gap      $ 2,905   $(6,510)   $10,385     $ 6,365    $ 7,145     $   153   $(20,443)
Cumulative interest
 rate sensitivity
 gap                  $ 2,905   $(3,605)   $ 6,780     $13,145    $20,290     $20,443   $     --

Capital Resources


         The Federal Reserve Board and the FDIC have established minimum requirements for capital adequacy for bank holding companies and member banks. The requirements address both risk-based capital and leveraged capital. The regulatory agencies may establish higher minimum requirements if, for example, a corporation has previously received special attention or has a high susceptibility to interest rate risk.


         The following reflects Centennial First's various capital ratios at March 31, 2001 and December 31, 2000, as compared to regulatory minimums:



                                                                                  Minimum
                                                                  Minimum           Well
                                                                  Capital       Capitalized
                           March 31, 2001  December 31, 2000    Requirement     Requirement
                           --------------  -----------------    -----------     -----------

Tier 1 capital                 10.04%            10.24%              4%              6%
Total risk-based capital       11.24%            11.49%              8%             10%
Leverage ratio                  7.25%             8.12%              4%              5%


         No regulatory agency has advised Centennial First that it is deficient with respect to the Tier 1 leverage ratio. Management is unaware of any current recommendations by regulatory authorities, which if implemented, would have a material adverse impact on future operating results, liquidity or capital resources.


Effects of Inflation


         Assets and liabilities of financial institutions are principally monetary in nature. Accordingly, interest rates, which generally move with the rate of inflation, have a potentially significant effect on Centennial First's net interest income. Centennial First attempts to limit inflation's impact of rates and net income margins through a continuing asset/liability management program.

                          BUSINESS OF CENTENNIAL FIRST


Introduction



         Centennial First was incorporated on August 29, 1999, and completed its reorganization as a holding company on December 23, 1999 as a for-profit corporation under the California Corporate laws for the principal purpose of engaging in banking and nonbanking activities as allowed for a bank holding company. Centennial First owns 100% of Redlands Centennial Bank. Reference to Centennial First in this section constitutes reference to Redlands Centennial Bank. Centennial First's sole source of unconsolidated revenue at this time is dividends from Redlands Centennial Bank. While this source cannot be assured, and may be limited, Centennial First has no direct cash needs other than limited expenses related to corporate and regulatory compliance.


         Compliance with environmental laws has not had a material impact on the operations of Redlands Centennial Bank or Centennial First, although Redlands Centennial Bank faces potential liability or losses if its borrowers fail to comply with such laws and Redlands Centennial Bank acquires contaminated properties in foreclosure.


         Redlands Centennial Bank, an independent California state-chartered commercial banking corporation was incorporated on March 27, 1990. Redlands Centennial Bank provides banking services to individuals and business customers in Redlands, Brea and surrounding communities, as well as Small Business Administration loans to customers in San Bernardino, Riverside, Los Angeles and Orange counties. Redlands Centennial Bank offers its customers a wide variety of personal, consumer and commercial services expected of a locally owned, independently operated bank. Redlands Centennial Bank's deposits are insured under the Federal Deposit Insurance Act to the extent of applicable limits and subject to regulations by that federal agency and to periodic examinations of its operations and compliance by the FDIC and the California Department of Financial Institutions. Redlands Centennial Bank is not a member of the Federal Reserve Bank. As a bank holding company, Centennial First is periodically reviewed by the Federal Reserve Bank. Redlands Centennial Bank's activities are conducted at its principal office, 218 East State Street, Redlands, California, its branch office at 10 Pointe Drive, Brea, California, and at its loan production offices in Redlands, and Santa Ana, California.



Pending Acquisition of Palomar Community



         On December 1, 2000, Centennial First and Palomar Community, Community West Bancshares and Richard Sanborn entered into a stock purchase agreement. Centennial First will acquire Palomar Community for $10.5 million in cash. Centennial First intends to fund the $10.5 million cash through the net proceeds of this offering totaling $5.861 million, $4.0 million in borrowings, a $500,000 dividend from Redlands Centennial Bank and the balance from cash on hand.


         Palomar Community is a California banking corporation incorporated under the laws of the State of California on January 10, 1983. Palomar Community is located at 355 West Grand Avenue, Escondido, California 92025.

         Community West Bancshares is a multi-bank holding company with its head offices located at 445 Pine Avenue, Goleta, California 93117. Palomar Community's deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. At March 31, 2001, Palomar Community had 20 full-time employees . As of March 31, 2001, Palomar Community had total assets of $81.3 million, total deposits of $69.4 million and shareholders' equity of $10.5 million. For the three months ended March 31, 2001, Palomar Community's return on average assets was .30% and return on average equity was 2.32%.



         We expect to complete the acquisition of Palomar Community during the third quarter of year 2001. Closing is conditioned on, among other things, approval from state and federal banking regulatory authorities. The acquisition is also subject to the satisfaction and accuracy of certain representations and warranties made by the parties, the absence of litigation challenging the acquisition, and the absence of any adverse change in the operations and deposits of Palomar Community. The directors and executive officers of Community West Bancshares have agreed not to solicit offers for any transaction that would interfere with the acquisition. Under a termination fee provision, we could be liable to Community West Bancshares, and Community West Bancshares could be liable to us, for a termination fee if either party fails to complete the acquisition for certain specified reasons, including an intentional breach of various pre-closing obligations. The termination fee ranges from $200,000 to a maximum of $500,000 depending on the nature of the breach.



Banking Services


         To retain existing customers and attract new customers, Redlands Centennial Bank offers a broad range of services, including automated teller machines, ACH services, and daily courier services. In addition, Redlands Centennial Bank maintains close relationships with its customers by providing direct access to senior management during and after normal business hours, rapid response to customer requests, and specialized market area knowledge of the communities in Southern California.


Lending Activities



         Centennial First concentrates its lending activities in real estate, commercial and consumer loans, made almost exclusively to individuals and businesses primarily in Southern California. Centennial First has no foreign loans. The net loan and lease portfolio as of March 31, 2001, totaled $61.7 million which represented 65% of total deposits and 59% of total assets, and the net loan portfolio as of December 31, 2000 totaled $58.8 million which represented 68% of total deposits and 62% of total assets.



Savings and Deposit Activities


         Centennial First offers customary banking services including personal and business checking, savings accounts, time certificates of deposit, IRA, and Keogh accounts. Most of Centennial First's deposits are obtained from commercial businesses, professionals, and individuals with high income or net worth.

         The following table sets forth certain information with respect to Centennial First's savings and deposit activities as of March 31, 2001.



                                  March 31,  2001
                              ---------------------
                              Number of     Average
                              Accounts      Balance
                              ---------     -------
Demand deposit accounts         2,667      $ 12,421
Savings and money market        1,338      $ 24,946
Time certificates in
  excess of $100,000               61      $236,775
Time certificates less
  than $100,000                   310      $ 30,950
                                -----
     Total                      4,376



Human Resources



         At March 31, 2001, Centennial First employed a total of 52.5 full-time equivalent employees, consisting of 49 salaried persons and 7 hourly persons, respectively. None of Centennial First's employees are represented by a collective bargaining group. Management considers its relations with its employees to be excellent.



Competition



         Centennial First's primary market area consists of Los Angeles, San Bernardino, Riverside and Orange counties and nearby communities of adjacent counties.



         Centennial First actively competes for all types of deposits and loans with other banks and financial institutions located in its service area, including credit unions which are able to offer more favorable savings rates and loan rates due primarily to favorable tax treatment. In California generally, major banks and local regional banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than those of Centennial First, as well as more locations, more products and services, greater economies of scale and greater ability to make investments in technology for the delivery of financial services.



         An independent bank's principal competitors for deposits and loans are other banks, particularly major banks, savings and loan associations, credit unions, thrift and loans, mortgage brokerage companies and insurance companies. Increased deregulation of financial institutions has increased competition. Other institutions, including brokerage houses, credit card companies and even retail establishments have offered new investment vehicles, such as money-market funds, that also compete with banks. The direction of federal legislation in recent years favors competition between different types of financial institutions and encourages new entrants into the financial services market, and it is anticipated that this trend will continue.


         Centennial First's strategy for meeting competition has been to maintain a sound capital base and liquidity position, employ experienced management, and concentrate on particular segments of the market, particularly businesses and professionals, by offering customers a degree of personal attention that, in the opinion of management, is not generally available through Centennial First's larger competitors. Centennial First relies upon specialized services, responsive handling of customer needs, local promotional activity, and personal contacts by its officers, directors and staff, compared with large multi-branch banks that compete primarily on interest rates and location of branches. No assurance can be given that Centennial First will be able to compete successfully for more loans or deposits. Also, no assurance can be given that, because of customer loyalty, available products and services or other reasons, customers in Centennial First's branches will not withdraw their business and establish a banking relationship with other competitors.


         Historically, insurance companies, brokerage firms, credit unions and other nonbank competitors have less regulation than banks and can be more flexible in the products and services they offer. The Financial Services Modernization Act of 1999 eliminates most of the separations between banks, brokerage firms and insurance companies by permitting securities firms and insurers to buy banks and for banks to underwrite securities and insurance. Generally speaking, the Act is likely to increase competition for community banks such as Redlands Centennial Bank and Palomar Community, but may also cause consolidations and mergers with larger competitors. The Act may also increase cross-border consolidations and mergers.


Properties



         Redlands Centennial Bank owns the real property located at 218 East State Street, Redlands, California. The two-story building situated on the property consists of 8,500 square feet and houses the executive and head offices of Redlands Centennial Bank. Redlands Centennial Bank also leases 1,100 square feet of space at 200 W. Santa Ana Blvd., Santa Ana, California as an office providing Small Business Administration lending. The current lease term on that property runs until April 30, 2004 and the monthly rental is $1,980 to $2,090 during the term. Redlands Centennial Bank also leases the Brea branch office located at 10 Pointe Drive, Brea, California. The office space consists of 5,061 square feet and the current lease on that property runs until December 31, 2005 and the monthly rent is $10,729. Redlands Centennial Bank leases approximately 2,400 square feet of space at 101 E. Redlands Boulevard, Redlands, California for its real estate/construction loan department. That lease runs until December 31, 2006 and the monthly rental is $3,359.



         Rental expense for all leases of premises was $53,000 for the three months ended March 31, 2001 compared to $6,000 for the three months ended March 31, 2000. Rental expense for all leases of premises for the years ended December 31, 2000, 1999, and 1998, was $42,000, $20,000, and $13,000, respectively.



Legal Proceedings



         There are no legal proceedings other than ordinary routine litigation incidental to Centennial First's business pending against either Centennial First or Redlands Centennial Bank to which either is a party or of which any of their respective properties is subject other than the following:

         On February 18, 1998, Ms. Sharon Roberts filed a civil action in the San Bernardino County Superior Court Central Division entitled SHARON ROBERTS V. REDLANDS CENTENNIAL BANK (Case No. SCV 45380). The causes of action filed against Redland Centennial Bank are for fraudulent inducement, breach of contract and breach of the covenant of good faith and fair dealing. Ms. Roberts was a former employee of Redlands Centennial Bank and had an employment contract with Redlands Centennial Bank. While the trial court granted Redlands Centennial Bank's motion for summary judgment finding that there was no breach of contract or breach of the covenant of good faith and fair dealing, the matter went to trial on the fraudulent inducement cause of action. On October 18, 2000, the jury returned a verdict in the plaintiff's favor in the amount of $137,000, and on October 21, 2000, the jury awarded the plaintiff an additional $15,000 as punitive damages. On February 13, 2001, the trial court awarded the plaintiff an additional $283,370 in attorney fees and costs.


         Management of Redlands Centennial Bank believes that the trial court erred in not granting summary judgment in favor of Redlands Centennial Bank on the fraudulent inducement cause of action, and Redlands Centennial Bank, through its counsel, filed an appeal to the matter on January 18, 2001. Redlands Centennial Bank has instructed its counsel to vigorously represent Redlands Centennial Bank to have the jury verdict and award of attorney fees and costs overturned. Based upon the facts presented and the opinion of Centennial First's counsel, management determined that the risk of loss resulting from this lawsuit was remote and no accrual for possible losses has been recorded. A copy of the opinion of Centennial First's counsel is attatched as an exhibit to Centennial First's registration statement on Form SB-2.

                         MANAGEMENT OF CENTENNIAL FIRST


         The board of directors of Centennial First consists of 11 directors. All of the directors of Centennial First then in office immediately prior to the completion of the acquisition will continue to serve as directors of Centennial First.



Board of Directors



         The following table sets forth, as of May 15, 2001, the names of, and certain information concerning, the directors of Centennial First.



                                                  Year First
                                                   Appointed                 Principal Occupation During
           Name and Title                Age       Director                     the Past Five Years
------------------------------------     ---      ----------     ---------------------------------------------

James R. Appleton                        64          2001        President of University of Redlands.

Bruce J. Bartells                        56          1999        Chief Executive Officer and former Chief Financial
Vice Chairman of the Board                                       Officer of Wilden Pump & Engineering Company, Inc.

Carole H. Beswick                        59          2000        Part owner of Paper Partners, Inc.
Director

Irving M. Feldkamp, III, DDS             56          2000        President/Owner of Hospitality Dental Associates
Director                                                         and President/Owner Glen Helen Racing Inc.

Larry Jacinto                            51          2000        President of Larry Jacinto Construction, President
Director                                                         of Pangahamo Materials, Inc., President of Larry
                                                                 Jacinto Farming, President of Mentone Enterprises,
                                                                 and Vice President of Rancho Las Narajas.

Ronald J. Jeffrey                        58          2000        Vice President of Tri-City Acoustics, Inc., a
Director                                                         specialty subcontracting business.

William A. McCalmon                      55          2000        President and owner of RPM Insurance Services, Inc.,
Director                                                         registered  principal of PIM Financial
                                                                 Services, Inc.

Patrick J. Meyer                         49          1999        Owner of Urban Environs, a land planning consultant
Chairman of the Board                                            business.
of Centennial First

                                                  Year First
                                                   Appointed                 Principal Occupation During
           Name and Title                 Age      Director                      the Past Five Years
----------------------------------        ---     -----------    ---------------------------------------------

Douglas C. Spencer                       42          1999        President and CEO of the Redlands Centennial Bank
President & CEO, Director                                        (formerly Senior Vice President/Branch Administration
of Centennial First                                              with California State Bank and former Senior Vice
                                                                 President/Chief Operating Officer of Landmark Bank).

Stanley C. Weisser                       59          2001        Retired, formerly Chief Executive Officer and
                                                                 Pharmacist of  Network Pharmaceutical.

Douglas F. Welebir                       58          2000        Attorney and President of Welebir, McCune & Jure,
Director                                                         a professional law corporation.


         None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Centennial First acting within their capacities as such. There are no family relationships between any of the directors and executive officers of Centennial First. No director or executive officer of Centennial First serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.


Executive Officers



         Information concerning the executive officers of Centennial First as of May 15, 2001 other than Douglas C. Spencer which is contained previous section entitled "Board of Directors".



                                                 Year First
                                                  Appointed                  Principal Occupation During
            Name and Title              Age      an Officer                      the Past Five Years
------------------------------------    ---     ------------     ---------------------------------------------

Timothy P. Walbridge                     52         2000         Executive Vice President and Chief Lending Officer
Executive Vice President &                                       of Centennial First and Redlands Centennial Bank.
Chief Lending Officer                                            Former Senior Vice President and Loan Administrator
                                                                 of First Security Bank of California, formerly
                                                                 California State Bank.

Beth Sanders                             49         1999         Executive Vice President and Chief Financial
Executive Vice President &                                       Officer of Centennial First and Redlands Centennial
Chief Financial Officer                                          Bank.

                                                                 SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------------------
                              Annual Compensation                                      Long Term Compensation
---------------------------------------------------------------------------------------------------------------------------------
                                                                                        Awards                 Payouts
---------------------------------------------------------------------------------------------------------------------------------
               (a)              (b)          (c)         (d)        (e)         (f)                 (g)          (h)        (i)
---------------------------------------------------------------------------------------------------------------------------------
                                                                   Other
                                                                  Annual    Restricted                                   All Other
                                                                  Compen-      Stock                            LTIP      Compen-
            Name and                       Salary       Bonus     sation     Award(s)            Options/      Payouts    sation
       Principal Position      Year          ($)         ($)        ($)         ($)               SARs(1)        ($)      ($)(2)
---------------------------------------------------------------------------------------------------------------------------------
Douglas C. Spencer             2000      128,400       50,000       --           --             --               --       8,223
President and            --------------------------------------------------------------------------------------------------------
Chief Executive Officer        1999      120,000           --       --           --      10,500 options           --      3,849
---------------------------------------------------------------------------------------------------------------------------------
                               1998      120,000        9,883       --           --             --                --      5,000
---------------------------------------------------------------------------------------------------------------------------------
Beth Sanders                   2000       86,000       15,000       --           --             --                --      2,500
Executive Vice President --------------------------------------------------------------------------------------------------------
and Chief Financial            1999       86,000           --       --           --       5,250 options           --      2,200
Officer                  --------------------------------------------------------------------------------------------------------
                               1998       86,000        9,883        --          --             --                --      4,449
---------------------------------------------------------------------------------------------------------------------------------
 (1)      Adjusted for stock dividends.

 (2)      The amounts represent matching contributions to the 401(k) Plan, cost of automobile provided and country club dues.

                                                          OPTION/SAR EXERCISED AND YEAR END VALUE TABLE

                                        AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND YEAR END OPTION/SAR VALUE
---------------------------------------------------------------------------------------------------------------------------------

              (a)               (b)                         (c)                         (d)                        (e)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Value of Unexercised
                                                                               Number of Unexercised          In-the-Money
                                                                                  Options/SARs at            Options/SARs at
                        Shares Acquired on                                          Year End($)               Year End ($)
             Name           Exercise(#)               Value Realized       Exercisable/Unexercisable(1) Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
Douglas C. Spencer                  0                          0                   18,952 / 19,635         $155,581 / $131,374
---------------------------------------------------------------------------------------------------------------------------------
Beth Sanders                    6,270                    $75,365                    7,672 / 4,200          $57,389 /  $16,632
---------------------------------------------------------------------------------------------------------------------------------
(1)      The options and exercise prices in the table have been adjusted for the 5% stock dividend to shareholders of record on January 10, 2000.

There are no SARs.

Employment Agreements

         The Redlands Centennial Bank entered into an employment agreement with Mr. Spencer. The agreement is for a term of four years commencing October 1, 1997 and provides for the employment of Mr. Spencer as the President and Chief Executive Officer of Redlands Centennial Bank. The term of the agreement is automatically extended for additional periods of one year unless Redlands Centennial Bank or Mr. Spencer gives written notice of termination of employment not less than three months and not more than six months prior to the expiration of the term. The initial base annual salary for Mr. Spencer was $120,000 per year, with increases to be determined at the discretion of the Board of Directors of Redlands Centennial Bank. Under the agreement Mr. Spencer is entitled to bonuses pursuant to his participation in Redlands Centennial Bank's Incentive Compensation Plan. In addition, the agreement provides that Redlands Centennial Bank will provide Mr. Spencer with salary continuation benefits as discussed below. The agreement provides Mr. Spencer with stock options to acquire 28,088 shares (adjusted for stock dividends) which vest at the rate of 20% per year (with acceleration of vesting in certain events) and with a term of ten years. In lieu of an automobile allowance, Mr. Spencer is provided with a Bank automobile. Pursuant to the agreement, Mr. Spencer is entitled to four weeks vacation per year, health, disability and life insurance benefits and indemnification for matters incurred in connection with any action against the executive which arose out of and was within the scope of his employment, provided that the executive acted in good faith and in a manner the executive reasonably believed to be in the best interests of Redlands Centennial Bank and with respect to a criminal matter if the executive also had no reasonable cause to believe his conduct was unlawful. If Redlands Centennial Bank terminates Mr. Spencer without cause, he shall be entitled to one year of base salary in addition to the salary continuation benefits discussed below. Upon any change of control involving Redlands Centennial Bank and where his position is eliminated or materially changed in connection with the change of control, he is to be paid two years of his then current base salary in addition to the salary continuation benefits discussed below. In the event Mr. Spencer is terminated for cause, he shall be entitled to four weeks of salary as of the date of termination plus any pay in lieu of vacation.

         On March 17, 1998, Redlands Centennial Bank and Mr. Spencer entered into a salary continuation agreement to provide salary continuation benefits to Mr. Spencer. If Mr. Spencer continues in the employ of Redlands Centennial Bank until age 55 ("Retirement Age"), he will receive from Redlands Centennial Bank under the salary continuation agreement an annual benefit amount beginning at $186,956 and increasing 3% per year for subsequent years ("Annual Benefit Amount") for ten years beginning at his reaching Retirement Age. In the event Mr. Spencer terminates employment due to disability prior to age 55, he will receive the salary continuation benefits in the amount of the Annual Benefit Amount for 10 years beginning at his reaching Retirement Age. In the event Mr. Spencer dies while actively employed by Redlands Centennial Bank prior to reaching Retirement Age, his beneficiary will receive from Redlands Centennial Bank benefits in the amount of the Annual Benefit Amount for ten years beginning with the month following his death. In the event of involuntary termination without cause Mr. Spencer shall receive an annual benefit amount for 10 years beginning with the month following his involuntary termination. The annual benefit amount for involuntary termination without cause begins at $120,000 for one year of service and increases 3% per year for subsequent years up to $186,956 for 16 years of service. In the event of termination due to early retirement or voluntary termination other than due to a change of control, Mr. Spencer shall receive an annual benefit amount based on his years of service for 10 years beginning with the month following his early retirement or voluntary termination. The annual benefit amount for early retirement or voluntary termination begins at $3,686 for one year of service and goes up to a maximum of $186,956 after 16 years of service. In the event of a change in control of Redlands Centennial Bank while Mr. Spencer is in active service with Redlands Centennial Bank, Mr. Spencer will receive an annual benefit amount based on his years of service with Redlands Centennial Bank for ten years beginning with the month following the consummation of the change in control of Redlands Centennial Bank. The annual benefit amount for a change of control begins at $120,000 for one year of service and increases at 3% per year for subsequent years of service up to $186,956 for 16 years of service. Upon the first anniversary of the commencement of such benefit payment and each following anniversary, the annual benefit amount will increase by 3%. In addition, if there are any excess parachute taxes resulting from the change of control, the acquiring entity shall reimburse Mr. Spencer for any excise taxes due on such benefit payments. In the event Mr. Spencer is terminated for cause, he will forfeit any benefits from the salary continuation agreement.

         Mrs. Beth Sanders has an employment agreement with Redlands Centennial Bank to serve as Redlands Centennial Bank's Executive Vice President and Chief Financial Officer for a term of two years commencing April 1, 1998 and with an initial annual salary of $80,000. The term of her agreement is automatically renewed for additional one year terms unless she or Redlands Centennial Bank gives notice to the other party no less than three months and no more than six months prior to the end of the then current term of the agreement. The agreement provides that Mrs. Sanders shall be entitled to salary increases as determined by Redlands Centennial Bank's board of directors. Pursuant to the agreement, Mrs. Sanders is entitled to four weeks vacation per year, health, disability and life insurance benefits and indemnification for matters incurred in connection with any action against the executive which arose out of and was within the scope of her employment, provided that the executive acted in good faith and in a manner the executive reasonably believed to be in the best interests of Redlands Centennial Bank and with respect to a criminal matter if the executive also had no reasonable cause to believe her conduct was unlawful. If Redlands Centennial Bank terminates Mrs. Sanders without cause, she shall be entitled to six months of base salary. Upon any change of control involving Redlands Centennial Bank and where her position is eliminated or materially changed in connection with the change of control, she is to be paid one year of her then current base salary. In the event Mrs. Sanders is terminated for cause, she shall be entitled to four weeks of salary as of the date of termination plus any pay in lieu of vacation.

Compensation of Directors


         The directors are not paid any directors fees by Centennial First, but the directors receive directors fees from Redlands Centennial Bank for services they provide as a director of Redlands Centennial Bank. The directors of Redlands Centennial Bank are each paid a fee of $750 per month, except for the chairman who receives $1,500 per month. Redlands Centennial Bank directors also are paid $75 for each Redlands Centennial Bank committee meeting attended by the committee member and $125 for each Redlands Centennial Bank committee meeting chaired by the committee chairman. Each of the directors except Dr. Feldkamp and Messrs. Bartells , Jacinto , Appleton and Weisser were granted a stock option to acquire 6,670 shares (adjusted for stock dividends) at an exercise price of $5.98 on January 18, 1991. Mr. Bartells was granted a stock option to acquire 6,670 shares (adjusted for stock dividends) at an exercise price of $5.98 on August 21, 1992. Each of the directors except Dr. Feldkamp and Messrs. Jacinto , Appleton and Weisser were granted an option to acquire 1,404 shares (adjusted for stock dividends) at an exercise price of $9.26 on August 15, 1997. Each of the directors, except for Dr. Feldkamp and Messrs. Appleton and Weisser, received a stock option grant on February 19, 1999 for 2,625 shares with an option price of $14.52 per share. With the exception of Dr. Feldkamp and Messrs. Appleton and Weisser, the directors also participate in a director retirement plan which provides each director with retirement, death and liability benefits that is set forth in their individual agreements. The agreements entered into between Redlands Centennial Bank and the respective directors provide each director with retirement benefits of $7,500 per year for ten years commencing at their expected retirement age which ranges from age 56 for Mr. Meyer to age 65 for Ms. Beswick. The retirement benefits are informally funded with life insurance policies purchased by Redlands Centennial Bank. The net accrued costs of such benefits for 2000 for all of the directors totaled $14,955. In addition, the directors and their dependents participate in Redlands Centennial Bank's self-funded dental plan. Under Redlands Centennial's dental plan, the maximum reimbursement by Redlands Centennial Bank to any participant is $750 per year.
A total of $2,871 was paid under Redlands Centennial Bank's dental plan in 2000 for the benefit of the directors and their dependents.


Limitation of Liability and Indemnification

         The Articles of Incorporation and Bylaws of Centennial First provide for indemnification of agents including directors, officers and employees, to the maximum extent allowed by California law including the use of an indemnity agreement. Centennial First Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the state of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of that person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if the agent acted in good faith, in a manner that person believed to be in the best interests of the corporation and its shareholders; provided that there will be no indemnification for:

- amounts paid in settling or otherwise disposing of a pending action without court approval;

- expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval;

- matters in which the agent will be determined to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending will determine that the agent is entitled to be indemnified; or

-  other matters specified in the California General Corporation Law.

         Centennial First's Articles and Bylaws provide that Centennial First will to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Centennial First's Bylaws also provide that Centennial First will have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Centennial First would have the power to indemnify them for those liabilities under the provisions of applicable law or the provisions of Centennial First's Bylaws. Centennial First has entered into indemnification agreements with each of its directors and executive officers that provides that Centennial First shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Centennial First, Centennial First has been informed that in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              SECURITIES OWNERSHIP

Principal Shareholders and Share Ownership of Management and Directors


         The following table sets forth, as of May 15, 2001, the number and percentage of shares of Centennial First's outstanding common stock before and after the offering, which are beneficially owned, directly or indirectly, by:


- each shareholder who owns more than 5% of the outstanding shares;
- each of Centennial First's directors;
- Centennial First's named executive officers; and
- all of Centennial First's directors and executive officers as a group.

The shares "beneficially owned" are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the indicated person has sole or shared voting or investment power and shares which he/she has the right to acquire within 60 days of May 15, 2001. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of Centennial First.

                                   Prior to the Offering                  After the Offering
                          -----------------------------------     ----------------------------------
                             Shares                                  Shares
                          Beneficially                            Beneficially
             Name           Owned(1) Options(2)    Percentage       Owned(1) Options(2)   Percentage
------------------------    -------- ----------    ----------       -------- ----------   ----------
James R. Appleton             4,742      --            *              9,447       --           *

Carole H. Beswick            16,400     2,454         2.3%           19,341      2,454      1.8%

Bruce J. Bartells            18,454     2,454         2.6%           22,277      2,454      2.1%

Irving M. Feldkamp, III      17,994      --           2.5%           41,523       --        3.9%

Larry Jacinto(3)             36,740     1,050         5.1%           48,504      1,050      4.5%

Ronald J. Jeffrey            25,121     2,454         3.5%           26,297      2,454      2.4%

William A. McCalmon          17,111     2,454         2.4%           19,464      2,454      1.8%

Patrick J. Meyer             30,278     2,454         4.2%           33,219      2,454      3.1%

Beth Sanders                 18,979     2,451         2.6%           19,273      2,451      1.8%

Douglas C. Spencer(3)        38,547    21,052         5.2%           44,429     21,052      4.1%

Stanley C. Weisser              100        --           *            11,864       --        1.1%

Douglas F. Welebir           26,290     2,454         3.6%           27,290      2,454      2.5%

Total exercisable options              39,277         5.5%                      39,277      3.7%
Total number of shares
 beneficially owned by
 directors and executive
 officers                   250,756                  33.1%          322,928                29.1%
-----------------
*        Less than 1%.


(1) We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable within 60 days of May 15, 2001, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnote to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting power and investment power with respect to the shares set forth opposite such shareholder's name.


(2) Represents options that may be exercised within sixty days of May 15, 2001. The number of shares of common stock subject to options are included in the Shares Beneficially Owned column.


(3) Messrs. Jacinto's and Spencer's addresses are c/o Redlands Centennial Bank, 218 E. State Street, Redlands, California 92373.

       CENTENNIAL FIRST'S CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Some of the Centennial First's directors and executive officers and their immediate families, as well as the companies with which they may have interest in, have had loans with Redlands Centennial Bank in the ordinary course of Redlands Centennial Bank's business. In addition, Redlands Centennial Bank expects to have loans with these persons in the future. In management's opinion, all these loans and commitments to lend were made in the ordinary course of business, were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features.

                   PALOMAR COMMUNITY'S SELECTED FINANCIAL DATA

         The following table sets forth selected financial data of Palomar Community as of and for the three months ended March 31, 2001 and 2000, and the years ended December 31, 2000, 1999, 1998, 1997 and 1996, and should be read in conjunction with Palomar Community's Management's Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements presented elsewhere.



                                      As of and for the
(Dollars in thousands,                Three Months Ended              As of and for the Years Ended
 except per share data)                   March 31,                           December 31,
                                     -------------------    --------------------------------------------------
                                       2001       2000        2000      1999       1998      1997       1996
                                     --------   --------    --------  --------   --------  --------   --------
Income  Statement Data:
Interest income                      $  1,519   $  1,393    $  5,873  $  5,906   $  5,689  $  5,543   $  5,648
Interest expense                          626        607       2,531     2,884      3,450     3,450      3,566
                                     --------   --------    --------  --------   --------  --------   --------
      Net interest income                 893        786       3,342     3,022      2,239     2,093      2,082
Provision (reversal of provision)
  for loan and lease losses                45         30         210        45       (111)      (69)       215
                                     --------   --------    --------  --------   --------  --------   --------
Net interest income after
  provision (reversal of provision)
  for loan and lease losses               848        756       3,132     2,977      2,350     2,162      1,867
Noninterest income                         65         70         538       713        901       467        356
Goodwill amortization and
  impairment                               51         78       2,420       310         14         -          -
Noninterest expense                       720        554       2,623     3,138      2,750     1,910      2,237
                                     --------   --------    --------  --------   --------  --------   --------
Income (loss) before provision for
  (benefit from) income taxes             142        194      (1,373)      242        487       719        (14)
Provision for (benefit from)
  income taxes                             81        114         451       228        143       158       (112)
                                     --------   --------    --------  --------   --------  --------   --------
      Net income (loss)              $     61   $     80    $ (1,824) $     14   $    344  $    561   $     98
                                     ========   ========    ========  ========   ========  ========   ========

Balance Sheet Data (at period end)
Investment securities                $  3,469   $  5,633    $  4,820  $  4,897   $  8,295  $ 13,068   $ 12,068
Total net loans and leases             53,432     56,750      54,783    57,292     58,425    55,921     55,450
Total assets                           81,303     76,986      78,274    76,364     89,759    78,607     80,054
Total deposits                         69,489     63,495      66,582    62,902     76,101    72,439     72,500
Total  shareholders' equity            10,574     12,517      10,500    12,436     12,469     5,526      4,927

Per Share Data
Net income (loss)
      Basic                          $   0.09   $   0.12    $  (2.81) $   0.02   $   0.53  $   0.86   $   0.15
      Diluted                            0.09       0.12       (2.81)     0.02       0.53      0.86       0.15
Book value end of period             $  16.31   $  19.27    $  16.20  $  19.19   $  19.24  $   8.52   $   7.60
Weighted average
  shares outstanding
      Basic                           648,186    648,186     648,186   648,186     648,186  648,186    648,186
      Diluted                         648,186    648,186     648,186   648,186     648,186  648,186    648,186

Selected Ratios(1)
Return on average assets                  .30%       .43%      (2.36)%     .02%        .40%     .70%       .12%
Return on average equity                 2.32%      2.57%     (15.90)%     .11%       3.82%   10.15%      1.99%
Total loans to deposits                 78.06%     90.39%      83.00%    92.00%      78.00%   78.00%     78.00%
Net interest margin                      4.76%      4.52%       4.90%     4.03%       2.85%    2.70%      2.66%
Efficiency ratio(2)                     75.15%     64.71%      67.60%    84.01%      87.57%   72.07%     91.75%



                       (Footnotes on the following page.)


                                      As of and for the
(Dollars in thousands,                Three Months Ended              As of and for the Years Ended
 except per share data)                     March 31,                          December 31,
                                     -------------------  ---------------------------------------------------

                                       2001       2000      2000       1999       1998      1997       1996
                                     --------   --------  --------   --------   --------  --------   --------
Asset Quality Ratios
 Allowance for loan and
  lease losses to ending
  total loans and leases                 1.35%      1.03%     1.31%      1.06%       .99%     1.34%      1.68
Nonperforming assets                 $    303   $  1,496  $    253   $  1,468   $  1,950  $    455   $    443
Nonperforming assets to
  ending total assets                     .37%      1.94%      .42%      1.92%      2.17%      .57%       .55%
Net loans and lease
  charge-offs  to average
  loans and leases                        .07%       .09%      .17%       .10%       .07%      .20%       .24%
 Allowance/nonperforming loans         241.25%     39.51%   217.36%     41.68%     32.15%   171.64%    218.96%

Capital Ratios
Average  shareholders' equity to
  average assets                        13.06%     16.79%    15.21%     14.82%     10.69%     6.65%      6.04%
Tier 1  capital ratio(3)                12.91%     11.67%    12.53%     11.45%     11.49%    12.20%     10.74%
Total risk-based capital ratio(4)       14.16%     12.88%    13.77%     12.50%     12.07%    13.50%     11.93%
Leverage ratio(5)                        8.86%      9.18%     9.03%      8.49%      7.25%     7.00%      6.13%

Other
Average assets                       $ 80,690   $ 74,237  $ 75,396   $ 83,993   $ 84,183  $ 79,331   $ 80,762
Average earning assets               $ 74,555   $ 69,011  $ 68,187   $ 74,931   $ 78,641  $ 77,332   $ 78,082
Number of full-time
  equivalent employees                     20         24        22         24         34        28         24


------------

(1)   Annualized, when appropriate.

(2) Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income.

(3)   Tier 1 capital divided by risk-weighted assets.

(4)   Total capital divided by risk-weighted assets.

(5)   Tier 1 capital divided by average assets.

            PALOMAR COMMUNITY'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion is intended to provide sufficient information about Palomar Community, to enhance the reader's understanding of Palomar Community's financial condition and results of operations. In order to understand this section in context, it should be read in conjunction with the audited financial statements, including the notes thereto and other data presented elsewhere in this prospectus.

Summary

         Palomar Community reported net income of $61,000 and $80,000 for the quarters ended March 31, 2001 and 2000, respectively. The decrease in net income for the first quarter of 2001 compared to the same period in 2000 was the result of the addition of staff to operate a new department that focuses on homeowner associations as a source of low cost deposit funds. This increase in expenses was partially offset by an increase in net interest income. Palomar Community reported a net loss of $1.8 million for the year ending December 31, 2000, compared to net income totaling $14,000 for the year ending December 31, 1999, versus net income totaling $344,000 for the year ending December 31, 1998. The significant decrease in income in 2000 was the result of a write-down of goodwill, as the result of an impairment recognized by the pending sale of Palomar Community to Centennial First. (See the following discussion of the impairment write-down under the caption "Impairment of Goodwill"). Basic and diluted earnings per share were $.09 and $.12 for the quarters ended March 31, 2001 and 2000, respectively. Basic and diluted earnings (loss) per share were ($2.81), $.02, and $0.53 for the years 2000, 1999, and 1998, respectively.


          Total assets at March 31, 2001 were $81.3 million, an increase of 3.8%, or $3 million, over assets of $78.3 million at December 31, 2000. Total assets at December 31, 2000 were $78.3 million, an increase of 2.5% or $1.9 million, over total assets of $76.4 million at December 31, 1999. Total assets at December 31, 1999 decreased by $13.4 million, or 14.9% as compared to total assets of $89.8 million at December 31, 1998.


         At March 31, 2001, total deposits increased to $69.5 million from $66.6 million at December 31, 2000. This represents an increase of 4.3%, or $2.9 million, since December 31, 2000. At December 31, 2000, total deposits grew to $66.6 million, an increase of $3.7 million or 5.9% from total deposits of $62.9 million at December 31, 1999. Total loans, net of the allowance for losses, were $53.4 million at March 31, 2001 compared to $54.8 million at December 31, 2000 which represents a decrease of $1.4 million or 2.6%. Total loans, net of the reserve for loan losses were $54.8 million at December 31, 2000, which represents a decrease of $2.5 million or 4.4% from total loans of $57.3 million at December 31, 1999. The total risk-based capital ratio was 14.16% at March 31, 2001, and 13.77% and 12.50% at December 31, 2000 and 1999 respectively. The minimum total risk-based capital ratio established by the FDIC to be qualified as "well capitalized" is 10.00%.

Net Interest Income and Net Interest Margin

         Net interest income represents the difference between interest earned on loans and investments and interest paid on deposits. Net interest income increased from $786 thousand for the quarter ended March 31, 2000 to $893 thousand for the quarter ended March 31, 2001, an increase of 13.6% or $107 thousand. This was primarily due to the higher yield on loans in 2001 resulting from the change in loan products offered combined with a lower cost of funds. Net interest income totaled $3.3 million for the year ended December 31, 2000, an increase of 10% or $.3 million from $3.0 million for the year ended December 31, 1999. Net interest income increased by $.8 million or 36% during the year ended December 31, 1999. The primary factor contributing to the growth of net interest income during 2000 was an increase in loan yields and a decrease in deposit costs.


         The net interest margin was 4.76% and 4.52% for the quarters ended March 31, 2001 and 2000, respectively, and was 4.90%, 4.03%, and 2.85% for the years ended December 31, 2000, 1999 and 1998, respectively.

Liquidity and Asset/Liability Management

         Palomar Community's liquidity is primarily a reflection of Palomar Community's ability to acquire funds to meet loan demand and deposit withdrawals and to service other liabilities as they come due. Palomar Community has adopted policies to maintain a relatively liquid position to enable it to respond to changes in the financial environment and ensure sufficient funds are available to meet those needs. Generally, Palomar Community's major sources of liquidity are customer deposits, sales and maturities of investment securities, Federal Home Loan Bank borrowings, the use of federal funds markets, and net cash provided by operating activities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and unscheduled loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions, and other factors, are not. Liquid asset balances include cash, amounts due from other banks, federal funds sold, and securities available-for-sale. To augment liquidity, Palomar Community has a federal funds borrowing arrangement with a correspondent bank totaling $1.5 million and the ability to borrow from the Federal Home Loan Bank for up to 25% of Palomar Community's total assets. There were no borrowings as of March 31, 2001 and December 31, 2000.

         The following table sets forth certain information with respect to Palomar Community's liquidity as of the following periods:




(Dollars in thousands)                 As of                          As of
                                     March 31,                     December 31,
                                     ---------       ----------------------------------------
                                        2001           2000            1999            1998
                                     ---------       --------        --------        --------
Cash and due from banks              $   1,911       $  3,874        $  1,984        $  1,648
Federal funds sold                      15,583          7,926           3,707           7,100
Time deposits in other
  financial institutions                 1,881          1,582               0           1,500
Unpledged securities                     1,963          3,219           2,563           8,295
                                     ---------       --------        --------        --------

Total liquid assets                  $  21,338       $ 16,601        $  8,254        $ 18,543
                                     =========       ========        ========        ========

Liquidity ratios:
  Liquid  assets(1) to
    ending assets                        26.25%         21.20%          10.80%          20.65%
   Liquid assets to
    ending deposits(2)                   30.71%         24.93%          13.12%          24.36%
-----------------



(1) Liquid assets include cash and due from banks, federal funds sold, interest-bearing deposits and market value of available-for-sale securities less book value of pledged securities.

(2)      Deposits are net of pledged public deposits.

         Liquidity, which primarily represents Palomar Community's ability to meet fluctuations in deposit levels and customers' credit needs, is managed through various funding strategies that reflect the maturity structure of the assets being funded. Management monitors its liquidity position daily in relation to its deposit base and projected loan funding or payoffs.

         Excess liquidity can adversely impact earnings, if not properly managed. The process of asset/liability management has evolved from simple "gap" analysis, where a bank views repricing opportunities of its assets and liabilities through various time periods, to simulation, interest rate risk, and economic value of equity reporting. These processes not only measure risk, but also provide Palomar Community with evaluation tools necessary for prudent management of continued, stable earnings, regardless of interest rate fluctuations.

Risk Management

         Various types of risk are inherent in the business of banking. Federal regulators have adopted examination guidelines that scrutinize not only a bank's level of risk, but also its ability to manage and control that risk. Regulators evaluate risks that affect capital, liquidity, and compliance to determine their potential effect on the safety and soundness of a bank. Certain risks may be covered by insurance coverage, but management must establish a risk management approach that addresses all areas of risk.

         Palomar Community has in place acceptable limits for each of the risks identified by the FDIC. We have defined various types of risk, and have mechanisms in place to manage, monitor and report those risks. Specifically, Palomar Community focuses on six risk categories within each area of Palomar Community. The risk categories include credit risk, interest rate risk, liquidity risk, market risk, transaction risk and compliance risk.

Other Income

         Other income for Palomar Community includes customer service fees, net gain or loss from sale of loans, net gain or loss from sale of investment securities, and other miscellaneous income. Other income was $65,000 and $70,000 for the quarters ended March 31, 2001 and 2000, respectively. This represents a decrease of $5,000 from 2000 or 7%. Total other income was $538,000 for the year-ended December 2000, a decrease of $175,000, or 24.5% less from total other income of $713,000 for than year-end December 31, 1999 at $713,000. Other income decreased by $189,000 or 20.9% during the year ended December 31, 1999.

         The following table sets forth components of Palomar Community's noninterest income:



(Dollars in thousands)                    Three Months
                                             Ended
                                           March 31,            Year Ended December 31,
                                           ---------      -----------------------------------
                                             2001            2000         1999         1998
                                           ---------      --------      --------     --------
Fees and other income:
Gain from sale of loans                    $       2      $     45      $    486     $    629
Loan origination fees                             15            78            --           11
Loan servicing fees                                1            88           141          177
Gain from the sale
  of loan servicing                               --           187            --           --
Service  charges/fees                             45            80            71           23
Other income                                       2            60            15           61
                                           ---------      --------      --------     --------

Total other income                         $      65      $    538      $    713     $    901
                                           =========      ========      ========     ========



Noninterest Expenses

         Noninterest expenses increased $139,000, or 22%, to $771,000 for the quarter ended March 31, 2001 compared to $632,000 for the quarter ended March 31, 2000. The increase in 2001 was primarily attributable to an increase in the level of employee expenses of $104,000. Total noninterest expenses for 2000 were $5.0 million compared to $3.4 million in 1999, an increase of $1.6 million, or 47%. Noninterest expenses for 1999 exceeded noninterest expenses for 1998 by $700,000, or 25%.

         Salaries and employee benefits expense for the three months ended March 31, 2001 and 2000 were $400,000 and $300,000 respectively, and for the three years ended December 31, 2000, 1999 and 1998 have remained stable at $1.4 million, $1.4 million and $1.2 million, respectively.


         Other operating expenses, including professional fees, data processing fees, supplies and advertising were $238,000 and $190,000 for the three months ended March 31, 2001 and 2000, respectively, an increase of 20%, and were $800,000 in 2000, compared to $1.2 million in 1999, a decrease of 33%, or $400,000. Other operating expenses for the year ended December 31, 1998 were $1.1 million, $100,000 less than for the year ended December 31, 1999. The most significant reason for the increase in total noninterest expenses during the year ended December 31, 2000 was the impairment write-down of goodwill due to the pending sale of Palomar Community to Centennial First. See the caption entitled "Impairment of Goodwill" for a further explanation of this writedown.


         The following table summarizes the significant components of noninterest expense for the three months ended March 31, 2001 and 2000 and the years ended December 31, 2000, 1999 and 1998:



(Dollars in thousands)                   Three Months Ended
                                              March 31,                    Year Ended December 31,
                                      ------------------------       -----------------------------------
                                       2001            2000            2000          1999         1998
                                     --------        --------        --------      --------     --------
Noninterest expense:
Salaries, wages and
  employee benefits                  $    383        $    279        $  1,367      $  1,396     $  1,207
Occupancy expense                          99              85             421           491          341
Amortization of goodwill and
  other intangible assets                  51              78             392           392           77
Impairment of goodwill                     --              --           2,110            --           --
Other operating expense                   238             190             753         1,169        1,139
                                     --------        --------        --------      --------     --------

Total noninterest expense            $    771        $    632        $  5,043      $  3,448     $  2,764
                                     ========        ========        ========      ========     ========


Income Taxes

         The provision for income taxes was $81,000 and $114,000 for the three months ended March 31, 2001 and 2000, respectively. The effective income tax rates for the quarters ended March 31, 2001 and 2000 were 57% and 58.8%, respectively. These rates were higher than the statutory rates primarily due to the nondeductibility of goodwill amortization for tax purposes. The provision for income taxes was $451,000 in 2000 compared to $228,000 in 1999 and $143,000 in 1998. For the year ended December 31, 2000, the effective tax rate was 32.8% compared to an effective tax rate of 94.3% in 1999, and 29.4% in 1998. The significant increases in the effective income tax rates during 2000 and 1999 were primarily due to the nondeductibility of goodwill amortization and impairment for tax reporting purposes.

Investment Securities

         Palomar Community's investment portfolio provides income and also serves as a source of liquidity. Total yield, maturity and risk are among the factors considered in building the investment portfolio. Under FDIC guidelines for risk-based capital, certain loans and investments may affect the level of capital required to support risk-weighted assets. For example, U.S. Treasury Securities have a 0% risk weighting, whereas U.S. agency pools have a 20% risk weighting, while 1-4 family real estate loans carry a 50% risk weighting. In addition, pursuant to FASB 115, securities must be classified as held-to-maturity, available-for-sale, or trading securities. Those securities held in the available-for-sale category must be carried on Palomar Community's books at fair value.


         At March 31, 2001, Palomar Community's available-for-sale investment portfolio at fair value consisted of $3 million in mortgage backed securities and $500 thousand in FHLMC bonds. At December 31, 2000, Palomar Community's available-for-sale investment portfolio at fair value consisted of $3.3 million in mortgage-backed securities, $500,000 in FHLMC bonds, and $1 million in Federal Home Loan Bank bonds compared to $4.4 million in mortgage-backed securities, and $500,000 in FHLMC bonds in 1999. At December 31, 2000 and 1999, Palomar Community did not carry any held-to-maturity investments. Interest-bearing deposits in other financial institutions totaled $1.9 million at March 31, 2001 compared to $1.7 million at March 31, 2000. Interest-bearing deposits in other financial institutions totaled $1.6 million at December 31, 2000. There were no interest-bearing deposits in other financial institutions at December 31, 1999. Overnight federal funds sold totaled $15.6 million and $3.7 million at March 31, 2001 and 2000, respectively and $7.9 million and $3.7 million at December 31, 2000, and 1999, respectively.


         The following tables are a comparison of amortized cost and fair value of investment securities at March 31, 2001, December 31, 2000 and 1999:



(Dollars in thousands)                                            March 31, 2001
                                                     ---------------------------------------

                                              Amortized         Unrealized       Unrealized        Fair
                                                 Cost             Gains            Losses          Value
                                            -------------     -------------     ------------     ---------
Available-for-sale:
Mortgage-backed securities                  $       2,981     $           6     $        (18)    $   2,969
FHLMC Bonds                                           500                --               --           500
                                            -------------     -------------     ------------     ---------
                                            $       3,481     $           6     $        (18)    $   3,469
                                            =============     =============     ============     =========


(Dollars in thousands)                                               December 31,  2000
                                            --------------------------------------------------------------
                                              Amortized         Unrealized       Unrealized        Fair
                                                 Cost             Gains            Losses          Value
                                            -------------     -------------     ------------     ---------
Available-for-sale:
Mortgage-backed securities                  $       3,355     $           3     $        (30)    $   3,328
FHLMC Bonds                                           500                --               (9)          491
Federal Home Loan Bank Bonds                        1,000                 1               --         1,001
                                            -------------     -------------     ------------     ---------
                                            $       4,855     $           4     $        (39)    $   4,820
                                            =============     =============     ============     =========


(Dollars in thousands)                                             December 31, 1999
                                            --------------------------------------------------------------
                                              Amortized         Unrealized       Unrealized        Fair
                                                 Cost             Gains            Losses          Value
                                            -------------     -------------     ------------     ---------
Available-for-sale:
Mortgage-backed securities                  $       4,483     $           9     $        (58)    $   4,434
FHLMC Bonds                                           500                --              (37)          463
                                            -------------     -------------     ------------     ---------
                                            $       4,983     $           9     $        (95)    $   4,897
                                            =============     =============     ============     =========

         At March 31, 2001 and December 31, 2000 the book value of the following issuer's securities exceeded 10% of Palomar Community's shareholders' equity:



(Dollars in thousands)                  As of March 31, 2001           As of December 31, 2000
                                     --------------------------      ---------------------------
                                     Book Value      Fair Value      Book Value       Fair Value
                                     ----------      ----------      ----------       ----------

Mortgage-backed securities
  guaranteed by GNMA                 $    1,977      $    1,969      $    2,142       $    2,125


         Investment securities at the dates indicated consisted of the following:


(Dollars in thousands)                        March 31, 2001               December 31, 2000                December 31, 1999
                                    ------------------------------   ----------------------------   ------------------------------
                                                  Approx.                        Approx.                          Approx.
                                    Amortized      Fair              Amortized    Fair              Amortized      Fair
                                      Cost         Value    %Yield     Cost       Value    %Yield     Cost        Value     %Yield
                                    -----------  ---------  ------   ---------   -------   ------   ---------   ---------   ------
Mortgage-backed securities:
One year or less
Over one to five years
Over five to ten years
Over ten years                       $2,981        $2,969    7.65%     $3,355    $3,328    7.62%     $4,483       $4,434    6.67%

Government-backed bonds
One year or less
Over one to five years
Over five to ten years
Over ten years                       $  500        $  500    7.00%     $  500    $  491    7.00%     $  500          463    7.00%

Federal Home Loan Bank bonds
One year or less                     $             $                   $1,000    $1,001    6.78%     $            $
Over one to five years
Over five to ten years
 Over ten years

Loans and Concentrations


         Net loans were $53.4 million at March 31, 2001, a decrease of $1.4 million, or 2.6% from $54.8 million at December 31, 2000. Total loans of $54.8 million at December 31, 2000, decreased $2.5 million, or 4.4% from total loans of $57.3 million at December 31, 1999. Total loans at December 31, 1999 decreased $5.3 million or 8.5% from December 31, 1998 total loans of $62.6 million.


         Types of Loans. The table below shows the composition of Palomar Community's loan portfolio as of the dates indicated:



(Dollars in thousands)            March 31,                         DECEMBER 31,
                            --------------------     ----------------------------------------
                                    2001                     2000                 1999
                            --------------------     -------------------  -------------------
                             AMOUNT        %          AMOUNT       %       AMOUNT       %
                            --------   ---------     --------  ---------  --------  ---------
Real estate
   loans-investment         $ 34,458      63.5%      $ 35,727     64.2%    $33,022       56.9%
Real estate
  loans-held for sale             --        --            251       .5%         --         --
Commercial/consumer            5,201       9.6%         2,172      3.9%        497         .9%
Installment                       32        --             34       .1%         34         .1%
Loan participations
  purchased:
    Real estate                7,030      13.0%         9,789     17.6%     16,086       27.8%
    Unguaranteed
     portion of SBA loans      7,525      13.9%         7,609     13.7%      8,319       14.3%
                            --------    ------       --------   ------    --------     ------
Total loans                   54,246     100.0%        55,582    100.0%     57,958      100.0%
                                        ======                  ======                 ======
Less unearned income             (83)                     (73)                 (54)
Less allowance
  for loan losses               (731)                    (726)                (612)
                            --------                 --------             --------
Net loans                   $ 53,432                 $ 54,783             $ 57,292
                            ========                 ========             ========


         Real Estate Loans

         In order to accommodate existing customers and to solicit new commercial loan and deposit relationships, Palomar Community originates permanent loans secured by owner-occupied commercial real estate (investor-owned real estate is only considered on an exception basis as an accommodation to substantial existing customers). Palomar Community's commercial real estate portfolio primarily includes loans secured by small office buildings and commercial/industrial real properties. Commercial real estate loans may be secured by a combination of both commercial and single-family properties. In the past, Palomar Community originated and held real estate loans secured by single family residential properties, however all current loan requests based on such properties are brokered to other lender/investors, and not held by Palomar Community in its loan portfolio.

         At March 31, 2001, Palomar Community had outstanding real estate loans held for investment of $34.5 million, representing 63.5% of the total loan portfolio. At December 31, 2000, Palomar Community had outstanding real estate loans held for investment and sale totaling approximately $36 million or approximately 64% of Palomar Community's total loan portfolio.


         Commercial Business Loans


         Palomar Community's commercial loans consist of business loans that are not secured by real estate, or if secured by real estate, the principal source of repayment is expected to be from business income, operating cash flows, etc. For a discussion of Palomar Community's loans secured by commercial real estate lending see the caption "Real Estate Loans" above. Business loans include revolving lines of credit, working capital loans, equipment financing, letters of credit and inventory financing. At March 31, 2001, Palomar Community had business loans totaling $4.7 million, representing 8.7% of the total loan portfolio. At December 31, 2000, Palomar Community had business loans totaling approximately $1.7 million, representing 3.1% of Palomar Community's loan portfolio. Typically, business loans are floating rate obligations and are made for terms of 5 years or less, depending on the purpose of the loan and the collateral. No single business customer accounted for more than 3% of total net loans at December 31, 2000.


         Consumer and Other Loans


         The consumer loans originated by Palomar Community include non-real estate secured consumer loans, unsecured personal loans, and home lines of credit. Consumer loans totaled $474,000 at March 31, 2001, representing .9% of the loan portfolio. At December 31, 2000, consumer loans totaled $486,000, or .9% of Palomar Community's loan portfolio.


         Loan Participations  Purchased


         Palomar Community has purchased certain loan participations from Community West Bancshares, its parent company, in the ordinary course of business. These participations were purchased at par value. Purchases aggregated $570,000 and $21 million in 2000 and 1999 respectively. Palomar Community also sold a portion of these participations back to Community West Bancshares for ultimate sale to third party investors. Sales to Community West Bancshares totaled $2.6 million and $10.1 million in 2000 and 1999 respectively. The sales generally were transacted at par value between Palomar Community and Community West Bancshares. The outstanding balances of participation loans at March 31, 2001 were $14.6 million. The outstanding balances of these participation loans totaled $17.4 million and $24.4 million at December 31, 2000 and 1999 respectively.


         As part of the Stock Purchase Agreement, Community West Bancshares is required to purchase back from Palomar Community all of Palomar Community's purchased participations in the unguaranteed SBA loans prior to the close of the transaction. At March 31, 2001, Palomar Community had $7.5 million in unguaranteed purchased participations of SBA loans. As of December 31, 2000, Palomar Community had $7.6 million in unguaranteed purchased participations of SBA loans.

         At March 31, 2001, $14.4 million, or 26.5%, of Palomar Community's loan portfolio is at fixed rates versus $39.8 million, or 73.5%, at variable rates. Approximately 27%, or $15.1 million, of Palomar Community's loan portfolio is at fixed rates at December 31, 2000, compared to 34%, or $20 million, at December 31, 1999. Loans with variable rates were $40.5 million at December 31, 2000 compared to $38 million at December 31, 1999.


Allowance for Loan Losses


         The allowance for loan losses is maintained in accordance with generally accepted accounting principles at a level believed adequate by management to absorb known and inherent probable losses on existing loans at the balance sheet date through a provision for loan losses charged to expense. The allowance for loan losses was $731,000 at March 31, 2001. This balance represented 1.35% of gross loans at March 31, 2001. The allowance for loan losses was $726,000 or 1.31% of gross loans at December 31, 2000, compared to $612,000 or 1.06% of gross loans at December 31, 1999. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio, which takes into consideration such factors as changes in the growth, size and composition of the loan portfolio, overall portfolio quality, review of specific problem loans, collateral, guarantees and economic conditions that may affect the borrowers' ability to pay and/or the value of the underlying collateral. Short-term and long-term economic forecasts , as well as anticipated economic conditions, only impact management's assessment of the adequacy of the allowance for loan losses to the extent that they impact inherent losses in the loan portfolio as of the balance sheet date.


         Nonperforming assets include loans for which interest is no longer accruing, loans 90 or more days past due, impaired loans and other real estate owned. Nonperforming assets at March 31, 2001 totaled $303,000, and $253,000 at December 31, 2000 as compared to $1.7 million at December 31, 1999. These balances represented .56% of the outstanding loan balances at March 31, 2001, and .60% and 2.88%, of the outstanding loan balances at December 31, 2000 and 1999, respectively.

Loan Losses and Recoveries


         The following table summarizes the changes in the allowance for loan losses for the respective periods:



(Dollars in thousands)                      Three Months
                                               Ended
                                              March 31,         December 31,
                                             ----------   -----------------------
                                                2001          2000         1999
                                             ----------   -----------  ----------
Allowance for loan losses,
  beginning of period                         $    726     $    612     $    627
Loans charged off:
  Real estate                                     --            (95)         (59)
  Commercial/consumer                              (40)          (4)          (1)
                                              --------     --------     --------
  Total loans charged off                          (40)         (99)         (60)
Recoveries:
  Real estate                                     --              3         --
                                              --------     --------     --------
Net (charge offs) recoveries                       (40)         (96)         (60)
Provision charged to operations                     45          210           45
                                              --------     --------     --------
Allowance for loan losses, end of period      $    731     $    726     $    612
                                              ========     ========     ========
Loans outstanding at end of period, net of
  unearned interest income                    $ 54,246     $ 55,582     $ 57,958
Average loans outstanding
  during the period                             54,257       55,810       61,899
Ratio of net loans charged off to average
  loans outstanding                                .07%         .18%         .10%
Ratio of allowance for loan losses to loans
 at end of period                                 1.35%        1.31%        1.06%

          Allocation of the allowance for loan losses:



(Dollars in thousands)                            As of                                             As of
                                                March 31,                                         December 31,
                                       ----------------------------    -----------------------------------------------------------
                                                  2001                             2000                           1999
                                       ----------------------------    ----------------------------   ----------------------------
                                                      Ratio of Loan                   Ratio of Loan                  Ratio of Loan
                                        Allowance      Category to      Allowance      Category to     Allowance      Category to
                                           for         Outstanding         for         Outstanding        for         Outstanding
                                       Loan Losses     Total Loans     Loan Losses     Total Loans    Loan Losses     Total Loans
                                       -----------     -----------     -----------     -----------    -----------     -----------
Construction loans                      $     70             2%          $    45              1%        $     0              0%
Residential real
  estate loans                               240            39%              259             39%            211             42%
Non residential
  real estate loans                           80            22%               88             24%             45             15%
Commercial/
  consumer                                   183             7%              142              4%             23              1%
Real estate
  participation
  loans purchased                             83            16%               93             18%            283             28%
(Unguaranteed)
  portion of SBA
  participated loans
   purchased                                  75            14%               99             14%             50             14%
                                       ---------         -----           -------          -----         -------          -----

Total allowance
  for loan losses                      $     731           100%          $   726            100%        $   612            100%
                                       ---------         -----           -------          -----         -------          -----

Total loans                            $  54,246                         $55,582                        $57,958

The adequacy of the allowance for loan losses is measured in the context of several key ratios and factors including: (1) the ratio of the allowance to total outstanding loans; (2) the ratio of total nonperforming loans to total loans; and (3) the ratio of net charge-offs (recoveries) to average loans outstanding. Additional factors considered in establishing an appropriate allowance include a careful assessment of the financial condition of each borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of each borrower; comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans. Management's evaluation is based on a system whereby each loan is "graded" at the time of origination, extension or renewal.

         Each grade is assessed a risk factor, which is calculated to assess the adequacy of the allowance for loan losses. Further, management considers other factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, trends in the level of delinquent and classified loans, specific problem loans and commitments, and current and anticipated economic conditions.

Nonperforming Assets


         Palomar Community's policy is to recognize interest income on an accrual basis unless the full collectibility of principal and interest is uncertain. Loans that are delinquent 90 days or more, unless well secured and in the process of collection, are placed on nonaccrual status on a cash basis and previously accrued but uncollected interest is reversed against income. Thereafter, income is recognized only as cash receipts are recorded. Collectibility is determined by considering the borrower's financial condition, cash flow, quality of management, the existence of collateral or guarantees and the state of the local economy.

         The following table provides information with respect to all nonperforming assets.


(Dollars in thousands)                    As of             As of
                                        March 31,        December 31,
                                        ---------   --------------------
                                           2001       2000        1999
                                         -------    -------    ---------
Loans on nonaccrual status               $   303    $   253    $   1,468
                                         -------    -------    ---------
Total nonperforming assets               $   303    $   253    $   1,672
                                         =======    =======    =========

Allowance for loan losses                $   731    $   726    $     612
Ratio of total nonperforming assets
  to total assets                           0.37%      0.42%        2.19%
Ratio of total nonperforming assets
  to total loans                            0.56%      0.60%        2.88%
Ratio of nonperforming assets to
  total allowance for loan losses          41.45%     46.01%      273.20%

Maturities of Loans


         The following table shows the maturity distribution of Palomar Community's loan portfolio with principal balances indicated by both fixed and floating rate categories as of March 31, 2001 and December 31, 2000:


(Dollars in thousands)                         March 31, 2001                                December 31, 2000
                                -------------------------------------------    --------------------------------------------
                                            Due After                                     Due After
                                  Due in    One Year                            Due in    One Year
                                One Year    Through      Due After    Total    One Year    Through      Due After    Total
                                 Or Less   Five Years    Five Years   Loans     Or Less   Five Years    Five Years   Loans
                                --------   ----------    ----------  -------   --------   ----------    ----------  -------
FIXED RATE LOANS
  Real estate                    $     6    $     275     $  3,720   $ 4,001   $          $     268     $   3,840   $ 4,108
  Commercial/consumer                  5          101          261       367                     74           262       336
  Installment                         32            -            -        32        34            -             -        34
Loan participations purchased:
  Real estate                        266        3,465        2,625     6,356       864        3,693         2,438     6,995
  (Unguaranteed portion)
    of SBA loans                       -            -        3,599     3,599         -            -         3,625     3,625
                                --------   ----------    ---------   -------   -------   ----------    ----------  --------
Total fixed rate loans               309        3,841       10,205    14,355       898        4,035        10,165    15,098
                                --------   ----------    ---------   -------   -------   ----------    ----------  --------

FLOATING RATE LOANS
  Real estate                    $   317    $   8,472     $ 21,668   $30,457   $   146    $   8,204     $  23,520   $31,870
  Commercial/consumer              1,211          504        3,119     4,834     1,098          240           498     1,836
  Installment                          -            -            -         -         -            -             -         -
Loan participations purchased:
  Real estate                          -          154          520       674         -          136         2,658     2,794
  (Unguaranteed portion)
    of SBA loans                       -            -        3,926     3,926         -            -         3,984     3,984
                                --------   ----------    ---------   -------   -------   ----------    ----------  --------
Total floating rate loans          1,528        9,130       29,233    39,891     1,244        8,580        30,660    40,484
                                --------   ----------    ---------   -------   -------   ----------    ----------  --------

Total loans                      $ 1,837    $  12,971     $ 39,438   $54,246   $ 2,142    $  12,615     $  40,825   $55,582
                                ========   ==========    =========   =======   =======   ==========    ==========  ========

Deposits


         Total deposits increased $2.9 million, or 4.4%, to $69.5 million at March 31, 2001 from $66.6 million at December 31, 2000. Total deposits increased $3.7 million, or 5.9%, to $66.6 million at December 31, 2000 from $62.9 million in 1999. During 1999, total deposits decreased $13.2 million or 17.35% from $76.1 million at December 31, 1998. Noninterest-bearing deposits of $6.7 million at March 31, 2001 increased $2.1 million, or 46% from $4.6 million at December 31, 2000. Noninterest-bearing demand deposits at December 31, 2000 were $4.6 million, an increase of $3.6 million, or 360% from December 31, 1999. Noninterest-bearing demand deposits of $952,000 at December 31, 1999 were $226,000 higher than at December 31, 1998. Interest-bearing and NOW account balances increased to $19.9 million at March 31, 2001 which was an increase of $3 million, or 18% over the December 31, 2000 balance of $16.9 million. Interest-bearing and NOW account balances increased 117% or $9.1 million, to $16.9 million at December 31, 2000; compared to interest-bearing and NOW account balances of $7.8 million at December 31, 1999. The December 31, 1999 balances were $2.2 million higher than the December 31, 1998 balance of $5.6 million which represents a 39.3% increase. Savings and time deposits decreased $2.3 million, or 5.1% from the December 31, 2000 balance of $45.1 million to $42.8 million at March 31, 2001. Savings and time deposits decreased $9.1 million, or 16.8% to $45.1 million at December 31, 2000, from $54.2 million at December 31, 1999. Savings and time deposit balances of $54.2 million at December 31, 1999 decreased $15.6 million, or 22.3%, from December 31, 1998 balances of $69.8 million.



         The following table sets forth, by time remaining to maturity, all time certificates of deposit accounts over $100,000 outstanding at March 31, 2001 and December 31, 2000.


(Dollars in thousands)



                                    As of                         As of
                                March 31, 2001              December 31, 2000
                            -----------------------      ------------------------
                                 Time Deposits                Time Deposits
                                     Over                          Over
                                   $100,000                      $100,000
                            -----------------------      ------------------------
Three months or less                $1,670                        $4,201
Over three months
  through six months                 2,393                         1,304
Over six months
  through 12 months                  1,747                           944
Over twelve months                     578                           131
                                    ------                        ------
Total                               $6,388                        $6,580
                                    ======                        ======

Shareholders' Equity


         Shareholders' equity of $10.6 million at March 31, 2001 increased $100,000 from December 31, 2000, an increase of 1%. Total shareholders' equity for the year ended December 31, 2000 decreased $1.9 million or 15.3% to $10.5 million from December 31, 1999. For the year ended December 31, 1999, total shareholders' equity decreased $33,000, or 0.26% from $12.4 million at December 31, 1998.


         During 2000, total shareholders' equity decreased $140,000 due to cash dividends paid to Community West Bancshares, and was further reduced $1.8 million by the net loss for 2000. In 1999, total shareholders' equity decreased $33,000 from 1998 due to net earnings of $14,000 and other comprehensive loss of $47,000.


         Palomar Community's cost of funds is the result of total interest expense divided by total deposits. Palomar Community's cost of funds was 3.73% and 3.88% for the quarters ended March 31, 2001 and 2000, respectively. For 2000, cost of funds was 3.80% compared to 4.58% for 1999 and 4.53% for 1998.


Impairment of Goodwill

         On December 14, 1998, Community West Bancshares issued 1,367,542 shares of its common stock with a value of approximately $12.5 million to consummate a merger with Palomar Community. That transaction constituted a tax-free reorganization and had been accounted for using the purchase method of accounting. Palomar Community's total cost for the acquisition was approximately $12.5 million, which was allocated to the fair value of the assets acquired and liabilities assumed. The amount paid in excess of the fair value of the net tangible and intangible assets acquired, approximately $6.2 million, was recorded as goodwill and is being amortized on a straight-line basis over 20 years. In December 2000, an impairment adjustment of $2.1 million was charged against operations based on the pending sale of Palomar Community to Centennial First at a price of $10.5 million. Approximately $571,000 of the purchase price was allocated to core deposit intangibles and is being amortized on an accelerated basis over seven years.

         Goodwill and other intangible assets as of March 31, 2001 and December 31, 2000 and 1999 were as follows:



(Dollars in thousands)                As of                    As of
                                    March 31,                December 31,
                                    ---------        --------------------------
                                      2001             2000             1999
                                    ---------        ---------       ----------
Goodwill                             $ 6,188          $ 6,188          $ 6,188
Other intangible assets                  571              571              571
Accumulated amortization                (869)            (798)            (406)
Goodwill impairment                   (2,110)          (2,110)               0
                                     -------          -------          -------
Goodwill and other
  intangible assets, net             $ 3,780          $ 3,851          $ 6,353
                                     =======          =======          =======

Net Interest Income/Net Interest Margin


         Net interest income totaled $893 thousand for the quarter ended March 31, 2001, an increase of $107 thousand, or 13.6%, from the $786 thousand reported for the quarter ended March 31, 2000. The primary factors for the increase was increasing yields on the loan portfolio offset by a decreasing level of cost of funds. The net interest margin for the quarters ended March 31, 2001 and 2000 were 4.76% and 4.52%, respectively. Net interest income totaled $3.3 million for the year ended December 31, 2000, up 10% from $3.0 million at December 31, 1999, compared to net interest income of $2.2 million in 1998. The primary factor contributing to the growth of net interest income during 2000 was an increase in loan yields and a decrease in deposit costs. The net interest margin was 4.90%, 4.03%, and 2.85% for the years ended December 31, 2000, 1999 and 1998, respectively.


         The following table sets forth average interest earning assets and interest-bearing liabilities, the amount of interest income or interest expense; and the average yield or rate for each category of interest-bearing assets and interest-bearing liabilities and the net interest margin (net interest income divided by average earning assets) for the periods indicated:



(Dollars in thousands)                        March 31,                                 December 31,
                                    ---------------------------   ---------------------------------------------------------
                                                2001                         2000                           1999
                                    ---------------------------   ---------------------------   ---------------------------
                                             Interest  Average             Interest  Average             Interest  Average
                                    Average   Earned/  Interest   Average   Earned/  Interest   Average   Earned/  Interest
                                    Balance    Paid      Rate     Balance    Paid      Rate     Balance    Paid      Rate
                                    -------   -------  --------   -------   -------  --------   -------   -------  --------
INTEREST-EARNING ASSETS:
Federal funds sold                  $13,831   $   193    5.58%    $  5,019  $   320     6.38%   $ 5,880    $  284    4.83%
Interest bearing deposits
  in other financial
  institutions                        1,680        25    5.95%       1,729      113     6.54%       993        47    4.73%
Investment securities                 4,750        80    6.74%       5,629      389     6.91%     6,159       400    6.49%
                                    -------   -------              -------   ------             -------    ------
Total investments                    20,261       298    5.88%      12,377      822     6.64%    13,032       731    5.61%

Loans                                54,257     1,221    9.00%      55,810    5,051     9.05%    61,899     5,175    8.36%
                                    -------   -------              -------   ------             -------    ------
Total interest-earning assets       $74,518    $1,519    8.15%     $68,187   $5,873     8.61%   $74,931    $5,906    7.88%
                                    =======   =======              =======   ======             =======    ======

INTEREST-BEARING LIABILITIES:
Demand deposits                     $ 7,922   $     -       -      $ 2,877   $    -        -    $   732    $    -       -
Interest-bearing demand deposits      7,679        25    1.30%       6,342       82     1.29%     5,879        79    1.34%
Money market deposits                 8,823        78    3.54%       5,314      188     3.54%     3,122       125    4.00%
Savings deposits                      6,082        38    2.50%       7,041      180     2.56%     7,731       227    2.94%
Time deposit of $100,000 or more      8,154       109    5.35%       8,292      437     5.27%     9,849       463    4.70%
Time deposits under $100,000         28,470       376    5.28%      32,416    1,644     5.07%    41,929     1,990    4.75%
                                    -------   -------              -------   ------             -------    ------
Total interest-bearing deposits      59,208       626    4.23%      59,405    2,531     4.26%    68,510     2,884    4.21%
                                    -------   -------              -------   ------             -------    ------
Total deposits and
  other borrowings                  $67,130   $   626    3.73%     $62,282   $2,531     4.06%   $69,242    $2,884    4.17%
                                    =======   =======              =======   ======             =======    ======
Average rate excluding
  demand deposits                                        4.23%                          4.26%                        4.21%

Net interest income                           $   893              $ 3,342                      $ 3,022
                                              =======              =======                      =======
Net interest margin                                      4.76%                          4.90%                        4.03%


Analysis of Changes in Interest Differential


         The following table shows the unaudited dollar amount of the increase (decrease) in Palomar Community's net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate and volume variances have been allocated proportionally between rate and volume changes.



(Dollars in  thousands)                 Three Months Ended                 Year Ended                       Year Ended
                                          March 31, 2001                December 31, 2000                December 31, 1999
                                            Over 2000                       Over 1999                        Over 1998
                                    Increase (Decrease) Due to     Increase (Decrease) Due to      Increase (Decrease) Due  to
                                    --------------------------     --------------------------      ---------------------------
                                    Volume    Rate       Total     Volume    Rate       Total      Volume    Rate        Total
                                    ------    ----       -----     ------    ----       -----      ------    ----        -----
Increase (decrease) in interest income
Federal funds sold                   $164     $(31)       $133     $ 204    $(168)      $   36     $(157)   $  179       $  22
Interest-bearing deposits in
  financial institutions                3       (2)          1        75       (9)          66       (84)       74         (10)
Investment securities                 (37)      20         (17)      (10)      (1)         (11)     (324)      (95)       (419)
Loans                                 (80)      89           9      (199)      75         (124)     (423)    1,048         625
                                    -----     ----       -----     -----    -----       -----      -----    ------       -----
    Total                            $ 50     $ 76        $126     $  70    $(103)      $  (33)    $(988)   $1,206       $ 218
                                    -----     ----       -----     -----    -----       -----      -----    ------       -----

Increase (decrease) in interest expense
Interest-bearing
  demand deposits                      19      (12)          7        52      (49)          3         (3)        5           2
Money market deposits                  32       10          42       209     (146)         63        (82)       58         (24)
Savings deposits                       (9)      (4)        (13)      (57)      10         (47)        81       (34)         47
Time deposits of
  $100,000 or more                     (7)       8           1       (42)      16         (26)      (224)       87        (137)
Time deposits
  under $100,000                      (69)      51         (18)     (298)     (48)       (346)      (486)       32        (454)
                                    -----     ----       -----     -----    -----       -----      -----    ------       -----
    Total                           $ (34)    $ 53       $  19     $(136)   $(217)      $(353)     $(714)   $  148       $(566)
                                    -----     ----       -----     -----    -----       -----      -----    ------       -----

Total change in net
  interest income                   $  84     $ 23       $ 107     $ 206    $ 114       $ 320      $(274)   $1,058       $ 784
                                    =====     ====       =====     =====    =====       =====      =====    ======       =====

Asset/Liability Management and Interest Rate Sensitivity

         The operating income and net income of Palomar Community depend to a substantial extent on "rate differentials," i.e., the difference between the income Palomar Community receives from loans, securities and other earning assets, and the interest expense it pays on deposits and other liabilities. Interest income and interest expense are affected by general economic conditions and by competition in the marketplace. Palomar Community's interest and pricing strategies are driven by its asset/liability management analysis and by local market conditions.

         Palomar Community seeks to manage its assets and liabilities to generate a stable level of earnings in response to changing interest rates and to manage its interest rate risk. Palomar Community further strives to serve its communities and customers through deployment of its resources on a corporate-wide basis so that qualified loan demands may be funded. Asset/liability management involves managing the relationship between interest rate sensitive assets and interest rate sensitive liabilities.

         The interest rate sensitivity is measured over time and is based on Palomar Community's ability to reprice its assets and liabilities. The opportunity to reprice assets in the same dollar amounts and at the same time, as liabilities would minimize interest rate risk in any interest rate environment. The difference between the amount of assets and liabilities repriced at the same time is referred to as the "gap." This gap represents the risk, or opportunity, in repricing. In general, if more assets than liabilities are repriced at a given time in a rising rate environment, net interest income would improve, and in a declining rate environment, net interest income would deteriorate. If more liabilities than assets were repriced under the same conditions, the opposite results would prevail. Palomar Community is asset sensitive and its near term performance could be enhanced by rising rates and negatively affected by falling rates due mainly to the significant amount of earning assets tied to prime or other indices.


         Interest Rate Risk. The table below shows the potential change in NIM (before taxes) if rates changed as of March 31, 2001, and December 31, 2000. NIM is the "net interest margin" which is the spread or difference between interest-earning assets and interest-paying liabilities. Palomar Community's NIM tends to increase if rates rise, and tends to decline if rates fall. The cause of this exposure is due to Palomar Community's concentration of short-term and rate sensitive loans as of March 31, 2001, and December 31, 2000.

         Economic Risk. Palomar Community establishes earnings risk limits for flat rates, and up/down 200 basis points. Palomar Community has determined that under these scenarios, the resultant "economic value of equity" or "EVE" should be no higher than 20%. Palomar Community measures the potential change in the net present value of Palomar Community's net existing assets and liabilities if rates change (the "EVE"). The table below also shows the EVE. The EVE is determined by valuing Palomar Community's assets and liabilities as of March 31, 2001, and December 31, 2000, using a present value cash flow calculation as if Palomar Community is liquidated.



(Dollars in thousands)
                                              March 31, 2001
-------------------------------------------------------------------------------------------------------
                                                               % Change in NIM to
         Change in              Change in NIM                 Shareholders' Equity
      Interest Rates       (In thousands pre-tax)                   (pre-tax)                 % of EVE
      --------------       ----------------------         ----------------------------        ---------
            +2%                       $413                            3.89%                     (2.51%)
            -2%                       (441)                          (4.15%)                     2.28%

(Dollars in thousands)
                                           December 31, 2000
-------------------------------------------------------------------------------------------------------
                                                               % Change in NIM to
         Change in              Change in NIM                 Shareholders' Equity
      Interest Rates       (In thousands pre-tax)                   (pre-tax)                 % of EVE
      --------------       ----------------------         ----------------------------        ---------
            +2%                       $292                            2.78%                     (4.08%)
            -2%                       (327)                          (3.11%)                     3.38%

         The following tables sets forth the repricing opportunities for the assets and liabilities of Palomar Community at March 31, 2001 and December 31, 2000. Assets and liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.



(Dollars in                                               March 31, 2001
  thousands)          -------------------------------------------------------------------------------------
                                           Over                      Over
                       Less       Three     One        Over          Five
                       Than      Through  Through      Three        Through     Over Non-
                      Three      Twelve    Three      Through       Fifteen      Fifteen  Interest-
                      Months     Months    Years     Five Years      Years        Years    Bearing    Total
                      ------     ------    -----     ----------      -----        -----    -------    -----
Assets:
Net loans             $21,860   $13,028   $ 3,996     $ 4,038       $ 3,454     $  6,753  $    303   $53,432
Investment
  securities              472     1,675                               1,322                            3,469
Federal funds
  sold                 15,583                                                                         15,583
FHLB stock                402                                                                            402
Interest-bearing
  deposits
  with banks            1,881                                                                          1,881
Noninterest-
  earning assets                                                                             6,536     6,536
                      -------   -------   -------     -------       -------     --------  --------   -------

Total assets          $40,198   $14,703    $3,996      $4,038        $4,776     $  6,753  $  6,839   $81,303
                      =======   =======   =======     =======       =======     ========  ========   =======

Liabilities:
Noninterest-
  bearing deposits                                                                        $  6,708   $ 6,708
Interest-bearing
  deposits             37,831    22,253     2,697                                                     62,781
Other liabilities                                                                            1,240     1,240
Shareholders'
  equity                                                                                    10,574    10,574
                      -------   -------   -------     -------       -------     --------  --------   -------

Total liabilities
  and shareholders'
  equity              $37,831   $22,253    $2,697                                         $ 18,522   $81,303
                      -------   -------   -------     -------       -------     --------  --------   -------

Interest rate
  sensitivity gap     $ 2,367   $(7,550)  $ 1,299     $ 4,038       $ 4,776     $  6,753  $(11,683)
                      =======   =======   =======     =======       =======     ========  ========

Cumulative interest
  rate sensitivity
  gap                 $ 2,367   $(5,183)  $(3,884)    $   154       $ 4,930     $ 11,683
                      =======   =======   =======     =======       =======     ========

(Dollars in                                               December 31, 2000
 thousands)           -------------------------------------------------------------------------------------
                                           Over                      Over
                       Less      Three     One         Over          Five
                       Than     Through   Through      Three        Through     Over        Non-
                      Three     Twelve     Three      Through       Fifteen    Fifteen    Interest-
                      Months    Months     Years     Five Years      Years      Years      Bearing    Total
                      ------    ------     -----     ----------      -----      -----      -------    -----
Assets:
Net loans             $19,389   $16,969    $3,168      $4,832        $3,064     $7,027       $334    $54,783
Investment
  securities            1,205     2,242                                 491        882                 4,820
Federal funds
  sold                  7,926                                                                          7,926
FHLB stock                395                                                                            395
Interest-bearing
  deposits
  with banks            1,582                                                                          1,582
Noninterest-
  earning assets                                                                            8,768      8,768
                      -------   -------    ------      ------        ------     ------    -------    -------

Total assets          $30,497   $19,211    $3,168      $4,832        $3,555     $7,909     $9,102    $78,274
                      =======   =======    ======      ======        ======     ======    =======    =======

Liabilities:
Noninterest-
  bearing deposits                                                                         $4,643    $ 4,643
Interest-bearing
  deposits             40,834    19,364     1,741                                                     61,939
Other liabilities                                                                           1,192      1,192
 Shareholders'
  equity                                                                                   10,500     10,500
                      -------   -------    ------      ------        ------     ------    -------    -------

Total liabilities
  and  shareholders'
  equity              $40,834   $19,364    $1,741      $    0        $    0     $    0    $16,335    $78,274
                      =======   =======    ======      ======        ======     ======    =======    =======

Interest rate
  sensitivity gap     ($10,337) ($  153)   $1,427      $4,832        $3,555     $7,909    $(7,233)
                      =======   =======    ======      ======        ======     ======    =======

Cumulative interest
  rate sensitivity
  gap                ($10,337) ($10,490)  ($9,063)    ($4,231)       ($ 676)    $7,233
                      =======   =======    ======      ======        ======     ======

Capital Resources


         The Federal Reserve Board and the FDIC have established minimum requirements for capital adequacy for banks. The requirements address both risk-based capital and leveraged capital. The regulatory agencies may establish higher minimum requirements if, for example, a corporation has previously received special attention or has a high susceptibility to interest rate risk.


         The following reflects Palomar Community's various capital ratios at March 31, 2001 and December 31, 2000, as compared to regulatory minimums:



                                                                                         Minimum
                                                                       Minimum            Well
                                                                       Capital         Capitalized
                            March 31, 2001     December 31, 2000     Requirement       Requirement
                            --------------     -----------------     -----------       -----------
Tier 1 capital                  12.91%               12.53%               4%                6%
Total risk-based capital        14.16%               13.77%               8%               10%
Leverage ratio                   8.86%                9.03%               4%                5%


         No regulatory agency has advised Palomar Community that it is deficient with respect to the Tier 1 leverage ratio. Management is unaware of any current recommendations by regulatory authorities, which if implemented, would have a material adverse impact on future operating results, liquidity or capital resources.

Effects of Inflation

         Assets and liabilities of financial institutions are principally monetary in nature. Accordingly, interest rates, which generally move with the rate of inflation, have a potentially significant effect on net interest income. Palomar Community attempts to limit inflation's impact of rates and net income margins through a continuing asset/liability management program.

                          BUSINESS OF PALOMAR COMMUNITY

Introduction


         Palomar Community was originally incorporated in 1983 and chartered as Palomar Savings & Loan in 1984, a full-service savings and loan association under the California corporate laws for the principal purpose of engaging in traditional financial services. On December 14, 1998, Community West Bancshares acquired Palomar Savings & Loan through an exchange of 2.11 shares of Community West Bancshares stock for each share of Palomar Savings & Loan stock.

         On November 4, 1999, Palomar Savings & Loan changed both its charter and name. The charter was changed from that of a savings and loan to a bank and the name was changed to Palomar Community Bank.

         Palomar Community provides banking services to individuals and business customers in the Escondido and surrounding communities and offers its customers a wide variety of personal, consumer and commercial services.

         Palomar Community is subject to regulation by the FDIC and the California Department of Financial Institutions which conduct periodic examinations of Palomar Community's operations and compliance with laws. Palomar Community's activities are conducted at its principal office located at 355 West Grand Avenue, Escondido, California.

         Compliance with environmental laws has not had a material impact on the operations of Palomar Community. However, Palomar Community could face potential liability or losses if its borrowers fail to comply with such laws and Palomar Community acquires contaminated properties in foreclosure.

Pending Acquisition of Palomar Community

         On December 1, 2000 Palomar Community, Centennial First, Community West Bancshares and Richard Sanborn, President and Chief Executive Officer of Palomar Community, entered into a stock purchase agreement whereby Centennial First will acquire Palomar Community for $10.5 million in cash.

         Community West Bancshares, parent company of Palomar Community, is a multi-bank holding company with its head offices located at 445 Pine Avenue, Goleta, California.

         Palomar Community's deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. At March 31, 2001, Palomar Community's assets and deposits totaled $81.3 million and $69.5 million respectively and shareholders' equity totaled $10.6 million. For the quarter ended March 31, 2001, Palomar Community's annualized net income on average assets and average equity was .30% and 2.32%, respectively. As of December 31, 2000, Palomar Community's assets and deposits totaled $78.3 million and $66.6 million, respectively, and Palomar Community had shareholders' equity of $10.5 million. For the year ended December 31, 2000, Palomar Community's loss on average assets and average equity was 2.36% and 15.90%, respectively.


         We expect to complete the acquisition of Palomar Community by Centennial First during the third quarter of year 2001. Closing is conditioned on, among other things, approval from state and federal banking regulatory authorities. The acquisition is also subject to the satisfaction and accuracy of certain representations and warranties made by the parties, the absence of litigation challenging the acquisition, and the absence of any adverse change in the operations and deposits of Palomar Community. In addition, the directors and executive officers of Community West Bancshares have agreed not to solicit offers for any transaction which would interfere with the acquisition. Under a termination fee provision, Centennial First could be liable to Community West Bancshares, and Community West Bancshares could be liable to Centennial First for a termination fee if either party fails to complete the acquisition for certain specified reasons, including an intentional breach of various pre-closing obligations. The termination fee ranges from $200,000 to a maximum of $500,000 depending on the nature of the breach.


Banking Services

         To retain existing customers and attract new customers, Palomar Community offers a broad range of services, including access to automated teller machines, ACH services, and daily courier services. In addition, Palomar Community maintains close relationships with its customers by providing direct access to senior management, rapid response to customer requests, and specialized market area knowledge of the communities in San Diego County.

Lending Activities


         Palomar Community concentrates its lending activities in real estate, commercial and consumer loans, made almost exclusively to individuals and businesses primarily in San Diego County. Palomar Community has no foreign loans. The net loan portfolio as of March 31, 2001 totaled $53.4 million, which represented 76.8% of total deposits and 65.7% of total assets. The net loan and lease portfolio as of December 31, 2000, totaled $54.8 million which represented 82% of total deposits and 70% of total assets.


Savings and Deposit Activities

         Palomar Community offers customary banking services including personal and business checking, savings accounts, time certificates of deposit and IRA accounts. Most of Palomar Community's deposits are obtained from consumers, commercial businesses, professionals, and individuals with high income or net worth.

         The following table sets forth certain information with respect to Palomar Community's savings and deposit activities as of March 31, 2001 and December 31, 2000.



                                    March 31, 2001              December 31, 2000
                               ----------------------        ----------------------
                               Number of      Average        Number of      Average
                               Accounts       Balance        Accounts       Balance
                               --------       -------        --------       -------
Demand deposit and
  money market accounts          2,072        $12,858          1,988        $10,822
Savings accounts                 1,295          4,626          1,325          4,900
Time certificates                1,095         28,362          1,165         27,993
Retirement accounts                344         16,863            357         16,710
                               -------                       -------
    Total                        4,806                         4,835
                               =======                       =======



Human Resources


         At March 31, 2001, Palomar Community employed a total of 19 full-time employees and 1 part-time employee. None of Palomar Community's employees are represented by a collective bargaining group. Management considers its relations with its employees to be excellent.


Competition

         Palomar Community's primary market area consists of San Diego's North County and nearby communities of adjacent counties.

         Palomar Community actively competes for all types of deposits and loans with other banks and financial institutions located in its service area, including credit unions which are able to offer more favorable savings rates and loan rates due primarily to favorable tax treatment. In California generally, major banks and local regional banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than those of Palomar Community, as well as more locations, more products and services, greater economies of scale and greater ability to make investments in technology for the delivery of financial services.


         An independent bank's principal competitors for deposits and loans are other banks, particularly major banks, savings and loan associations, credit unions, thrift and loans, mortgage brokerage companies and insurance companies. Increased deregulation of financial institutions has increased competition. Other institutions, including brokerage houses, credit card companies and retail establishments have offered new investment vehicles, such as money-market funds, that also compete with banks. The direction of federal legislation in recent years favors competition between different types of financial institutions and encourages new entrants into the financial services market, and it is anticipated that this trend will continue.

         Palomar Community's strategy for meeting competition has been to maintain a sound capital base and liquidity position, employ experienced management, and concentrate on particular segments of the market, particularly businesses and professionals, by offering customers a degree of personal attention that, in the opinion of management, is not generally available through

Palomar Community's larger competitors. Palomar Community relies upon specialized services, responsive handling of customer needs, local promotional activity, and personal contacts by its officers, directors and staff, compared with large multi-branch banks that compete primarily on interest rates and location of branches. No assurance can be given that Palomar Community will be able to compete successfully for more loans. Also, no assurance can be given that, because of customer loyalty, available products and services or other reasons, customers in Palomar Community's office will not withdraw their business and establish a banking relationship with other competitors.

         Historically, insurance companies, brokerage firms, credit unions and other nonbank competitors have less regulation than banks and can be more flexible in the products and services they offer. The Financial Services Modernization Act of 1999 eliminates most of the separations between banks, brokerage firms and insurance companies by permitting securities firms and insurers to buy banks and for banks to underwrite securities and insurance. Generally speaking, the Act is likely to increase competition for community banks such as Palomar Community, but may also cause consolidations and mergers with larger competitors. The Act may also increase cross-border consolidations and mergers.

Properties


         Palomar Community leases office space located at 355 West Grand Avenue, Escondido, California, and office space located at 1815 East Valley Parkway, Suite #1, Escondido, California. The 355 West Grand Avenue space consists of 7,000 square feet and houses the complete operations of Palomar Community. Office space located at 1815 East Valley Parkway, Suite #1, is subleased to another tenant for the remaining term of the lease. The lease at 355 West Grand Avenue runs until November 23, 2007 and the base monthly rental is $13,700. The lease at 1815 East Valley Parkway runs until August of 2003, with monthly rental of $1,832 and monthly income of $1,900. At the end of the East Valley Parkway lease, there are no plans to renew the lease.


         Rental expense for all leases of premises for the quarters ended March 31, 2001 and 2000 totaled $41 thousand and $40 thousand, respectively. Rental expense for all leases of premises for the years ended December 31, 2000, 1999 and 1998, was $162,000, $197,000 and $170,000 respectively.


Legal Proceedings

         There are no legal proceedings pending against Palomar Community, other than ordinary routine litigation incidental to Palomar Community's business, to which they are a party, or of which any of their respective properties is subject.

                         MANAGEMENT OF PALOMAR COMMUNITY

         The board of directors of Palomar Community consists of seven directors. All of the directors of Palomar Community then in office immediately prior to the completion of the acquisition will continue to serve as directors of Palomar Community, except for Llewellyn W. Stone. Mr. Stone will be replaced by Douglas C. Spencer, who is the President, CEO and a director of Centennial First.

Board of Directors


         The following table sets forth, as of May 15, 2001, the names of, and certain information concerning, the directors of Palomar Community.



----------------------------------------- -------- -------------- ----------------------------------------------------
                                                    Year First
                                                     Appointed                    Principal Occupation During
            Name and Title                   Age      Director                        the Past Five Years
----------------------------------------- -------- -------------- ----------------------------------------------------

Robert A. Wedeking                           66        1983       Owner/operator of Wedeking's Bakery
Chairman of the Board
----------------------------------------- -------- -------------- ----------------------------------------------------

Donald Galyean                               51        1988       Sales distributor of golf merchandise
Secretary and Director
----------------------------------------- -------- -------------- ----------------------------------------------------

Frederick Mandelbaum                         85        1986       Retired
Director
----------------------------------------- -------- -------------- ----------------------------------------------------

Richard M. Sanborn                           38        1999       President  and Chief  Executive  Officer of Palomar
President & CEO and Director                                      Community     (1999-Present).     Formerly,    Vice
                                                                  President,  Regional Director, Home Savings (1997 -
                                                                  1999) and Senior Vice President  Domestic  Lending,
                                                                  Bank of Southern California (1995 - 1997)
----------------------------------------- -------- -------------- ----------------------------------------------------

Llewellyn W. Stone                           57        1998       President and CEO of Community West Bancshares.
Director
----------------------------------------- -------- -------------- ----------------------------------------------------

Timothy S. Thomas                            52        1988       Attorney
Director
----------------------------------------- -------- -------------- ----------------------------------------------------

Ralph O. Vasquez                             69        1994       Income tax preparer.
Director
----------------------------------------- -------- -------------- ----------------------------------------------------


         None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of Palomar Community acting within their capacities as such. There are no family relationships between any of the directors and executive officers of Palomar Community. No director or executive officer of Palomar Community is director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940, except Mr. Stone who is a director of Community West Bancshares.

Executive Officers


         Information concerning the executive officers of Palomar Community as of May 15, 2001 other than Mr. Richard Sanborn which is contained previous section entitled "Board of Directors."



--------------------------------------- ------- ---------------- -----------------------------------------------------
                                                   Year First
                                                   Appointed                    Principal Occupation During
            Name and Title                Age      an Officer                       the Past Five Years
--------------------------------------- ------- ---------------- -----------------------------------------------------
Darol H. Caster                            52       1984         Senior Vice  President and Chief  Financial  Officer
Senior Vice President &                                          of Palomar Community.
Chief Financial Officer
--------------------------------------- ------- ---------------- -----------------------------------------------------

                         SUMMARY COMPENSATION TABLE


                             Annual Compensation                           Long Term Compensation
----------------------------------------------------------------- --------------------------------------
                                                                             Awards             Payouts
----------------------------------------------------------------- ----------------------------- -------- --------
               (a)          (b)     (c)      (d)         (e)           (f)            (g)         (h)       (i)
--------------------------- ---- -------- --------- ------------- -------------- -------------- -------- --------
                                                       Other
                                                       Annual      Restricted                            All Other
                                                       Compen-        Stock                      LTIP    Compen-
       Name and                   Salary    Bonus      sation       Award(s)       Options/     Payouts  sation
  Principal Position        Year   ($)       ($)         ($)           ($)          SARs(1)       ($)      ($)
--------------------------- ---- -------- --------- ------------- -------------- -------------- -------- --------
Richard Sanborn             2000  123,700   15,000         --             --     4,000 options   --        $8,520
President and               ---- -------- --------- ------------- -------------- -------------- -------- --------
Chief Executive Officer     1999   93,692   20,000         --             --     7,500 options   --        $5,703
--------------------------- ---- -------- --------- ------------- -------------- -------------- -------- --------

Darol Caster                2000   97,500   10,000         --             --     3,000 options   --        $7,146
Senior Vice President and   ---- -------- --------- ------------- -------------- -------------- -------- --------
Chief Financial Officer     1999   97,500       --     12,343(2)          --     5,000 options   --        $2,116
                            ---- -------- --------- ------------- -------------- -------------- -------- --------
                            1998   97,500   15,000         --             --           --        --        $3,748
--------------------------- ---- -------- --------- ------------- -------------- -------------- -------- --------


 (1) Represents stock options to acquire Community West Bancshares common stock.

 (2)      Represents the one time payout of accrued vacation.

Employment Agreements


         Mr. Darol Caster has an employment agreement with Palomar Community to serve as Palomar Community's Senior Vice President and Chief Financial Officer for a term of three years ending December 14, 2001 and with an initial annual salary of $92,500. Mr. Caster's annual salary has been adjusted to $97,500. Pursuant to the agreement, Mr. Caster is entitled to four weeks vacation per year, health, disability and life insurance benefits and use of a new car which shall be replaced at the end of two years with another new car. Mr. Caster may also purchase the replaced car at the end of the two years at wholesale bluebook value. In the event Mr. Caster is terminated without cause, he shall be entitled to up to $92,500 in termination pay and medical insurance coverage for six months or for the remaining employment term whichever is less.


Compensation of Directors


         The directors of Palomar Community, except for Messrs. Sanborn and Stone are each paid a fee of $750 per month, except for the Chairman who receives $1,000 per month. No separate fees are paid to directors for attendance at committee meetings.

      PALOMAR COMMUNITY'S CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Some of the Palomar Community's directors and executive officers and their immediate families, as well as the companies with which they may have interest in, have had loans with Palomar Community in the ordinary course of Palomar Community's business. In addition, Palomar Community expects to have loans with these persons in the future. In Palomar Community management's opinion, all these loans and commitments to lend were made in the ordinary course of business, were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features.

                 SUPERVISION AND REGULATION OF CENTENNIAL FIRST,
                 REDLANDS CENTENNIAL BANK AND PALOMAR COMMUNITY

         We and our subsidiary, Redlands Centennial Bank, are extensively regulated under both federal and state laws and regulations. These laws and regulations are primarily intended to protect depositors, not shareholders. The following information describes statutory or regulatory provisions affecting us; however, it is qualified in its entirety by reference to the particular statutory and regulatory provisions at issue.

         We are a registered bank holding company under the Bank Holding Company Act, regulated, supervised and examined by the Federal Reserve Bank. We must file with the Federal Reserve Bank an annual report and additional reports as the Federal Reserve Board may require. We are also periodically examined by the Federal Reserve Board. Redlands Centennial Bank and Palomar Community, as California state-licensed banks, are also regulated, supervised, and periodically examined by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation. Redlands Centennial Bank's and Palomar Community's deposits are each insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. For this protection, Redlands Centennial Bank and Palomar Community pay a semi-annual assessment and the rules and regulations of the Federal Deposit Insurance Corporation pertaining to deposit insurance and other matters apply.

         The regulations of the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions govern most aspects of Centennial First's, Redlands Centennial Bank's and Palomar Community's businesses and operations, including, but not limited to, the scope of its business, investments, reserves against deposits, the nature and amount of any collateral for loans, the time of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the making of periodic reports. Various consumer laws and regulations also apply to Redlands Centennial Bank and Palomar Community. The Federal Reserve Board, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions have broad enforcement powers over depository institutions, including the power to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound, to impose substantial fines and other civil and criminal penalties, to terminate deposit insurance, and to appoint a conservator or receiver under a variety of circumstances. The Federal Reserve Board also has broad enforcement powers over bank holding companies, including the power to impose substantial fines and other civil and criminal penalties.

         Redlands Centennial Bank and Palomar Community are subject to detailed, complex and sometimes overlapping federal and state statutes and regulations in their routine banking operations. These statutes and regulations include but are not limited to state usury and consumer credit laws, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act and the Community Reinvestment Act.

         Redlands Centennial Bank and Palomar Community are subject to Federal Reserve Board regulations that require depository institutions to maintain reserves against their transaction accounts (principally NOW and regular checking accounts). Redlands Centennial Bank and Palomar Community are in compliance with this requirement. Because required reserves are commonly maintained in the form of vault cash or in a noninterest-bearing account (or pass-through account) at a Federal Reserve Bank, the effect of the reserve requirement is to reduce an institution's earning assets.


Regulation of Bank Holding Companies


         Our activities are subject to extensive regulation by the Federal Reserve Board. The Bank Holding Company Act requires us to obtain the prior approval of the Federal Reserve Board before:

- directly or indirectly acquiring ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, we would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of such shares);

- acquiring all or substantially all of the assets of another bank or bank holding company; or

-        merging or consolidating with another bank holding company.

         The Federal Reserve Board will not approve any acquisition, merger or consolidation that would have a substantially anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers.

         With certain exceptions, the Bank Holding Company Act also prohibits us from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain nonbank activities that, by statute or by Federal Reserve Board regulation or order, have been determined to be activities closely related to the business of banking or of managing or controlling banks. In making this determination, the Federal Reserve Board considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency in resources, that will outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices.

         Some of the activities determined by Federal Reserve Board regulation to be incidental to the business of banking are: making or servicing loans or certain types of leases; engaging in certain insurance and discount brokerage activities; performing certain data processing services; acting in certain circumstances as a fiduciary or investment or financial advisor; and making investments in certain corporations or projects designed primarily to promote community welfare.

         It is Federal Reserve Board policy that bank holding companies serve as a source of strength for their subsidiary banking institutions. The Federal Reserve Board considers the adequacy of a bank holding company's capital on essentially the same risk-adjusted basis as capital adequacy is determined by the FDIC at the bank subsidiary level. In general, bank holding companies are required to maintain a minimum ratio of total capital to risk-weighted assets of 8% and Tier 1 capital (consisting principally of shareholders' equity) of at least 4%. Bank holding companies are also subject to a leverage ratio requirement. The minimum required leverage ratio for the highest rated companies is 3%. The minimum required leverage ratio for all other bank holding companies is 4% or higher. See "Capital Adequacy Guidelines."

         Subsidiary banks of Centennial First are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to Centennial First or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions could limit our ability to obtain funds from Redlands Centennial Bank and Palomar Community for Centennial First cash needs, including funds for payment of dividends, interest and operating expenses. Further, under the Bank Holding Company Act and regulations of the Federal Reserve Board, Centennial First and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, Redlands Centennial Bank and Palomar Community generally may not require a customer to obtain other services from the banks or us as a condition to an extension of credit to the customer, and may not require that customer to promise not to obtain other services from a competitor.

         Prior approval of the Commissioner of the Department of Financial Institutions is necessary to acquire control of a California-chartered bank.

Federal Deposit Insurance

         The FDIC insures deposits of federally insured banks, savings banks and savings associations and safeguards the safety and soundness of the banking industry. Two separate insurance funds are maintained and administered by the FDIC. In general, bank deposits are insured through the Bank Insurance Fund.

         Deposits in savings associations are insured through the Savings Association Insurance Fund. SAIF members may merge with a bank as long as the bank continues to pay the SAIF insurance assessments on the deposits acquired. The Economic Growth and Regulatory Paperwork Reduction Act as part of the Omnibus Appropriations Bill provided for the recapitalization of SAIF requiring a one time assessment, payable on November 30, 1996, of approximately 65 basis points per $100 of deposits of SAIF insured deposits and for years 1997 through 1999, payment of interest on Financing Corporation ("FICO") bonds that were issued to help pay for the clean up of the savings and loan industry. Banks will pay after the Year 2000, approximately 2.4 cents per $100 of deposits until the FICO bonds mature in 2017 through 2019.

         As FDIC member institutions, deposits in Redlands Centennial Bank and Palomar Community are insured to a maximum of $100,000 per depositor. The banks are required to pay quarterly deposit insurance premium assessments to the FDIC. In general terms, each institution is assessed insurance premiums according to how much risk to the insurance fund the institution represents. Well-capitalized institutions with few supervisory concerns are assessed lower premiums than other institutions. Currently, insurance fund assessments range from zero for well-capitalized institutions to 0.27% of deposits for institutions that are not well capitalized and have supervisory concerns (with a statutory minimum of $2,000 paid by all institutions). Both Palomar Community's and Redlands Centennial Bank's current assessment rate is 0.0196%.

         The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

Interstate Banking and Branching

         On September 28, 1995, Assembly Bill 1482 (known as the Caldera, Weggel and Killea California Interstate Banking and Branching Act of 1995 and referred to herein as "CIBBA") was enacted which allows for early interstate branching in California. Under the federally enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), discussed in more detail below, individual states could "opt-out" of the federal law that would allow banks on an interstate basis to engage in interstate branching by merging out-of-state banks with host state banks after June 1, 1997. In addition under IBBEA, individual states could also "opt-in" and allow out-of-state banks to merge with host state banks prior to June 1, 1997. The host state is allowed under IBBEA to impose nondiscriminatory conditions on the resulting depository institution until June 1, 1997. California, in enacting CIBBA, authorizes out-of-state banks to enter California by the acquisitions of or mergers with California banks that have been in existence for at least five years.

         Section 3824 of the California Financial Code ("Section 3824") as added by CIBBA provides for the election of California to "opt-in" under IBBEA allowing interstate bank merger transactions prior to July 1, 1997, of an out-of-state bank with a California bank that has been in existence for at least five years. The early "opt in" has the reciprocal effect of allowing California banks to merge with out-of-state banks where the states of out-of-state banks have also "opted in" under IBBEA. The five year age limitation is not required when the California bank is in danger of failing or in other emergency situations.

         Under IBBEA, California may also allow interstate branching through the acquisition of a branch in California without the acquisition of an entire California bank. Section 3824 provides an express prohibition against interstate branching through the acquisition of a branch in California without the acquisition of the entire California bank. IBBEA also has a provision allowing states to "opt-in" with respect to permitting interstate branching through the establishment of de novo or new branches by out-of-state banks. Section 3824 provides that California expressly prohibits interstate branching through the establishment of de novo branches of out-of-state banks in California, or in other words, California did not "opt-in" this aspect of IBBEA. CIBBA also amends the California Financial Code to include agency provisions to allow California banks to establish affiliated insured depository institution agencies out-of-state as allowed under IBBEA.

         Other provisions of CIBBA amend the intrastate branching laws, govern the use of shared ATM's, and amend intrastate branch acquisition and bank merger laws. Another banking bill enacted in California in 1995 was Senate Bill 855 (known as the State Bank Parity Act and is referred to herein as the "SBPA"). SBPA went into effect on January 1, 1996, and its purpose is to allow a California state bank to be on a level playing field with a national bank by the elimination of various disparities, provision of California Department of Financial Institutions' authority to implement changes in California banking law to parallel changes in national banking law including closer conformance of California's version of Regulation O to the Federal Reserve Board's version of Regulation O, and provision of other changes including allowance to repurchase stock with the prior written consent of the California Department of Financial Institutions.

         The laws governing interstate banking and interstate bank mergers provide that transactions which result in the bank holding company or bank controlling or holding in excess of 10% of total deposits nationwide or 30% of total deposits statewide, will not be permitted except under specified conditions. However, any state may waive the 30% provision for that state. In addition, a state may impose a cap of less than 30% of the total amount of deposits held by a bank holding company or bank provided the cap is not discriminatory to out-of-state bank holding companies or banks.

Impact of Economic Conditions and Monetary Policies

         The earnings and growth of Redlands Centennial Bank and Palomar Community are and will be affected by general economic conditions, both domestic and international, and by the monetary and fiscal policies of the United States Government and its agencies, particularly the Federal Reserve Board. One function of the Federal Reserve Board is to regulate the money supply and the national supply of bank credit in order to mitigate recessionary and inflationary pressures. Among the instruments of monetary policy used to implement these objects are open market transactions in United States Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements held by depository institutions. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. However, the effect of these policies on the future business and earnings of Redlands Centennial Bank and Palomar Community cannot be accurately predicted.

Risk Management

         Beginning in 1996, Federal Reserve Board examiners were instructed to assign a formal supervisory rating to the adequacy of an institution's risk management processes, including its internal controls. The five ratios are strong, satisfactory, fair, marginal, and unsatisfactory. The specific rating of risk management and internal controls will be given significant weight when evaluating a bank's and a bank holding company's rating.

Capital Adequacy Guidelines

         The Federal Reserve Board and the FDIC employ similar risk-based capital guidelines in their examination and regulation of bank holding companies and financial institutions. If capital falls below the minimum levels established by the guidelines, the bank holding company, bank or savings bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities. Failure to satisfy applicable capital guidelines could subject a banking institution to a variety of enforcement actions by federal regulatory authorities, including the termination of deposit insurance by the FDIC and a prohibition on the acceptance of "brokered deposits."

         In the calculation of risk-based capital, assets and off-balance sheet items are assigned to broad risk categories, each with an assigned weighting (0%, 20%, 50% and 100%). Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% risk-weight. Off-balance sheet items are also taken into account in the calculation of risk-based capital, with each class of off-balance sheet item being converted to a balance sheet equivalent according to established "conversion factors." From these computations, the total of risk-weighted assets is derived. Risk-based capital ratios therefore state capital as a percentage of total risk-weighted assets and off-balance sheet items. The ratios established by guideline are minimums only.

         Current risk-based capital guidelines require all bank holding companies and banks to maintain a minimum risk-based total capital ratio equal to 8% and a Tier 1 capital ratio of 4%. Intangibles other than readily marketable mortgage servicing rights are generally deducted from capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock (within limits and subject to certain conditions, particularly if the preferred stock is cumulative preferred stock), and minority interests in equity accounts of consolidated subsidiaries, less intangibles. Tier 2 capital includes: the allowance for loan losses up to 1.25% of risk-weighted assets; any qualifying perpetual preferred stock exceeding the amount includable in Tier 1 capital; hybrid capital instruments; perpetual debt; mandatory convertible securities and subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital, less reciprocal holdings of other banking organizations and capital instruments. The allowance for loan losses eligible for inclusion in Tier 2 capital is subject to 1.25% restriction. At December 31, 2000, Redlands Centennial Bank's and Palomar Community's allowance for loan losses subject to this restriction were 1.29% and 1.36%, respectively.

         Centennial First's Tier 1 risk-based capital ratio at March 31, 2001, was 10.04%. At March 31, 2001, Redlands Centennial Bank's and Palomar Community's Tier 1 risk-based capital ratio was 9.62% and 12.91%, respectively.

         The FDIC has added a market risk component to the capital requirements of nonmember banks. The market risk component could require additional capital for general or specific market risk of trading portfolios of debt and equity securities and other investments or assets. The FDIC's evaluation of an institution's capital adequacy takes account of a variety of the factors as well, including interest rate risks to which the institution is subject, the level and quality of an institution's earnings, loan and investment portfolio characteristics and risks, risks arising from the conduct of nontraditional activities and a variety of other factors. Accordingly, the FDIC's final supervisory judgment concerning an institution's capital adequacy could differ significantly from the conclusions that might be drawn from the absolute level of an institution's risk-based capital ratios. Therefore, institutions generally are expected to maintain risk-based capital ratios that exceed the minimum ratios discussed above. This is particularly true for institutions contemplating significant expansion plans and institutions that are subject to high or inordinate levels of risk. Moreover, although the FDIC does not impose explicit capital requirements on holding companies of institutions regulated by the Federal Reserve Bank, the FDIC can take account of the degree of leverage and risks at the holding company level. If the FDIC determines that the holding company (or another affiliate of the institution regulated by the FDIC) has an excessive degree of leverage or is subject to inordinate risks, the FDIC may require the subsidiary institution(s) to maintain additional capital or the FDIC may impose limitations on the subsidiary institution's ability to support its weaker affiliates or holding company. Centennial First's total risk-based capital ratio at March 31, 2001, was 11.24%. Redlands Centennial Bank's and Palomar Community's risk-based capital ratio at March 31, 2001, was 10.83% and 14.16%, respectively.


         The Federal Reserve Board and the FDIC have also established a minimum leverage ratio of 3%. However, for bank holding companies and financial institutions seeking to expand and for all but the most highly rated banks and bank holding companies, the Federal Reserve Board and the FDIC expect an additional cushion of at least 100 to 200 basis points. The leverage ratio represents Tier 1 capital as a percentage of average assets, less intangibles. Centennial First's leverage ratio at March 31, 2001, was 7.25%. At March 31, 2001, Redlands Centennial Bank's and Palomar Community's leverage ratios were 7.04% and 8.86%, respectively. At March 31, 2001, we and Redlands Centennial Bank, as well as Palomar Community, were in compliance with all regulatory capital requirements.


         In order to resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as "prompt corrective action." Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio and certain subjective factors. The categories are: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A financial institution's operations can be significantly affected by its capital classification. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized institution must guarantee, in part, certain aspects of the institution's capital plan. Financial institution regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution enters the category of weakest capitalization. The Federal Deposit Insurance Corporation

Improvement Act of 1991 also authorizes the regulatory agencies to reclassify an institution from one category into a lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Undercapitalized institutions are required to take certain specified actions in order to increase their capital or otherwise decrease the risks to the federal deposit insurance funds.


         The following table illustrates the capital and prompt corrective action guidelines applicable to Redlands Centennial Bank and Palomar Community, as well as their total risk-based capital ratios, Tier 1 capital ratios and leverage ratios as of March 31, 2001.


                                                         At March 31, 2001
                          --------------------------------------------------------------------
                                                                                    Minimum
                          Centennial                                               Necessary
                             First       Redlands     Palomar       Minimum           to Be
                           Financial    Centennial   Community  Necessary to Be     Adequately
                           Services        Bank        Bank     Well Capitalized   Capitalized
                          ----------    ----------   ---------  ----------------   -----------
Total risk-based
 capital ratio              11.24%        10.83%       14.16%         10.0%            8.0%
Tier 1 risk-based
 capital ratio              10.04%         9.62%       12.91%          6.0%            4.0%
Leverage ratio               7.25%         7.04%        8.86%          5.0%            4.0%



Limits on Dividends and Other Payments

         Our ability to obtain funds for the payment of dividends and for other cash requirements is dependent on the amount of dividends that may be declared by Redlands Centennial Bank and Palomar Community. California bank law provides that dividends may be paid from the lesser of retained earnings or net income of the bank for its last three years. Further, a California-chartered bank may not declare a dividend without the approval of the California Department of Financial Institutions if the total of dividends and distributions declared in a calendar year exceeds the greater of the bank's retained earnings or net income for its last fiscal year or its current fiscal year. State-chartered banks' ability to pay dividends may be affected by capital adequacy guidelines of their primary federal bank regulatory agency as well. See "Capital Adequacy Guidelines." Moreover, regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends if payment of dividends would constitute an unsafe and unsound banking practice.

         The Federal Reserve Board's policy statement governing payment of cash dividends provides that we should not pay cash dividends on common stock unless: our net income for the past year is sufficient to fully fund the proposed dividends; and our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition.

Transactions with Affiliates

         Redlands Centennial Bank is required to comply with Sections 23A and 23B of the Federal Reserve Act (pertaining to transactions with affiliates). An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank.

Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a nonaffiliate. The term "covered transaction" includes making loans, purchasing assets, issuing a guarantee and other similar types of transactions.

         Redlands Centennial Bank's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to such persons based, in part, on the bank's capital position, and require certain approval procedures to be followed. Under Section 22(h), loans to an executive officer, director, or greater than 10% shareholder (a "principal shareholder") of a bank, and certain affiliated entities of either, together with all other outstanding loans to such persons and affiliated entities, may not exceed the bank's loans-to-one-borrower limit, which in general terms is 15% of tangible capital but can be higher in certain circumstances. Section 22(h) also prohibits loans in excess of the greater of 5% of capital or $25,000 to directors, executive officers and principal shareholders, and their respective affiliates, unless the loans are approved in advance by a majority of the board of directors, with any "interested" director not participating in the voting. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease-and-desist order or other regulatory sanctions. Recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

Community Reinvestment Act

         Under the Community Reinvestment Act of 1977 and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation (consistent with safe and sound operation) to meet the credit needs of its entire community, including low-and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that the institution believes are best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions' CRA performance. The CRA also requires that an institution's CRA performance rating be made public. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance.

         At the most recent CRA examination of Redlands Centennial Bank, concluded July 28, 1998, Redlands Centennial Bank received a CRA performance rating of "satisfactory." Although CRA examinations occur on a regular basis, CRA performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Over the twenty years that the CRA has existed, and particularly in the last few years, institutions have faced increasingly difficult regulatory obstacles and public interest group objections in connection with their regulatory applications, including institutions that have received the highest possible CRA ratings.

         The Financial Services Modernization Act of 1999 revises the CRA by reducing the frequency of examinations for smaller banks, those with assets of less than $250 million, and by requiring disclosure by community groups as to the amount of funds received from lenders and the manner those community groups used those funds. These revisions are not expected to significantly impact the application of CRA to Centennial First.

State Banking Regulation

         As California-chartered institutions, Redlands Centennial Bank and Palomar Community are subject to regular examination by the California Department of Financial Institutions. State banking regulation affects the internal organization of Redlands Centennial Bank and Palomar Community as well as their savings, mortgage lending, investment and other activities. State banking regulation may contain limitations on an institution's activities that are in addition to limitations imposed under federal banking law. State banking regulation also contains many provisions that are consistent with federal banking law, such as provisions of California banking law limiting loans by either of Redlands Centennial Bank or Palomar Community to any one borrower to 15.0% of unimpaired capital and surplus, plus 10.0% of unimpaired capital and surplus if the additional amount is fully secured by certain forms of "readily marketable collateral."

         The California Department of Financial Institutions may initiate supervisory measures or formal enforcement actions, and if the grounds provided by law exist, the California Department of Financial Institutions may place a California-chartered financial institution in conservatorship or receivership. Whenever the Commissioner of the Department considers it necessary or appropriate, the Commissioner may also examine the affairs of any holding company or any affiliate of a California-chartered financial institution.

FIRREA and Cross-Guarantees


         Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly FDIC-insured depository institution in danger of default (the "Cross Guarantee"). "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating either that there is no reasonable prospect that the institution will be able to meet the demands of its depositors or pay its obligations in the absence of regulatory assistance, or that its capital has been depleted and there is no reasonable prospect that it will be replenished in the absence of regulatory assistance. The Cross Guarantee thus enables the FDIC to assess a holding company's healthy Bank Insurance Fund ("BIF") members for the losses of any of such holding company's failed BIF members. Cross Guarantee liabilities are generally superior in priority to obligations of the depository institution to its shareholders due solely to their status as shareholders and obligations to other affiliates. This law applies to Redlands Centennial Bank and Palomar Community.


Recent Legislation

         Potentially significant changes have been enacted recently by Congress are discussed below.

         The Financial Services Modernization Act of 1999 substantially eliminates most of the separations between banks, brokerage firms, and insurers enacted by the Glass-Steagall Act of 1933. The reform legislation permits securities firms and insurers to buy banks and banks to underwrite insurance and securities. States retain regulatory authority over insurers. The Treasury Department's Office of the Comptroller of the Currency has authority to regulate bank subsidiaries that underwrite securities and the Federal Reserve has authority over bank affiliates for activities such as insurance underwriting and real-estate development.

Future Legislation and Regulations

         From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature, and by various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact legislative changes might have on Centennial First.

                              PLAN OF DISTRIBUTION

         The common stock is being offered and sold only to California residents through the efforts of our directors and executive officers. Their activities in connection with this offering will be in addition to their other duties, and they will not receive any additional compensation, commission, or other remuneration for such activities.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 10,000,000 shares of common stock, no par value. No shares of preferred stock are authorized. As of May 15, 2001, we had 719,401 shares of common stock outstanding.


Common Stock

         The holders of our common stock are entitled to one vote, in person or by proxy, per share on any matter requiring shareholder action. Holders of common stock are entitled to dividends when, as, and if declared by the board of directors from funds legally available therefor subject to certain restrictions on payment of dividends imposed by the California Corporations Code and other applicable regulatory limitations. The holders of common stock have no preemptive or other subscription rights and there are no redemption, sinking fund, or conversion privileges applicable to the common stock. Upon our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Transfer Agent

         The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                                     EXPERTS

         The consolidated financial statements of Centennial First and subsidiary as of December 31, 2000, and for each of the three years in the period then ended included in this document have been audited by Hutchinson and Bloodgood LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report given upon their authority as experts in accounting and auditing.

         The financial statements and schedules of Palomar Community and Subsidiary as of December 31, 2000, and for each of the three years in the period ended December 31, 2000 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports withrespect thereto, and are included herein in reliance upon the authority of said firm as experts (or, as experts in accounting and auditing) in giving said reports.

                                  LEGAL MATTERS

         The validity of the common stock offered by Centennial First is being passed upon by Gary Steven Findley & Associates, Anaheim, California.


                       WHERE YOU CAN FIND MORE INFORMATION

         Centennial First has filed a registration statement on Form SB-2 to register with the Securities and Exchange Commission the common stock to be issued to shareholders in the offering. This document is a part of that Registration Statement. As allowed by the Commission's rules, this document does not contain all of the information you can find in the registration statement or the documents provided in the exhibits to the registration statement.

         Centennial First files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements and other information filed by Centennial First at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You will also be able to obtain the Commission filings from commercial document retrieval services and at the Commission's web site at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                               Page
                                                                                                               ----
CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Consolidated Statements of Condition,
  March 31, 2001 and December 31, 2000......................................................................... F-1

Consolidated Statements of Earnings for the Three Months
  Ended March 31, 2001 and 2000................................................................................ F-2

Consolidated Statements of Changes in Shareholders' Equity for
  the Three Months Ended March 31, 2001
  and the Year Ended December 31, 2000......................................................................... F-3

Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 2001 and 2000................................................................................ F-4

Notes to Consolidated Financial Statements..................................................................... F-6

CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor's Report................................................................................... F-7

Consolidated Statements of Condition, December 31, 2000 and 1999............................................... F-8

Consolidated Statements of Earnings for the Years Ended
  December 31, 2000, 1999 and 1998............................................................................. F-9

Consolidated Statements of Changes in  Shareholders' Equity
  for the Years Ended December 31, 2000, 1999 and 1998......................................................... F-10

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998............................................................................. F-12

Notes to Consolidated Financial Statements..................................................................... F-14

PALOMAR COMMUNITY BANK
UNAUDITED INTERIM FINANCIAL STATEMENTS

Consolidated Statements of Condition, March 31, 2001 and December 31, 2000..................................... F-37

Consolidated Statements of Earnings for the Three Months
  Ended March 31, 2001 and 2000................................................................................ F-38


                                             125


                          INDEX TO FINANCIAL STATEMENTS
                                                                                                               PAGE

Consolidated Statements of Stockholder's Equity for
  the Three Months Ended March 31, 2001
  and the Year Ended December 31, 2000..........................................................................F-39

Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 2001 and 2000................................................................................F-40

Notes to Consolidated Financial Statements....................................................................F-42

PALOMAR COMMUNITY BANK
AUDITED FINANCIAL STATEMENTS

Report of Independent Public Accountants......................................................................F- 43

Consolidated Balance Sheets, December 31, 2000 and 1999.......................................................F- 44

Consolidated Statements of Operations for the Years Ended
  December 31, 2000, 1999 and 1998.............................................................................F- 45

Consolidated Statements of Stockholder's Equity
  for the Years Ended December 31, 2000, 1999 and 1998.........................................................F- 46

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998.............................................................................F- 47

Notes to Consolidated Financial Statements....................................................................F-48

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

Dollar amounts in thousands

                                                                      MARCH 31,      DECEMBER 31,
                                                                        2001             2000
                                                                     (UNAUDITED)
ASSETS
    Cash and due from banks                                          $      9,666    $      8,339
    Federal funds sold                                                     12,080           7,370
                                                                     ------------    ------------
              Total cash and cash equivalents                              21,746          15,709

    Interest-bearing deposits in financial institutions                     4,820           4,780
    Investment securities, available for sale                               9,168           9,429
    Federal Home Loan Bank stock, at cost                                      52              52
    Loans, net                                                             61,700          58,774
    Accrued interest receivable                                               463             485
    Premises and equipment, net                                             2,709           2,309
    Other assets                                                            3,153           2,573
                                                                     ------------    ------------
              Total assets                                           $    103,811    $     94,111
                                                                     ============    ============

LIABILITIES
    Deposits:
       Noninterest-bearing                                           $     28,319    $     23,896
       Interest-bearing and NOW accounts                                   33,768          29,284
       Savings                                                              7,805           9,499
       Time deposits $100,000 or greater                                   16,732          13,304
       Other time deposits                                                  9,252          10,398
                                                                     ------------    ------------
              Total deposits                                               95,876          86,381

    Accrued interest payable                                                  361             292
    Other liabilities                                                         309             568
                                                                     ------------    ------------

              Total liabilities                                            96,546          87,241
                                                                     ------------    ------------

    Federal Home Loan Bank borrowings                                         - -             - -
                                                                     ------------    ------------

STOCKHOLDERS' EQUITY
    Common stock, $4 stated value; authorized 10,000,000 shares, issued and outstanding 719,401 and 692,269 shares
       at March 31, 2001 and December 31, 2000, respectively                2,878           2,769
    Additional paid-in capital                                              3,021           2,959
    Retained earnings                                                       1,331           1,184
    Accumulated other comprehensive income (loss)                              35             (42)
                                                                     ------------    ------------

              Total stockholders' equity                                    7,265           6,870
                                                                     ------------    ------------

              Total liabilities and stockholders' equity             $    103,811    $     94,111
                                                                     ============    ============

                          CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

Dollars in thousands except for per share amounts


                                                                      THREE MONTHS ENDED MARCH 31,
                                                                      -----------------------------
                                                                          2001            2000
                                                                      ------------    ------------
                                                                        (UNAUDITED)     (UNAUDITED)
Interest income:
    Interest and fees on loans                                         $     1,930    $      1,602
    Deposits in financial institutions                                          73              54
    Federal funds sold                                                          95              24
    Investments                                                                133             108
                                                                      ------------    ------------

              Total interest income                                          2,231           1,788
                                                                      ------------    ------------

Interest expense:
    Demand and savings deposits                                                290             176
    Time deposits $100,000 or greater                                          213             140
    Other time deposits                                                        133             146
    Interest expense on borrowed funds                                         - -              17
                                                                      ------------    ------------

              Total interest expense                                           636             479
                                                                      ------------    ------------

              Net interest income                                            1,595           1,309

Provision for loan losses                                                       20             110
                                                                      ------------    ------------

              Net interest income after provision for loan losses            1,575           1,199
                                                                      ------------    ------------

Other income:
    Customer service fees                                                      141             155
    Gain from sale of loans                                                     59              66
    Gain (loss) from sale of investment securities                               1             - -
    Other income                                                               124              48
                                                                      ------------    ------------

                Total other income                                             325             269
                                                                      ------------    ------------

Other expenses:
    Salaries and wages                                                         755             455
    Employee benefits                                                          136             203
    Net occupancy expense and equipment                                        247              85
    Other operating expense                                                    491             468
                                                                      ------------    ------------

                Total other expenses                                         1,629           1,211
                                                                      ------------    ------------

                Income before provision for income taxes                       271             257

Provision for income taxes                                                      89              83
                                                                      ------------    ------------

                Net income                                            $        182    $        174
                                                                      ============    ============
Basic earnings per share                                              $        .26    $        .25
                                                                      ============    ============
Diluted earnings per share                                            $        .25    $        .23
                                                                      ============    ============

                      CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           THREE MONTHS ENDED MARCH 31, 2001 AND 2000

Dollars in thousands

                                                                                             ACCUMULATED
                                                               ADDITIONAL                        OTHER
                                                 COMMON         PAID-IN        RETAINED      COMPREHENSIVE
                                                 STOCK          CAPITAL        EARNINGS      INCOME (LOSS)       TOTAL
BALANCE, DECEMBER 31, 1999                   $      2,708    $      2,660    $      1,165    $       (205)   $      6,328

   Comprehensive income:
      Net income                                      - -             - -             174             - -             174
      Change in net unrealized gain
         on investment securities
         available for sale, after
         tax effects                                  - -             - -             - -              15              15
                                                                                                             ------------

           Total comprehensive income                                                                                 189
                                                                                                             ------------

   Stock and cash dividend                            135             412            (584)            - -             (37)

   Exercise of stock options                           24              16             - -             - -              40

   Repurchase and retirement of
      common stock                                   (174)           (193)           (270)            - -            (637)
                                             ------------    ------------    ------------    ------------    ------------
BALANCE, MARCH 31, 2000
(UNAUDITED)                                  $      2,693    $      2,895    $        485    $       (190)   $      5,883
                                             ============    ============    ============    ============    ============

BALANCE, DECEMBER 31, 2000                   $      2,769    $      2,959    $      1,184    $        (42)   $      6,870

   Comprehensive income:
      Net income                                      - -             - -             182             - -             182
      Change in net unrealized gain (loss)
         on investment securities
         available for sale, after
         tax effects                                  - -             - -             - -              77              77
                                                                                                             ------------

           Total comprehensive income                                                                                 259
                                                                                                             ------------
   Cash dividend                                                                      (35)                            (35)
   Exercise of stock options                          109              62             - -             - -             171
                                             ------------    ------------    ------------    ------------    ------------
BALANCE, MARCH 31, 2001
(UNAUDITED)                                  $      2,878    $      3,021    $      1,331    $         35    $      7,265
                                             ============    ============    ============    ============    ============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                                                                                                  2001                 2000
Dollars in thousands                                                                           (UNAUDITED)            (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                                 $     182               $   174
    Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization                                                              102                    67
          Provision for loan losses                                                                   20                   110
          Gain from sale of loans                                                                    (59)                  (66)
          Amortization of deferred loan fees                                                         (92)                  (85)
          Deferred income tax benefit                                                               (216)                  (30)
          Amortization of premiums (discounts) on investment
             securities available for sale                                                           (33)                    3
          (Increase) decrease in cash surrender value of life insurance                                9                   (11)
          Decrease (increase) in assets:
             Accrued interest receivable                                                              22                     3
             Other assets                                                                           (436)                 (162)
          Increase (decrease) in liabilities:
             Accrued interest payable                                                                 69                    67
             Other liabilities                                                                      (259)                  (41)
                                                                                              ----------            ----------

                    Net cash provided by (used in) operating activities                             (691)                   29
                                                                                              ----------            ----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) decrease in interest-bearing deposits in financial institutions                   (40)                  195
    Net sales, maturities and (purchases) of available-for-sale securities                           423                   162
    Net increase in loans                                                                         (2,798)               (3,405)
    Proceeds from sale of repossessed assets                                                          14                   - -
    Additions to bank premises and equipment                                                        (502)                 (111)
                                                                                              ----------            ----------

                    Net used in investing activities                                              (2,903)               (3,159)
                                                                                              ----------            ----------


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                                                                                                 2001                  2000
Dollars in thousands                                                                          (UNAUDITED)             (UNAUDITED)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in demand and savings deposits                                    $    7,213              $   (899)
    Net increase in time deposits                                                                  2,282                 1,862
    Proceeds from Federal Home Loan Bank borrowings                                                  - -                 3,000
    Cash dividends paid in lieu of fractional shares                                                 - -                    (3)
    Cash dividends paid                                                                              (35)                  (34)
    Payments to acquire common stock and stock options                                               - -                  (637)
    Proceeds from exercise of stock options                                                          171                    40
                                                                                             -----------            ----------

                    Net cash provided by financing activities                                      9,631                 3,329
                                                                                             -----------            ----------

                    Net increase in cash and cash equivalents                                      6,037                   199

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                  15,709                 7,380
                                                                                             -----------            ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                   $    21,746            $    7,579
                                                                                             ===========            ==========



SUPPLEMENTARY INFORMATION

    Interest paid                                                                            $       567            $      412
                                                                                             ===========            ==========


    Income taxes paid                                                                        $       175            $       90
                                                                                             ===========            ==========


                       CENTENNIAL FIRST FINANCIAL SERVICES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              The unaudited consolidated financial information included herein has been prepared in conformity with the accounting principles and practices in Centennial First Financial Services Corporation's ("the Company") consolidated financial statements included in the Annual Report for the year ended December 31, 2000. The accompanying interim consolidated financial statements contained herein are unaudited. However, in the opinion of the Company, all adjustments, consisting of normal recurring items necessary for a fair presentation of the operating results for the periods shown, have been made. The results of operations for the three months ended March 31, 2001 may not be indicative of operating results for the year ending December 31, 2001. Certain prior year and prior quarter amounts have been reclassified to conform to current classifications. Cash and cash equivalents consist of cash, due from banks, and federal funds sold.


NOTE 2.       EARNINGS PER SHARE

              Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

              The weighted-average number of shares used in computing basic and diluted earnings per share are as follows:


               In thousands                                             Three Months Ended March 31,
                                                                        ---------------------------
                                                                            2001           2000
                                                                            ----           ----

              Basic shares                                                   698            705
              Dilutive effect of stock options                                25             53
              Diluted shares                                                 723            758


                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Centennial First Financial Services
Redlands, California


We have audited the accompanying consolidated statements of condition of Centennial First Financial Services and subsidiary, Redlands Centennial Bank, as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centennial First Financial Services and subsidiary as of December 31, 2000 and 1999, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.




                                    /s/Hutchinson and Bloodgood LLP

101 North Brand Boulevard, Glendale, CA
January 25, 2001

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 2000 AND 1999


                                                                                               2000                  1999
ASSETS
    Cash and due from banks                                                             $      8,339,000        $      5,230,000
    Federal funds sold                                                                         7,370,000               2,150,000
                                                                                        ----------------        ----------------
                Total cash and cash equivalents                                               15,709,000               7,380,000
    Interest-bearing deposits in financial institutions                                        4,780,000               3,612,000
    Investment securities, available for sale                                                  9,429,000               7,793,000
    Federal Home Loan Bank stock, at cost                                                         52,000                 210,000
    Loans, net                                                                                58,774,000              52,382,000
    Accrued interest receivable                                                                  485,000                 378,000
    Premises and equipment, net                                                                2,309,000               1,690,000
    Other assets                                                                               2,573,000               2,562,000
                                                                                        ----------------        ----------------
                Total assets                                                            $     94,111,000        $     76,007,000
                                                                                        ================        ================

LIABILITIES
    Deposits:
       Noninterest-bearing                                                              $     23,896,000        $     18,135,000
       Interest-bearing and NOW accounts                                                      29,284,000              17,881,000
       Savings                                                                                 9,499,000              12,008,000
       Time deposits $100,000 or greater                                                      13,304,000              10,235,000
       Other time deposits                                                                    10,398,000              10,881,000
                                                                                        ----------------        ----------------
                Total deposits                                                                86,381,000              69,140,000
    Accrued interest payable                                                                     292,000                 242,000
    Other liabilities                                                                            568,000                 297,000
                                                                                        ----------------        ----------------

                Total liabilities                                                             87,241,000              69,679,000
                                                                                        ----------------        ----------------

Commitments and Contingencies                                                                        - -                     - -

STOCKHOLDERS' EQUITY
    Common stock, $4 stated value; authorized 10,000,000 shares, issued and outstanding 692,269 and 677,028 shares
       at December 31, 2000 and 1999, respectively                                             2,769,000               2,708,000
    Additional paid-in capital                                                                 2,959,000               2,660,000
    Retained earnings                                                                          1,184,000               1,165,000
    Accumulated other comprehensive loss                                                         (42,000)               (205,000)
                                                                                        ----------------        ----------------

                Total stockholders' equity                                                     6,870,000               6,328,000
                                                                                        ----------------        ----------------

                Total liabilities and stockholders' equity                              $     94,111,000        $     76,007,000
                                                                                        ================        ================


The accompanying notes are an integral part of these consolidated statements.

                              CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                                     CONSOLIDATED STATEMENTS OF EARNINGS
                                YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                      2000             1999              1998
Interest income:
    Interest and fees on loans                                                 $    6,858,000   $    5,100,000    $    3,917,000
    Deposits in financial institutions                                                219,000          238,000           252,000
    Federal funds sold                                                                454,000          150,000           340,000
    Investments                                                                       415,000          488,000           530,000
                                                                               --------------   --------------    --------------

                Total interest income                                               7,946,000        5,976,000         5,039,000
                                                                               --------------   --------------    --------------
Interest expense:
    Demand and savings deposits                                                       908,000          626,000           657,000
    Time deposits $100,000 or greater                                                 727,000          452,000           433,000
    Other time deposits                                                               650,000          508,000           604,000
    Interest on borrowed funds                                                         46,000               --                --
                                                                               --------------   --------------    --------------

                Total interest expense                                              2,331,000        1,586,000         1,694,000
                                                                               --------------   --------------    --------------

                Net interest income                                                 5,615,000        4,390,000         3,345,000

Provision for loan losses                                                             630,000          225,000            50,000
                                                                               --------------   --------------    --------------

                Net interest income after provision for loan losses                 4,985,000        4,165,000         3,295,000
                                                                               --------------   --------------    --------------
Other income:
    Customer service fees                                                             800,000          718,000           518,000
    Gain from sale of loans                                                           277,000          220,000           286,000
    Gain (loss) from sale of investment securities                                     11,000           (2,000)          119,000
    Gain from sale of investment in Bancdata Solutions, Inc.                          906,000               --                --
    Other income                                                                       90,000           99,000            54,000
                                                                               --------------   --------------    --------------

                Total other income                                                  2,084,000        1,035,000           977,000
                                                                               --------------   --------------    --------------
Other expenses:
    Salaries and wages                                                              2,196,000        1,698,000         1,308,000
    Employee benefits                                                                 696,000          468,000           283,000
    Net occupancy expense                                                             429,000          354,000           315,000
    Other operating expense                                                         2,369,000        1,632,000         1,546,000
                                                                               --------------   --------------    --------------

                Total other expenses                                                5,690,000        4,152,000         3,452,000
                                                                               --------------   --------------    --------------

                Income before provision for income taxes                            1,379,000        1,048,000           820,000

Provision for income taxes                                                            472,000          319,000           193,000
                                                                               --------------   --------------    --------------

                Net income                                                     $      907,000   $      729,000    $      627,000
                                                                               ==============   ==============    ==============

Basic earnings per share                                                       $         1.33   $         1.03    $          .92
                                                                               ==============   ==============    ==============

Diluted earnings per share                                                     $         1.25   $          .96    $          .84
                                                                               ==============   ==============    ==============

The accompanying notes are an integral part of these consolidated statements.

                          CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                                                                     ACCUMULATED
                                                                  ADDITIONAL          RETAINED         OTHER
                                                    COMMON         PAID-IN            EARNINGS      COMPREHENSIVE
                                                     STOCK         CAPITAL           (DEFICIT)      INCOME (LOSS)         TOTAL
BALANCE, DECEMBER 31, 1997                     $   2,595,000    $   2,584,000      $    (124,000)   $     98,000     $   5,153,000
                                                                                                                     -------------

   Comprehensive income:
      Net income                                          --               --            627,000              --           627,000
      Change in net unrealized gain (loss)
         on investment securities available
         for sale, after tax effects                      --               --                 --         (84,000)          (84,000)
                                                                                                                     -------------

           Total comprehensive income                                                                                      543,000
                                                                                                                     -------------

   Stock dividend                                         --               --             (2,000)             --            (2,000)

   Exercise of stock options                          75,000           50,000                 --              --           125,000
                                               -------------    -------------      -------------    ------------     -------------

BALANCE, DECEMBER 31, 1998                         2,670,000        2,634,000            501,000          14,000         5,819,000
                                                                                                                     -------------

   Comprehensive income:
      Net income                                          --               --            729,000              --           729,000
      Change in net unrealized gain (loss)
         on investment securities available
         for sale, after tax effects                      --               --                 --        (219,000)         (219,000)
                                                                                                                     -------------

           Total comprehensive income                                                                                      510,000
                                                                                                                     -------------

   Exercise of stock options, including
      tax benefit                                     55,000           37,000                 --              --            92,000

   Purchase and retirement of
      common stock and stock options                 (17,000)         (11,000)           (65,000)             --           (93,000)
                                               -------------    -------------      -------------    ------------     -------------

BALANCE, DECEMBER 31, 1999                     $   2,708,000    $   2,660,000      $   1,165,000    $   (205,000)    $   6,328,000
                                               =============    =============      =============    ============     =============




The accompanying notes are an integral part of these consolidated statements.

                           CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                              YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                                                                     ACCUMULATED
                                                                  ADDITIONAL          RETAINED         OTHER
                                                    COMMON         PAID-IN            EARNINGS      COMPREHENSIVE
                                                     STOCK         CAPITAL           (DEFICIT)      INCOME (LOSS)         TOTAL
BALANCE, DECEMBER 31, 1999                     $   2,708,000    $   2,660,000      $   1,165,000    $   (205,000)    $   6,328,000

   Comprehensive income:
      Net income                                          --               --            907,000              --           907,000
      Change in net unrealized gain on
         investment securities available
         for sale, after tax effects                      --               --                 --         163,000           163,000
                                                                                                                     -------------

           Total comprehensive income                                                                                    1,070,000
                                                                                                                     -------------

   Cash and stock dividends                          135,000          412,000           (618,000)             --           (71,000)

   Exercise of stock options, including
      tax benefit                                    104,000           90,000                 --              --           194,000

   Purchase and retirement of
      common stock                                  (178,000)        (203,000)          (270,000)             --          (651,000)
                                               -------------    -------------      -------------    ------------     -------------

BALANCE, DECEMBER 31, 2000                     $   2,769,000    $   2,959,000      $   1,184,000    $    (42,000)    $   6,870,000
                                               =============    =============      =============    ============     =============
















The accompanying notes are an integral part of these consolidated statements.

                              CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                                                      2000             1999              1998
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                 $      907,000   $      729,000    $      627,000
    Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization                                               324,000          231,000           193,000
          Provision for loan losses                                                   630,000          225,000            50,000
          Loss on sale and disposal of equipment                                           --               --            19,000
          Loss on sale of other real estate owned                                       7,000               --            15,000
          Loss (gain) from sale of investments                                        (11,000)           2,000          (119,000)
          Gain from sale of loans                                                    (277,000)        (220,000)         (286,000)
          Gain from sale of investment in Bancdata Solutions                         (906,000)              --                --
          Amortization of deferred loan fees                                         (392,000)        (193,000)         (161,000)
          Deferred income tax benefit                                                 (98,000)         (30,000)         (113,000)
          Amortization of premiums on investment
             securities available for sale                                             11,000           35,000            64,000
          Amortization of premiums on investment
             securities held to maturity                                                   --            7,000            13,000
          Increase in cash surrender value of life insurance                          (64,000)         (63,000)          (44,000)
          Decrease (increase) in assets:
             Accrued interest receivable                                             (107,000)         (50,000)          155,000
             Other assets                                                              96,000           89,000          (308,000)
          Increase (decrease) in liabilities:
             Accrued interest payable                                                  50,000          (42,000)           13,000
             Other liabilities                                                        271,000          130,000           131,000
                                                                               --------------   --------------    --------------

                    Net cash provided by operating activities                         441,000          850,000           249,000
                                                                               --------------   --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net decrease (increase) in interest-bearing
       deposits in financial institutions                                          (1,168,000)         492,000           559,000
    Activity in available-for-sale securities:
       Sales                                                                               --          259,000         4,582,000
       Maturities, prepayments and calls                                              632,000        1,195,000         2,256,000
       Purchases                                                                   (2,004,000)        (968,000)       (4,167,000)
    Activity in held-to-maturity securities:
       Maturities                                                                          --          800,000                --
    Purchases of Federal Home Loan Bank stock                                              --         (210,000)               --
    Proceeds from redemption of Federal Home Loan Bank stock                          169,000               --                --
    Net increase in loans                                                          (6,358,000)     (11,989,000)       (8,434,000)
    Proceeds from sales of other real estate owned                                     13,000           21,000           214,000
    Proceeds from sale of investment in Bancdata Solutions                          1,218,000               --                --
    Additions to bank premises and equipment                                         (943,000)        (202,000)         (291,000)
    Proceeds from sale of equipment                                                        --           10,000                --
    Purchases of life insurance, net of redemptions                                  (356,000)         (35,000)       (1,268,000)
                                                                               --------------   --------------    --------------

                    Net cash used in investing activities                          (8,797,000)     (10,627,000)       (6,549,000)
                                                                               --------------   --------------    --------------


The accompanying notes are an integral part of these consolidated statements.

                              CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                                                    2000             1999              1998
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in demand and savings deposits                                $   14,655,000   $    3,987,000    $    8,194,000
    Net increase in time deposits                                                   2,586,000        1,828,000         1,475,000
    Cash dividends                                                                    (67,000)              --                --
    Cash dividends paid in lieu of fractional shares                                   (4,000)              --            (2,000)
    Payments to acquire common stock and stock options                               (651,000)         (55,000)               --
    Proceeds from exercise of stock options                                           166,000           92,000           124,000
                                                                               --------------   --------------    --------------

                    Net cash provided by financing activities                      16,685,000        5,852,000         9,791,000
                                                                               --------------   --------------    --------------

                    Net increase (decrease) in cash and cash equivalents            8,329,000       (3,925,000)        3,491,000

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        7,380,000       11,305,000         7,814,000
                                                                               --------------   --------------    --------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                         $   15,709,000   $    7,380,000    $   11,305,000
                                                                               ==============   ==============    ==============




SUPPLEMENTARY INFORMATION

    Interest paid                                                              $    2,282,000   $    1,628,000    $    1,682,000
                                                                               ==============   ==============    ==============

    Income taxes paid                                                          $      357,000   $      423,000    $      199,000
                                                                               ==============   ==============    ==============






The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Centennial First Financial Services (the "Company") was organized in August 1999 to become the holding company for Redlands Centennial Bank (the "Bank"), pursuant to a Plan of Reorganization and Merger Agreement. As part of the reorganization, all of the outstanding shares of the Bank were exchanged for shares of the Company on December 23, 1999. The transaction was accounted for at historical cost in a manner similar to a pooling of interests.

              Redlands Centennial Bank is a California state chartered bank, which provides banking services to individuals and business customers in Redlands and surrounding communities, as well as Small Business Administration loans to customers in Los Angeles and Orange counties.

              During 1999, the Bank formed Redlands Centennial Financial Services (RCFS) as a wholly owned subsidiary. RCFS began operations during March 2000 and sells investment and insurance products to the Bank's customers.

                  BASIS OF PRESENTATION AND CONSOLIDATION

                  The consolidated financial statements include the accounts of Centennial First Financial Services and its wholly-owned subsidiary, Redlands Centennial Bank. The consolidated financial statements of Redlands Centennial Bank include the accounts of the Bank and its wholly owned subsidiary, Redlands Centennial Financial Services. All significant intercompany balances and transactions have been eliminated in consolidation.

                  USE OF ESTIMATES

                  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans, the valuation of foreclosed real estate and the valuation of deferred tax assets.

                  RECLASSIFICATION

                  Certain amounts have been reclassified in the 1999 and 1998 financial statements to conform with the 2000 financial statement presentation.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  INTEREST-BEARING DEPOSITS IN FINANCIAL INSTITUTIONS

                  Interest-bearing deposits in financial institutions mature within ten years and are carried at fair market value which approximates cost.

                  LOANS

                  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

                  Interest on loans is accrued daily as earned, except when serious doubt concerning collectibility arises, at which time such loans are placed on a nonaccrual basis, and all accrued and uncollected interest income is reversed against current period operations. Interest income on nonaccrual loans is recognized only to the extent of interest payments received.

                  Unearned income on installment loans is recognized as income over the term of the loans using a method that approximates the interest method.

                  Loan origination fees, to the extent they represent reimbursement for initial direct costs, are recognized as income at the time of loan closing. The excess of fees over costs, if any, are deferred and credited to income over the term of the loan using a method which approximates the interest method. Amortization of loan origination fees are included in revenues as an element of interest on loans. If a loan is paid in full, any deferred fees not yet amortized are recognized as income.

                  Loans which are deemed impaired by management are loans whereby it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Losses on impaired loans are measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Larger groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  ALLOWANCE FOR LOAN LOSSES

                  The determination of the allowance for loan losses is based on an analysis of the loan portfolio and evaluation of collateral. The allowance reflects an amount which, in management's judgment, is adequate to provide for estimated loan losses. The allowance is based on estimates, and ultimate losses may vary from the current estimates. Management's judgment in determining the adequacy of the allowance for loan losses is based on evaluations of the collectibility of loans, taking into consideration such factors as changes in the nature and volume of the loan portfolio, adequacy of collateral, current economic conditions which may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

                  LOAN SERVICING

                  Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

                  PREMISES, EQUIPMENT AND DEPRECIATION

                  Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis, which range from three to thirty-nine years.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  FORECLOSED REAL ESTATE

                  Foreclosed real estate is held for sale and carried at the lower of cost or fair values less estimated costs to sell and an allowance for losses. Troubled loans are transferred to foreclosed real estate upon completion of formal foreclosure proceedings.

                  Costs relating to development and improvement of foreclosed real estate are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized.

                  Valuations are periodically performed by management, and an allowance for losses is established through a charge to operations if the carrying value of a property exceeds its fair value, less estimated costs to sell.

                  TRANSFERS OF FINANCIAL ASSETS

                  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                  INCOME TAXES

                  Deferred income taxes are recognized for estimated future tax effects attributable to temporary differences between income tax and financial reporting purposes and carry forwards. Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be realized. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  INVESTMENT SECURITIES

                  Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains or losses excluded from earnings and reported in other comprehensive income.

                  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

                  STOCK COMPENSATION PLANS

                  Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee or a director must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. Under the Bank's stock option plan, compensation cost is recognized to the extent that the quoted market price of the stock on the date of grant exceeds the amount that the employee is required to pay. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995 (see Note 7).

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  EARNINGS PER SHARE

                  Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

                  The weighted average number of shares used in the computation of basic earnings per share was 680,356 for 2000, 705,260 for 1999 and 684,838 for 1998. The weighted average number of shares used in the computation of diluted earnings per share was 727,194 for 2000, 758,765 for 1999 and 745,605 for 1998.

                  STATEMENT OF CASH FLOWS

                  For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

                  COMPREHENSIVE INCOME

                  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                  The components of other comprehensive income are as follows:

                                                                             2000               1999              1998
                      Unrealized holding gains (losses) on
                         available-for-sale securities                  $     282,000    $    (367,000)   $      (21,000)
                      Reclassification adjustment for (gains)
                         losses realized in income                            (11,000)           2,000          (119,000)
                                                                        -------------    -------------     -------------

                      Net unrealized gains (losses)                           271,000         (365,000)         (140,000)
                      Tax effect                                             (108,000)         146,000            56,000
                                                                        -------------    -------------     -------------

                      Net-of-tax amount                                 $     163,000    $    (219,000)   $      (84,000)
                                                                        =============    =============    ==============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  RECENT ACCOUNTING PRONOUNCEMENTS

                  In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125. The guidance in SFAS No. 140, while not changing most of the guidance originally issued in SFAS No. 125, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures related to transferred assets. The provisions of SFAS No. 140 are effective for transactions occurring after March 31, 2001. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

                  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137 and 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management does not expect that the adoption of these Statements will have a material impact on the Company's consolidated financial statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.       INVESTMENT SECURITIES

              The following is a comparison of amortized cost and fair value of investment securities at December 31, 2000 and 1999:

                                                                                       2000
                                                        -------------------------------------------------------------
                                                          Amortized      Unrealized      Unrealized         Fair
                                                            Cost            Gains          Losses           Value
               Available for sale:
                  Mortgage-backed securities            $  5,072,000    $        - -    $     28,000     $  5,044,000
                  Obligations of States and
                     Local Governments                     4,027,000             - -          43,000        3,984,000
                  U.S. Treasury Obligations                  402,000             - -           1,000          401,000
                                                        ------------    ------------    ------------     ------------

                                                        $  9,501,000    $        - -    $     72,000     $  9,429,000
                                                        ============    ============    ============     ============


                                                                                       1999
                                                        -------------------------------------------------------------
                                                          Amortized      Unrealized      Unrealized         Fair
                                                            Cost            Gains          Losses           Value
               Available for sale:
                  Mortgage-backed securities            $  3,722,000    $        - -    $     81,000     $  3,641,000
                  Obligations of States and
                     Local Governments                     4,011,000             - -         258,000        3,753,000
                  U.S. Treasury Obligations                  405,000             - -           6,000          399,000
                                                        ------------    ------------    ------------     ------------

                                                        $  8,138,000    $        - -    $    345,000     $  7,793,000
                                                        ============    ============    ============     ============


              The amortized cost and fair value of investment securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities for mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or retire obligations with or without call or prepayment penalties.

                                                               Amortized         Fair
                                                                  Cost           Value
                                                              ------------    ------------
                           Due within one year                $    402,000    $    401,000
                           Due after one year                      901,000         895,000
                           Due after five years                  3,100,000       3,063,000
                           Due after ten years                      26,000          26,000
                                                              ------------    ------------

                                                                 4,429,000       4,385,000
                           Mortgage-backed
                               securities                        5,072,000       5,044,000
                                                              ------------    ------------
                                                              $  9,501,000    $  9,429,000
                                                              ============    ============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.       INVESTMENT SECURITIES  (CONTINUED)

              As of December 31, 2000 and 1999, U.S. Treasury Obligations with amortized cost of $2,790,000 and $405,000 and fair values of $2,777,000 and $399,000, respectively, were pledged as collateral as required or permitted by law.

NOTE 3.       LOANS

              The composition of the Bank's loan portfolio at December 31, 2000 and 1999 is as follows:

                                                                  2000               1999
                  Real estate loans
                     Construction and development              $ 14,358,000       $ 15,248,000
                     Mortgage loans                              16,272,000         12,533,000
                  Commercial loans                               21,583,000         18,686,000
                  Automobile loans                                3,036,000          2,468,000
                  Indirect loans                                  1,063,000          1,845,000
                  Equity loans                                    1,887,000            876,000
                  Consumer and other loans                        1,827,000          1,531,000
                                                               ------------       ------------

                          Total loans                            60,026,000         53,187,000

                  Less unearned income                             (384,000)          (224,000)
                  Less allowance for loan losses                   (868,000)          (581,000)
                                                               ------------       ------------

                          Net loans                            $ 58,774,000       $ 52,382,000
                                                               ============       ============


              Changes in the allowance for possible loan losses are summarized as follows:

                                                                   2000               1999             1998
               Balance as of January 1                         $    581,000       $    433,000     $    490,000
               Provision charged to expense                         630,000            225,000           50,000
               Loans charged off                                   (363,000)           (96,000)        (163,000)
               Recoveries of loans previously charged-off            20,000             19,000           56,000
                                                               ------------       ------------     ------------

               Balance as of December 31                       $    868,000       $    581,000     $    433,000
                                                               ============       ============     ============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.       LOANS  (CONTINUED)

              Loans serviced for others are not included in the accompanying statements of condition. The unpaid principal balances of loans serviced for others were $17,735,000 and $13,235,000 at December 31, 2000 and 1999, respectively.

              The balance of capitalized loan servicing rights included in other assets was $131,000 and $109,000 at December 31, 2000 and 1999,
              respectively.

              At December 31, 2000 and 1999, the recorded investment in impaired loans totaled $36,000 and $61,000, respectively. No additional funds are committed to be advanced in connection with impaired loans. Nonaccrual loans totaled $36,000 and $61,000 at December 31, 2000 and 1999, respectively. The interest income that would have been recorded in 2000 and 1999 had the nonaccrual loans performed in accordance with the original terms, would have been approximately $4,000 and $6,000, respectively.


NOTE 4.       PREMISES, EQUIPMENT AND ACCUMULATED DEPRECIATION

              Premises, equipment and accumulated depreciation at December 31, 2000 and 1999 consist of the following:

                                                                       2000                  1999
                      Land                                         $    132,000         $    132,000
                      Building                                        1,105,000            1,091,000
                      Equipment, furniture and fixtures               1,681,000            1,186,000
                      Construction in progress                          432,000                  - -
                                                                   -------------         -----------

                                                                      3,350,000            2,409,000
                      Less accumulated depreciation                   1,041,000              719,000
                                                                   -------------         -----------

                                                                   $  2,309,000          $ 1,690,000
                                                                   ============          ===========

              Total depreciation expense amounted to $324,000, $231,000 and $193,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 4.       PREMISES, EQUIPMENT AND ACCUMULATED DEPRECIATION (CONTINUED)

              During 2000, the Bank began construction of leasehold improvements for a branch office to be located in Brea, California and leased office space for its construction loan division in Redlands, California. The Bank also leases space for a loan office and its computer department. Pursuant to the terms of the noncancelable operating lease agreements in effect at December 31, 2000, future minimum rent commitments under these leases are as follows:



                         2001                                 $     181,000
                         2002                                       169,000
                         2003                                       169,000
                         2004                                       169,000
                         2005 and beyond                            209,000
                                                              -------------

                                                              $     897,000
                                                              =============


              Total rent expense for the years ended December 31, 2000, 1999 and 1998 amounted to $42,000, $20,000 and $13,000, respectively.



NOTE 5.       DEPOSITS

              A summary of time deposits by maturity is as follows:



                                                             DECEMBER 31, 2000                 DECEMBER 31, 1999
                                                      ------------------------------     ------------------------------
                                                                           Weighted                           Weighted
                                                                            Average                            Average
                                                            Amount           Rate              Amount           Rate
              Within 1 year                           $     21,310,000       5.73%       $     20,166,000        4.99%
              After 1 year through 3 years                   1,924,000       7.01                 886,000        6.06
              After 3 years through 5 years                    401,000       7.02                      --          --
              After 5 years                                     67,000       6.45                  64,000        6.45
                                                      ----------------                   ----------------

                                                      $     23,702,000       5.86%       $     21,116,000        5.04%
                                                      ================                   ================


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6.       RELATED PARTY TRANSACTIONS

              In the ordinary course of business, the Bank has granted loans to certain directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders. All loans were made under terms which are consistent with the Bank's normal lending policies.

              Aggregate related party loan transactions were as follows:



                                                                      2000                1999
                 Balance as of January 1                         $    1,674,000     $     1,767,000

                 Repayments, net of borrowings                         (929,000)            (93,000)
                                                                 --------------     ---------------

                 Balance as of December 31                       $      745,000     $     1,674,000
                                                                 ==============     ===============


NOTE 7.       STOCK DIVIDEND AND STOCK OPTIONS

              During 2000 and 1999, the Board of Directors approved a 5% and a 25% stock dividend, respectively, which resulted in the issuance of 33,645 and 132,301 shares, respectively. The 1998 stock dividend was accounted for as a stock split.

              The Company has a combined incentive and nonqualified stock option plan which authorizes the issuance of stock options to full-time salaried employees and directors. The incentive portion of the Plan is only available to employees of the Company, while the nonqualified portion is also available to directors of the Company. The Plan expires in January 2001 and the Company intends to renew the Plan.

              The Company's Board of Directors is responsible for administrating the Plan. Option prices are determined by the Company's directors and must be equal to or greater than the prevailing market price of the Company's common stock at the time the option is granted. Options are vested at a rate of 20% a year for five years and expire ten years from the date the options are granted. The maximum number of shares reserved for issuance upon exercise of options under the Plan is 182,440 shares of the Company's capital stock. Options issued have an exercise price ranging from $5.34 to $14.86 per share.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7.           STOCK DIVIDEND AND STOCK OPTIONS (CONTINUED)

              The following is a summary of the Company's stock option activity for 2000 and 1999:



                                                                      2000                             1999
                                                            --------------------------       --------------------------
                                                                             Weighted                         Weighted
                                                                              Average                          Average
                                                                             Exercise                         Exercise
                                                               Shares         Price             Shares         Price
              Options granted and outstanding
                  at beginning of year                         149,862      $  10.55            128,686      $   9.35
              Stock dividend                                     7,237            --                 --            --
              Options granted                                       --            --             50,250         15.31
              Options canceled                                  (7,816)        13.08             (7,675)        15.31
              Options exercised                                (25,977)         6.35            (21,399)         6.78
                                                            ----------                       ----------

              Options granted and outstanding
                  at end of year                               123,306        $10.65            149,862      $  10.55
                                                            ==========                       ==========

              Options exercisable at year-end                   69,863         $8.88             87,967      $   8.58
              Weighted average fair value of
                 options granted during year                $       --                       $     5.29


              Information pertaining to options outstanding at December 31, 2000 is as follows:



                                                       OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                                        -----------------------------------------------       ---------------------------
                                                             Weighted
                                                              Average        Weighted                          Weighted
                                                             Remaining        Average                           Average
                 Range of                  Number           Contractual      Exercise            Number        Exercise
              Exercise Prices           Outstanding            Life           Price           Exercisable       Price
              $5.34 to $6.41                 26,972          0.6 years      $    5.98             26,819      $    6.00
              $8.72 to $14.86                96,334          7.2 years      $   11.95             43,044      $   10.67
                                         ----------                                            ---------

              Options outstanding
                  at end of year            123,306          5.8 years      $   10.65             69,863      $    8.88
                                         ==========                                            =========


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.       STOCK DIVIDEND AND STOCK OPTIONS (CONTINUED)

              The Company applies APB 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under the Plan consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                             Years Ended December 31,
                                                                       2000             1999              1998
                  Net income:
                     As reported                                 $     907,000    $     729,000     $     627,000
                     Pro forma                                         836,000          604,000           581,000

                  Basic earnings per share:
                     As reported                                 $        1.33    $        1.03     $         .92
                     Pro forma                                            1.23              .86               .85

                  Diluted earnings per share:
                     As reported                                 $        1.25    $         .96     $         .84
                     Pro forma                                            1.15              .80               .78

              The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted assumptions used for option grants in 1999 and 1998; no dividend yield; expected volatility of 16.21% for 1999 and 17.47% for 1998; risk-free interest rates of 6.4% for 1999 and 4.6% for 1998 and expected lives of ten years for both years. There were no options granted during 2000.


NOTE 8.       INCOME TAXES

              The components of the provision for income taxes at December 31, are as follows:

                                                                   2000             1999              1998
                     Current tax provision:
                         Federal                             $     413,000    $     244,000     $     217,000
                         State                                     157,000          105,000            90,000
                                                             -------------    -------------     -------------

                                                                   570,000          349,000           307,000
                                                             -------------    -------------     -------------
                     Deferred tax provision:
                         Federal                                  (101,000)         (27,000)          (77,000)
                         State                                       3,000           (3,000)          (37,000)
                                                             -------------    -------------     -------------

                                                                   (98,000)         (30,000)         (114,000)
                                                             -------------    -------------     -------------

                                                             $     472,000    $     319,000     $     193,000
                                                             =============    =============     =============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8.       INCOME TAXES (CONTINUED)

              The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:



                                                                         2000             1999             1998
                   Statutory tax rate                                    34.0%            34.0%            34.0%
                   Increase (decrease) resulting from:
                       State taxes, net of federal tax benefit            7.2              7.2              7.2
                       Change in valuation allowance                      3.8              (.9)            (3.0)
                       Municipal bond income                             (3.8)            (5.1)            (4.1)
                       Cash surrender value of life insurance            (2.1)            (2.7)            (2.0)
                       Other, net                                        (4.9)            (2.1)            (8.6)
                                                                         ----             ----             ----

                   Effective tax rates                                   34.2%            30.4%            23.5%
                                                                         ====             ====             ====



              The components of the net deferred tax asset at December 31, are as follows:



                                                                          2000              1999
                   Deferred tax assets:
                       Federal                                      $     362,000      $    361,000
                       State                                               63,000            69,000
                                                                    -------------      ------------

                                                                          425,000           430,000
                   Valuation allowance                                         --           (13,000)
                                                                    -------------      ------------

                                                                          425,000           417,000
                                                                    -------------      ------------
                   Deferred tax liability:
                       Federal                                            (18,000)          (31,000)
                       State                                               (4,000)           (5,000)
                                                                    -------------      ------------

                                                                          (22,000)          (36,000)
                                                                    -------------      ------------

                   Net deferred tax asset                           $     403,000      $    381,000
                                                                    =============      ============


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8.       INCOME TAXES  (CONTINUED)

              The tax effects of the temporary differences in income and expense items that give rise to deferred taxes at December 31, are as follows:


                                                                                   2000              1999
                         Deferred tax assets:
                             Allowance for loan losses                       $     279,000      $    172,000
                             Cash basis of reporting for tax purposes                  - -            11,000
                             Employee benefit plans                                 57,000            39,000
                             Deferred loan fees                                        - -            63,000
                             Net unrealized loss on investment
                                securities available for sale                       29,000           141,000
                             Organizational costs                                    6,000             5,000
                             State income taxes                                     54,000               - -
                                                                             -------------      ------------
                                                                                   425,000           431,000
                         Valuation allowance                                           - -           (14,000)
                                                                             -------------      ------------
                                                                                   425,000           417,000
                                                                             -------------      ------------
                         Deferred tax liability:
                             Depreciation and amortization                         (22,000)          (28,000)
                             State income taxes                                        - -            (8,000)
                                                                             -------------      ------------
                                                                                   (22,000)          (36,000)
                                                                             -------------      ------------
                         Net deferred tax asset                              $     403,000      $    381,000
                                                                             =============      ============

              A summary of the change in the net deferred tax asset (liability) is as follows:


                                                                         Year Ended December 31
                                                                2000               1999              1998
                  Balance at beginning of year              $    381,000     $     151,000      $    (18,000)
                  Deferred tax benefit                            98,000            30,000           114,000
                  Deferred tax effects of net
                      unrealized gains or losses
                      on securities available for sale           (76,000)          200,000            55,000
                                                            ------------     -------------      ------------

                  Balance at end of year                    $    403,000     $     381,000      $    151,000
                                                            ============     =============      ============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.       COMMITMENTS AND CONTINGENCIES

                  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

                  In the normal course of business, there are various commitments outstanding, such as commitments to extend credit, which are not reflected in the financial statements. At December 31, 2000 and 1999, such commitments included approximately $55,000 and $234,000, respectively, of standby letters of credit and approximately $26,0740,000 and $27,110,000, respectively, of undisbursed lines of credit and undisbursed loans in process. The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                  OTHER CONTINGENCIES

                  Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's financial statements.

                  EMPLOYMENT AGREEMENTS AND SPECIAL TERMINATION AGREEMENTS

                  The Bank has entered into employment agreements with several of its key officers. The agreements provide for a specified minimum annual compensation and the continuation of benefits currently received. However, employment under the agreements may be terminated for cause, as defined, without incurring any continuing obligations. The agreements also provide for the establishment of a salary continuation plan to provide benefits to the Bank's president and chief credit officer at the age of retirement (Note 12).

                  All of the employment agreements contain special termination clauses which provide for certain lump sum severance payments within a specified period following a "change in control," as defined in the agreements.


NOTE 10.      EMPLOYEE BENEFIT PLANS

                  401(K) PLAN

                  The Bank has a 401(k) savings and retirement plan that includes substantially all employees. The employees attain vesting in the Bank's contribution over six years. Employees may contribute up to 15% of their compensation, subject to certain limits based on federal tax laws. Under the terms of the Plan, the Bank may make matching contributions at the discretion of the Board of Directors. Contributions to the Plan by the Bank amounted to $43,000, $37,000 and $36,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.      EMPLOYEE BENEFIT PLANS  (CONTINUED)

                  EMPLOYEE STOCK OWNERSHIP PLAN

                  During February 2000, the Bank established an employee stock ownership plan (the Plan) covering substantially all employees of the Bank. An employee becomes eligible to participate in the Plan upon employment with the Bank and becomes fully vested after five years of service. Contributions to the Plan, whether in cash or securities, are made at the discretion of the Bank's Board of Directors in an amount not to exceed the maximum allowable as an income tax deduction. The Bank contributed $100,000 to the Plan for the year ended December 31, 2000.


NOTE 11.      CONCENTRATION OF CREDIT RISK

              The Bank services customers in Redlands and surrounding communities and has no concentration of deposits with any one particular customer or industry. At December 31, 2000 and 1999, the Bank had approximately $7,808,000 and $2,425,000, respectively, of Federal funds sold, interest-bearing deposits and noninterest-bearing deposits with its correspondent banks and one other financial institution. At December 31, 2000 and 1999, approximately 51% and 57%, respectively of the Bank's loan portfolio consists of real estate loans.


NOTE 12. SALARY CONTINUATION PLANS

              The Bank has established salary continuation plans which provide for payments to the Bank's president, chief credit officer and its directors at the age of retirement. Included in other liabilities at December 31, 2000 and 1999, respectively, is $140,000 and $95,000 of deferred compensation related to the salary continuation plans. The plans are funded through life insurance policies that generate a cash surrender value to fund the future benefits. Included in other assets at December 31, 2000 and 1999, respectively, is $1,831,000 and $1,410,000 of life insurance cash surrender value.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13. STOCKHOLDERS' EQUITY

                  MINIMUM REGULATORY REQUIREMENTS

                  The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

                  Quantitative measures established by the regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Company and the Bank met all capital adequacy requirements to which it is subject.

                  As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13. STOCKHOLDERS' EQUITY  (CONTINUED)

                  The Company's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are as follows:


                                                                                                            Minimum
                                                                                                          To Be Well
                                                                                  Minimum              Capitalized Under
                                                                                  Capital              Prompt Corrective
                                                       Actual                   Requirement            Action Provisions
                                                ---------------------    -----------------------    -----------------------
                                                  Amount      Ratio          Amount       Ratio         Amount      Ratio
                  As of December 31, 2000:

                    Total capital to
                      risk-weighted assets:
                      Consolidated               $7,742,000    11.49%    >=$5,390,000    >=8.00%    >=$6,738,000   >=10.00%
                      Bank                       $7,555,000    11.22%    >=$5,388,000    >=8.00%    >=$6,735,000   >=10.00%

                    Tier 1 capital to
                      risk-weighted assets:
                      Consolidated               $6,900,000    10.24%    >=$2,695,000    >=4.00%    >=$4,043,000    >=6.00%
                      Bank                       $6,713,000     9.97%    >=$2,694,000    >=4.00%    >=$4,041,000    >=6.00%

                    Tier 1 capital to
                      average assets:
                      Consolidated               $6,900,000     8.12%    >=$3,397,000    >=4.00%    >=$4,246,000    >=5.00%
                      Bank                       $6,713,000     7.91%    >=$3,397,000    >=4.00%    >=$4,246,000    >=5.00%

                  As of December 31, 1999:

                    Total capital to
                      risk-weighted assets:
                      Consolidated               $7,103,000    11.22%    >=$5,062,000    >=8.00%    >=$6,328,000   >=10.00%
                      Bank                       $7,100,000    11.22%    >=$5,062,000    >=8.00%    >=$6,328,000   >=10.00%

                    Tier 1 capital to
                      risk-weighted assets:
                      Consolidated               $6,522,000    10.31%    >=$2,531,000    >=4.00%    >=$3,797,000    >=6.00%
                      Bank                       $6,519,000    10.30%    >=$2,532,000    >=4.00%    >=$3,797,000    >=6.00%

                    Tier 1 capital to
                      average assets:
                      Consolidated               $6,522,000     8.44%    >=$3,090,000    >=4.00%    >=$3,862,000    >=5.00%
                      Bank                       $6,519,000     8.44%    >=$3,090,000    >=4.00%    >=$3,862,000    >=5.00%

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14.      RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

              Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

              In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.


NOTE 15.      CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

              Parent company only information for 2000 and 1999 is presented for Centennial First Financial Services since its inception in August 1999:

                             STATEMENTS OF CONDITION
                           DECEMBER 31, 2000 AND 1999


                                                                                              2000              1999
              ASSETS
                 Cash                                                                    $      81,000     $       3,000
                 Investment in common stock of Redlands Centennial Bank                      6,683,000         6,325,000
                 Other assets                                                                  106,000               - -
                                                                                         -------------     -------------
                      Total assets                                                       $   6,870,000     $   6,328,000
                                                                                         =============     =============
              LIABILITIES AND STOCKHOLDERS' EQUITY
                 Liabilities                                                             $         - -     $         - -
                 Stockholders' equity:
                 Common stock, $4.00 stated value; authorized 10,000,000 shares, issued and outstanding 692,969 and 677,028 shares at
                    December 31, 2000 and 1999, respectively                                 2,769,000         2,708,000
                 Additional paid-in-capital                                                  2,959,000         2,660,000
                 Retained earnings                                                           1,184,000         1,165,000
                 Accumulated other comprehensive loss                                          (42,000)         (205,000)
                                                                                         -------------     -------------
                      Total stockholders' equity                                             6,870,000         6,328,000
                                                                                         -------------     -------------
                      Total liabilities and stockholders' equity                         $   6,870,000     $   6,328,000
                                                                                         =============     =============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 15.      CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY  (CONTINUED)

                             STATEMENTS OF EARNINGS
     YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD ENDED DECEMBER 31, 1999


                                                                                              2000              1999
              Equity in undistributed net income of
                  Redlands Centennial Bank                                               $     983,000     $     737,000
              Expenses                                                                        (127,000)           (8,000)
              Tax benefit                                                                       51,000               - -
                                                                                         -------------     -------------
                      Net income                                                         $     907,000     $     729,000
                                                                                         =============     =============


                           STATEMENTS OF CASH FLOWS
     YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD ENDED DECEMBER 31, 2000


                                                                                              2000              1999
              OPERATING ACTIVITIES
                 Net income                                                              $     907,000     $     729,000
                 Adjustment to reconcile net income to net cash
                    used in operating activities:
                      Equity in undistributed income of
                         Redlands Centennial Bank                                             (983,000)         (737,000)
                      Increase in other assets                                                 (78,000)              - -
                                                                                         -------------     -------------
                            Net cash used in operating activities                             (154,000)          (8,000)
                                                                                         -------------     -------------
              FINANCING ACTIVITIES
                 Cash dividends received from Redlands
                    Centennial Bank                                                            787,000            11,000
                 Proceeds from notes payable, related party                                        - -            10,000
                 Payments on notes payable, related party                                          - -           (10,000)
                 Cash dividends paid                                                           (67,000)              - -
                 Cash dividends paid in lieu of fractional shares                               (4,000)              - -
                 Payments to acquire common stock and stock options                           (650,000)              - -
                 Proceeds from exercise of stock options                                       166,000               - -
                                                                                         -------------     -------------
                            Net cash provided by financing activities                          232,000            11,000
                                                                                         -------------     -------------
              Net increase in cash and cash equivalents                                         78,000             3,000
              Cash and cash equivalents, beginning of year                                       3,000               - -
                                                                                         -------------     -------------
              Cash and cash equivalents, end of year                                     $      81,000     $       3,000
                                                                                         =============     =============
              NONCASH INVESTING ACTIVITY
              Exchange of common stock for investment
              in Redlands Centennial Bank                                                $         - -     $   5,646,369
                                                                                         =============     =============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 16.      FEDERAL HOME LOAN BANK LINE OF CREDIT

              During April 1999, the Bank became a member of the Federal Home Loan Bank of San Francisco (FHLB). The Bank has an available line of credit with the FHLB at an interest rate which is determined daily. Borrowings under the line are limited to eligible collateral. All borrowings from the FHLB are secured by a blanket lien on qualified collateral. There were no outstanding advances at December 31, 2000 and 1999.


NOTE 17.      SALE OF INVESTMENT IN BANCDATA SOLUTIONS, INC.

              During April 2000, the Bank sold its investment in Bancdata Solutions, Inc., the Bank's data processing center. The gain from the sale amounted to $906,000. The Bank's investment in Bancdata Solutions, Inc. is recorded at cost and included in other assets at December 31, 1999.


NOTE 18.      PENDING ACQUISITION OF PALOMAR COMMUNITY BANK

              On December 1, 2000, the Company signed a definitive agreement to purchase all of the outstanding common shares of Palomar Community Bank for $10,500,000. The agreement contains certain financial penalties if the Company is unable to complete the transaction and is subject to the approval of various regulatory agencies. The Company expects to complete this transaction during 2001. Included in other assets at December 31, 2000 is $27,000 in prepaid costs related to this transaction.

                      PALOMAR COMMUNITY BANK AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

Dollar amounts in thousands


                                                                                              MARCH 31,          DECEMBER 31,
                                                                                                2001                 2000
                                                                                             (UNAUDITED)
ASSETS
    Cash and due from banks                                                                 $      1,911          $   3,874
    Federal funds sold                                                                            15,583              7,926
                                                                                            ------------          ---------
                Total cash and cash equivalents                                                   17,494             11,800
    Interest-bearing deposits in financial institutions                                            1,881              1,582
    Investment securities, available for sale                                                      3,469              4,820
    Federal Home Loan Bank stock, at cost                                                            402                395
    Loans held for investment, net                                                                53,432             54,532
    Loans held for sale                                                                                0                251
    Goodwill and other intangible assets                                                           3,780              3,851
    Premises and equipment, net                                                                      270                298
    Accrued interest receivable and other assets                                                     575                745
                                                                                            ------------          ---------
                Total assets                                                                $     81,303          $  78,274
                                                                                            ============          =========
LIABILITIES
    Deposits:
       Noninterest-bearing                                                                  $      6,708          $   4,643
       Interest-bearing and NOW accounts                                                          19,933             16,870
       Savings                                                                                     5,990              6,492
       Time deposits $100,000 or greater                                                           8,589              8,406
       Other time deposits                                                                        28,269             30,171
                                                                                            ------------          ---------
                Total deposits                                                                    69,489             66,582
       Accrued interest payable and other liabilities                                              1,240              1,192
                                                                                            ------------          ---------
                Total liabilities                                                                 70,729             67,774
                                                                                            ------------          ---------

STOCKHOLDERS' EQUITY
    Common stock, $4 stated value; authorized 1,250,000 shares, issued and outstanding 648,186 shares
       at March 31, 2001 and December 31, 2000                                                     2,593              2,593
    Additional paid-in capital                                                                     9,892              9,892
    Retained earnings (deficit)                                                                   (1,903)            (1,964)
    Accumulated other comprehensive income (loss)                                                     (8)               (21)
                                                                                            -------------         ---------
                Total stockholders' equity                                                        10,574             10,500
                                                                                            ------------          ---------
                Total liabilities and stockholders' equity                                  $     81,303          $  78,274
                                                                                            ============          =========

                    PALOMAR COMMUNITY BANK AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

Dollars in thousands except for per share amounts


                                                                                               THREE MONTHS ENDED MARCH 31,
                                                                                               ----------------------------
                                                                                               2001                      2000
                                                                                               ----                      ----
                                                                                             (UNAUDITED)              (UNAUDITED)
Interest income:
    Interest and fees on loans                                                            $        1,221             $       1,212
    Deposits in financial institutions                                                                25                        24
    Federal funds sold                                                                               193                        60
    Investments                                                                                       80                        97
                                                                                          --------------             -------------
                Total interest income                                                              1,519                     1,393
                                                                                          --------------             -------------
Interest expense:
    Demand and savings deposits                                                                      141                       105
    Time deposits $100,000 or greater                                                                109                       108
    Other time deposits                                                                              376                       394
    Interest expense on borrowed funds                                                               - -                         0
                                                                                          --------------             -------------
                Total interest expense                                                               626                       607
                                                                                          --------------             -------------
                Net interest income                                                                  893                       786
Provision for loan losses                                                                             45                        30
                                                                                          --------------             -------------
                Net interest income after provision for loan losses                                  848                       756
                                                                                          --------------             -------------
Other income:
    Customer service fees                                                                             46                        46
    Gain from sale of loans                                                                            2                         3
    Gain (loss) from sale of investment securities                                                    --                       - -
    Other income                                                                                      17                        21
                                                                                          --------------             -------------
                Total other income                                                                    65                        70
                                                                                          --------------             -------------
Other expenses:
    Salaries and wages                                                                               352                       257
    Employee benefits                                                                                 31                        22
    Net occupancy expense and equipment                                                               99                        85
    Amortization of goodwill and other intangible assets                                              71                        98
    Other operating expense                                                                          218                       170
                                                                                          --------------             -------------
                Total other expenses                                                                 771                       632
                                                                                          --------------             -------------
                Income before provision for income taxes                                             142                       194
Provision for income taxes                                                                            81                       114
                                                                                          --------------             -------------
                Net income                                                                $           61             $          80
                                                                                          ==============             =============
Basic earnings per share                                                                  $          .09             $         .12
                                                                                          ==============             =============
Diluted earnings per share                                                                $          .09             $         .12
                                                                                          ==============             =============

                     PALOMAR COMMUNITY BANK AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  THREE MONTHS ENDED MARCH 31, 2001 AND 2000

Dollars in thousands


                                                                                                     ACCUMULATED
                                                                  ADDITIONAL                            OTHER
                                                  COMMON            PAID-IN         RETAINED        COMPREHENSIVE
                                                   STOCK            CAPITAL         EARNINGS        INCOME (LOSS)        TOTAL
BALANCE, DECEMBER 31, 1999                     $       2,593    $       9,892      $         - -    $        (49)      $  12,436
   Comprehensive income:
      Net income                                         - -              - -                 80             - -                80
      Change in net unrealized gain (loss)
         on investment securities
         available for sale, after
         tax effects                                     - -              - -                - -               1                 1
                                                                                                                     -------------

           Total comprehensive income                                                                                           81
                                                                                                                     -------------
                                               -------------    -------------      -------------    -------------
BALANCE, MARCH 31, 2000                        $       2,593    $       9,892      $          80    $        (48)        $  12,517
(UNAUDITED)                                    =============    =============      =============    ============     =============

BALANCE, DECEMBER 31, 2000                     $       2,593    $       9,892      $      (1,964)   $        (21)        $  10,500
   Comprehensive income:
      Net income                                         - -              - -                 61             - -                61
      Change in net unrealized gain (loss)
         on investment securities
         available for sale, after
         tax effects                                     - -              - -                - -              13                13
                                                                                                                     -------------
           Total comprehensive income                                                                                           74
                                                                                                                     -------------
                                               -------------    -------------      -------------    -------------
BALANCE, MARCH 31, 2001                        $       2,593    $       9,892      $      (1,903)   $         (8)        $  10,574
(UNAUDITED)                                    =============    =============      ==============   =============    =============


                      PALOMAR COMMUNITY BANK AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                                                                                                  2001                   2000
Dollars in thousands                                                                           (UNAUDITED)            (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                                $       61                $   80
    Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization                                                               37                    41
          Provision for loan losses                                                                   45                    30
          Gain from sale of loans                                                                     (2)                   (3)
          Increase (decrease) of deferred loan fees                                                   10                    (3)
          Deferred income tax benefit                                                                  3                    (3)
          Gain on REO sales                                                                          - -                   (10)
          FHLB stock dividends                                                                        (7)                   (7)
          Amortization of goodwill and other intangible assets                                        71                    98
          Decrease (increase) in assets:
             Accrued interest receivable                                                             122                    63
             Other assets                                                                             27                    41
          Increase (decrease) in liabilities:
             Accrued interest payable                                                                (13)                   (1)
             Other liabilities                                                                        68                    14
                                                                                              ----------            ----------
                    Net cash provided by (used in) operating activities                              422                   340
                                                                                              ----------            ----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) decrease in interest-bearing deposits in financial institutions                  (299)               (1,765)
    Net sales, maturities and (purchases) of available-for-sale securities                         1,370                  (733)
    Net (increase) decrease in loans                                                               1,283                   479
    Proceeds from sale of repossessed assets                                                         - -                   214
    Additions to bank premises and equipment                                                          (4)                  - -
                                                                                              ----------            ----------
                    Net used in investing activities                                               2,350                (1,805)
                                                                                              ----------            -----------


                      PALOMAR COMMUNITY BANK AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                                                                                                 2001                  2000
Dollars in thousands                                                                          (UNAUDITED)             (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in demand and savings deposits                                   $     4,626             $   2,784
    Net increase (decrease)in time deposits                                                       (1,704)               (2,169)
                                                                                             -----------            ----------
                    Net cash provided by financing activities                                      2,922                   615
                                                                                             -----------            ----------
                    Net increase (decrease) in cash and cash equivalents                           5,694                  (850)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                  11,800                 5,654
                                                                                             -----------            ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                   $    17,494             $   4,804
                                                                                             ===========            ==========
SUPPLEMENTARY INFORMATION

    Interest paid                                                                            $       655             $     629
                                                                                             ===========            ==========

    Income taxes paid                                                                        $       - -             $     - -
                                                                                             ===========            ==========

                             PALOMAR COMMUNITY BANK

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              The unaudited consolidated financial information included herein has been prepared in conformity with the accounting principles and practices in Palomar Community Bank's ("the Company") consolidated financial statements included in the Annual Report for the year ended December 31, 2000. The accompanying interim consolidated financial statements contained herein are unaudited. However, in the opinion of the Company, all adjustments, consisting of normal recurring items necessary for a fair presentation of the operating results for the periods shown, have been made. The results of operations for the three months ended March 31, 2001 may not be indicative of operating results for the year ending December 31, 2001. Certain prior year and prior quarter amounts have been reclassified to conform to current classifications. Cash and cash equivalents consist of cash, due from banks, and federal funds sold.


NOTE 2.       EARNINGS PER SHARE

              Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

               The weighted-average number of shares used in computing basic and diluted earnings per share are as follows:


               In thousands                                             THREE MONTHS ENDED MARCH 31,
                                                                        ----------------------------
                                                                            2001             2000
                                                                        --------------    ----------
              Basic shares                                                   648              648
              Diluted shares                                                 648              648


                                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholder and Board of Directors of Palomar Community Bank:

We have audited the accompanying consolidated balance sheets of Palomar Community Bank and Subsidiary (the Bank) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Palomar Community Bank and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.




                                                       /s/ Arthur Andersen LLP

Los Angeles, California
February 20, 2001


The accompanying notes are an integral part of these financial statements.

PALOMAR COMMUNITY BANK AND SUBSIDIARY


CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31,                                        2000                   1999
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                             $   3,874,271          $    1,983,957
Federal funds sold                                                                      7,925,771               3,706,798
                                                                              ---------------------  ----------------------
   Cash and cash equivalents                                                           11,800,042               5,690,755

Time deposits in other financial institutions                                           1,582,000                       -
Federal Home Loan Bank stock, at cost                                                     395,000                 474,100
Investment securities available for sale, at fair value; amortized cost
   of $4,855,426 in 2000 and $4,983,092 in 1999                                         4,819,666               4,897,242
Servicing assets                                                                                -                 185,441
Loans
   Held for investment, net of allowance for loan losses
    of  $726,000 in 2000 and $612,000 in 1999                                          54,531,539              57,292,021
   Held for sale, at lower of cost or fair value                                          251,000                       -
Other real estate owned, net                                                                    -                 203,692
Leasehold improvements and equipment, net                                                 298,431                 345,814
Goodwill and other intangible assets, net                                               3,851,204               6,353,215
Accrued interest receivable and other assets                                              744,795                 921,434
                                                                              ---------------------  ----------------------
TOTAL                                                                              $   78,273,677          $   76,363,714
                                                                              =====================  ======================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
   Noninterest-bearing demand                                                       $   4,643,333           $     952,179
   Interest-bearing demand                                                             16,870,077               7,771,314
   Savings                                                                              6,492,057               8,431,403
   Time certificates of $100,000 or more                                                8,406,350               9,305,103
   Other  time certificates                                                            30,170,445              36,441,538
                                                                              ---------------------  ----------------------
     Total deposits                                                                    66,582,262              62,901,537

Accrued interest payable and other liabilities                                          1,191,415               1,025,729
                                                                              ---------------------  ----------------------
     Total liabilities                                                                 67,773,677              63,927,266
                                                                              ---------------------  ----------------------

COMMITMENTS AND CONTINGENCIES (Notes 11 and 13)
STOCKHOLDER'S EQUITY
Common stock, $4 par value; 1,250,000 shares authorized; 648,186 shares
   issued and outstanding at December 31, 2000 and 1999                                 2,592,744               2,592,744
Capital in excess of par value                                                          9,892,604               9,892,604
Retained earnings (deficit)                                                            (1,964,588)                   (150)
Accumulated other comprehensive loss                                                      (20,760)                (48,750)
                                                                              ---------------------  ----------------------
   Total stockholder's equity                                                          10,500,000              12,436,448
                                                                              ---------------------  ----------------------
TOTAL                                                                              $   78,273,677          $   76,363,714
                                                                              =====================  ======================


The accompanying notes are an integral part of these financial statements.

PALOMAR COMMUNITY BANK AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,                                    2000                1999                  1998
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
    Loans, including fees                                          $  5,050,612         $  5,175,159         $  4,549,746
    Federal funds sold                                                  320,401              284,175              262,491
    Deposits in other financial institutions                            113,236               47,129               56,993
    Investment securities                                               388,724              400,068              819,490
                                                              ------------------ -------------------- ---------------------
       Total interest income                                          5,872,973            5,906,531            5,688,720

INTEREST EXPENSE                                                      2,530,653            2,884,461            3,450,019
                                                              ------------------ -------------------- ---------------------

NET INTEREST INCOME                                                   3,342,320            3,022,070            2,238,701

PROVISION FOR LOAN LOSSES                                               210,232               45,239             (111,031)
                                                              ------------------ -------------------- ---------------------

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES                                             3,132,088            2,976,831            2,349,732
                                                              ------------------ -------------------- ---------------------

OTHER INCOME:
    Gains from loan sales, net                                           45,333              486,322              629,865
    Loan origination fees                                                77,913                    -               10,907
    Loan servicing fees                                                  87,574              141,283              176,768
    Gain from sale of loan servicing                                    186,531                    -                    -
    Service charges                                                      80,495               70,401               22,639
    Other income                                                         59,683               15,030               61,456
                                                              ------------------ -------------------- ---------------------
       Total other income                                               537,529              713,036              901,635
                                                              ------------------ -------------------- ---------------------

OTHER EXPENSES:
    Salaries and employee benefits                                    1,366,785            1,395,943            1,207,303
    Other operating expenses                                            241,652              602,877              396,826
    Occupancy expense                                                   420,614              491,301              340,865
    Amortization of goodwill and other intangible assets                391,708              391,708               76,763
    Impairment of goodwill                                            2,110,303                    -                    -
    Data processing/ATM processing                                      211,361              186,335              201,974
    Professional expense                                                127,194              174,421              320,218
    Advertising expense                                                  93,085              104,808              113,260
    Office supply expense                                                48,456               73,321               73,448
    Postage and freight                                                  32,097               27,403               33,045
                                                              ------------------ -------------------- ---------------------
       Total other expenses                                           5,043,255            3,448,117            2,763,702

                                                              ------------------ -------------------- ---------------------

(LOSS) INCOME BEFORE
PROVISION FOR INCOME TAXES                                          (1,373,638)              241,750              487,665

PROVISION FOR INCOME TAXES                                              450,800              227,900              143,300
                                                              ------------------ -------------------- ---------------------

NET (LOSS) INCOME                                                 $ (1,824,438)          $    13,850          $   344,365
                                                              ================== ==================== =====================

NET (LOSS) INCOME PER SHARE - BASIC                                 $    (2.81)           $     0.02           $     0.53
                                                              ================== ==================== =====================

NET (LOSS) INCOME PER SHARE - DILUTED                               $    (2.81)           $     0.02           $     0.53
                                                              ================== ==================== =====================


The accompanying notes are an integral part of these financial statements.

PALOMAR COMMUNITY BANK AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31,



                                                                                        ACCUMULATED
                                                          CAPITAL IN      RETAINED         OTHER
                                       COMMON STOCK         EXCESS        EARNINGS     COMPREHENSIVE              COMPREHENSIVE
                                   SHARES      AMOUNT    OF PAR VALUE    (DEFICIT)     INCOME (LOSS)     TOTAL    INCOME (LOSS)
                                   ------      ------    ------------   ---------     -------------      -----    -------------
BALANCE JANUARY 1, 1998            617,477   $2,469,908  $1,793,097   $ 1,231,536     $  31,169      $5,525,710
   Stock Dividend                   30,709      122,836     153,545      (277,865)                       (1,484)
   Acquisition of Palomar
    Community Bank by Community
    West Bancshares                                       7,945,962    (1,312,036)                    6,633,926
   Comprehensive income/(loss):
     Net income                                                           344,365                       344,365     $    344,365
     Other comprehensive loss                                                           (33,616)        (33,616)         (33,616)
                                  --------- ----------- ------------  ------------- ------------- --------------  --------------
BALANCE DECEMBER 31, 1998          648,186    2,592,744   9,892,604       (14,000)       (2,447)     12,468,901     $    310,749
                                                                                                                  ==============
   Comprehensive income/(loss):
     Net income                                                            13,850                        13,850     $     13,850
     Other comprehensive loss                                                           (46,303)        (46,303)         (46,303)
                                  --------- ----------- ------------  ------------- ------------- --------------  --------------
BALANCE DECEMBER 31, 1999          648,186    2,592,744   9,892,604          (150)      (48,750)     12,436,448     $    (32,453)
                                                                                                                  ==============
   Dividends to parent company                                           (140,000)                     (140,000)
   Comprehensive income/(loss):
     Net loss                                                          (1,824,438)                   (1,824,438)    $ (1,824,438)
     Other comprehensive income                                                          27,990          27,990           27,990
                                  --------- ----------- ------------  ------------- ------------- --------------  --------------
BALANCE DECEMBER 31, 2000          648,186   $2,592,744  $9,892,604   $(1,964,588)   $  (20,760)   $ 10,500,000     $ (1,796,448)
                                  ========= =========== ============  ============= ============= ==============  ==============












The accompanying notes are an integral part of these financial statements.

PALOMAR COMMUNITY BANK AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,                                             2000             1999           1998
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                                     $ (1,824,438)       $  13,850      $ 344,365
   Adjustments to reconcile net (loss) income to net cash used in operating activities:
       Provision (reversal of provision) for loan losses                      210,232           45,239       (111,031)
       Provision for losses on real estate owned                                    -           81,000              -
       Losses on disposition of premises and equipment                              -           12,935              -
       Deferred income tax provision (benefit)                                135,200           41,300         78,700
       Depreciation and amortization                                          171,306          303,373        141,244
       Amortization and impairment of goodwill and intangible assets        2,492,111          314,008         14,000
       Gain on early retirement of debt                                             -                -        (13,857)
       Writedown of held to maturity investment securities                          -                -         78,224
       Gain on sale of loans held for sale                                    (45,333)        (486,322)      (629,865)
       FHLB stock dividends                                                   (30,100)         (27,300)       (34,300)
       Loss (gain) on sale of other real estate owned                         (26,878)           5,420         (8,312)
       Increase (decrease) in deferred loan fees                               18,900          (68,534)       (31,754)
       Gain on sale of loan servicing                                        (186,531)               -              -
       Changes in operating assets and liabilities:
         Accrued interest receivable and other assets                         (42,410)        (156,274)       224,071
         Accrued interest payable and other liabilities                       234,371          128,765         33,807
                                                                        ---------------  --------------- --------------
            Net cash provided by operating activities                       1,106,430          207,460         85,292
                                                                        ---------------  --------------- --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Investment in time deposits in other financial institutions         (1,582,000)               -              -
       Purchase of loan participations                                       (570,000)     (20,980,431)             -
       Net decrease (increase) in loans and loans held for sale             2,694,380       26,467,777     (4,101,272)
       Proceeds from principal repayments on investments                    1,114,466        3,283,411      3,582,559
       Purchase of available-for-sale securities                             (999,453)               -     (3,029,374)
       Redemption of FHLB stock                                               109,200           99,500              -
       Proceeds from sale of other real estate owned                          359,773                -              -
       Proceeds from sale of loan servicing                                   334,528                -              -
       Redemption of held-to-maturity securities                                    -                -        750,000
       Proceeds from sales of available for sale securities                         -                -      3,326,033
       Proceed from sale of equipment                                               -           22,026              -
       Purchase of servicing asset                                                  -                -       (319,152)
       Cash distributions from real estate joint ventures                           -                -         79,775
       Purchase of premises and equipment                                     (80,762)        (351,215)      (213,507)
                                                                        ---------------  --------------- --------------
         Net cash provided by  investing activities                         1,380,132        8,541,068         75,062
                                                                        ---------------  --------------- --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Net increase (decrease) in demand deposits, and savings accounts    10,850,570         (137,387)    (2,055,138)
       Net (decrease) increase in time certificates of deposit             (7,087,845)     (13,168,141)     5,410,002
       Cash dividend to parent company                                       (140,000)               -              -
       Cash paid in lieu of stock dividend                                          -                -         (1,484)
                                                                        ---------------  --------------- --------------
         Net cash provided by financing activities                          3,622,725      (13,305,528)     3,353,380
                                                                        ---------------  --------------- --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        6,109,287       (4,557,000)     3,513,734

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                5,690,755        10,247,755     6,734,021
                                                                        ---------------  --------------- --------------
CASH AND CASH EQUIVALENTS,  END OF YEAR                                   $11,800,042      $ 5,690,755   $ 10,247,755
                                                                        ===============  =============== ==============
Supplemental Disclosure of Cash Flow Information:
 Cash paid for interest                                                   $ 2,535,123      $ 2,982,676    $ 3,462,882
                                                                        ===============  =============== ==============
 Cash paid (received) for income taxes                                     $  225,000       $  (14,941)    $  254,961
                                                                        ===============  =============== ==============
Supplemental Disclosure of Noncash Investing Activity:
 Transfers to other real-estate owned                                      $  129,203       $  297,487        $     -
                                                                        ===============  =============== ==============

The accompanying notes are an integral part of these financial statements.

                      PALOMAR COMMUNITY BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Palomar Community Bank ("Palomar" or "the Bank"), a wholly-owned subsidiary of Community West Bancshares ("CWB"), are in accordance with accounting principles generally accepted in the United States and general practices within the financial services industry. The following are descriptions of the more significant of those policies.

NATURE OF OPERATIONS - The Bank's primary operations are related to traditional financial services, including the acceptance of deposits and the lending and investing of money. The Bank's customers consist of small to mid-sized businesses, as well as individuals.

BUSINESS COMBINATION - On December 14, 1998, CWB acquired the Bank (then known as Palomar Savings and Loan). As of that date, shareholders of the Bank became shareholders of CWB by receiving 2.11 shares of CWB stock for each share of the Bank stock they held. This acquisition was accounted for under the purchase method of accounting. The Bank was chartered as a state-chartered full service savings and loan association in 1984. On November 4, 1999, the Bank changed both its charter and name. The charter was changed from that of a state-chartered savings and loan to a state-chartered community bank, and the name was changed to Palomar Community Bank.

PROPOSED SALE - On December 1, 2000, CWB entered into a definitive agreement with Centennial First Financial Services ("Centennial") whereby CWB would sell its 100% ownership in the Bank to Centennial for a cash purchase price of $10,500,000. It is anticipated that the transaction will be consummated in the second quarter of 2001. Based upon the purchase price of $10,500,000, the Bank has recognized impairment in value to the previously recorded goodwill in the amount of $2,110,303. This impairment was recorded as a charge against operations in December 2000.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary Palomar Service Corporation ("PSC"). The operations of PSC are not significant. Intercompany accounts have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

INVESTMENT SECURITIES - The Bank classifies debt securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long term basis, as available-for-sale. These securities are carried at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income, net of any applicable income taxes. Realized gains or losses on the sale of available-for-sale securities, if any, are determined on a specific identification basis. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary, if any, are reflected in income as realized losses.

LOANS - Generally, loans are stated at amounts advanced less payments collected. Interest on loans is accrued daily on a simple-interest basis, except where doubt exists as to collectibility of the loan, in which case the accrual of interest income is discontinued.

LOANS HELD FOR SALE - Loans which are originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value determined on an aggregate basis. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Loans held for sale are primarily comprised of residential mortgage loans. Gains or losses recognized on loans sold are based on the difference between cash proceeds received and the Bank's cost basis in the specific loans. The percentage allocation of the loans' cost basis between the portions sold, subordinated interests and servicing rights retained, if any, is based on relative fair value.

LOAN FEES AND COSTS - Loan origination fees and certain direct origination costs, as well as purchase premiums and discounts, are deferred and recognized as an adjustment to the loan yield over the life of the loan using the level yield method.

Provision and Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed adequate by management to absorb known and inherent probable losses on existing loans through a provision for loan losses charged to expense. From time to time, a negative provision is recorded when, in management's opinion, the allowance for loan losses significantly exceeds adequate levels. In 1998 this occurred due to the favorable resolution of two loans which had previously carried significant allowances. The allowance is charged for losses when management believes that full recovery on loans is unlikely. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio, which take into consideration such factors as changes in the growth, size and composition of the loan portfolio, overall portfolio quality, review of specific problem loans, collateral, guarantees and economic conditions that may affect the borrowers' ability to pay and/or the value of the underlying collateral. These estimates depend on the outcome of future events and, therefore, contain inherent uncertainties.


In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

Management believes the level of the allowance for loan losses as of December 31, 2000, is adequate to absorb inherent losses; however, changes in the local economy, the ability of borrowers to repay amounts borrowed and other factors may result in the need to increase the allowance through charges to earnings.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection, or at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual is reversed against income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans are considered to be impaired for financial reporting purposes when it is probable that the Bank will be unable to collect all principal or interest when due. Specific valuation allowances are established for impaired loans based either on the present value of expected cash flows discounted at the loan's effective rate or the fair value of the underlying collateral. Impairment is measured on a loan by loan basis for all loans in the portfolio.


Other Real Estate Owned - Real estate acquired through foreclosure is recorded at fair value at the time of foreclosure, less estimated selling costs. Any subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations.


Mortgage Servicing Rights - Mortgage servicing rights retained are capitalized when mortgage loans have been sold, based upon the allocation of the costs between the loans sold or securitized and the servicing rights retained based on their relative fair values. Servicing assets and liabilities are subsequently amortized in proportion to and over the period of estimated net servicing income or loss. Possible impairment of mortgage servicing rights is evaluated by comparing the carrying amounts to the estimate of fair values.


Leasehold Improvements and Equipment - Leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 20 years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives, whichever is shorter.


Goodwill and Intangible Assets - Intangible assets include goodwill, which arose as a result of the acquisition of the Bank by CWB in 1998. Such amounts were recorded as goodwill which is the excess of the purchase price over the fair value of net assets acquired, and core deposit intangible, which is the long-term deposit relationships resulting from deposit liabilities assumed in an acquisition. Goodwill is amortized using the straight-line method over the estimated useful life, not to exceed 20 years. Core deposit intangible is amortized using a method that approximates the expected run-off of the deposit base, which averages 7 years. Palomar periodically evaluates whether events and circumstances have occurred that may affect the estimated useful lives or the recoverability of the remaining balance of the intangible assets. An asset is deemed impaired if the sum of the expected future cash flows is less than the carrying amount of the asset and any excess of the carrying value over fair value will be written off through a charge to current operations. During 2000, as a result of the anticipated sale of the Bank to Centennial, management determined that a portion of the goodwill recorded in the acquisition by CWB was impaired. Accordingly, a charge of $2,110,303 was recognized. Accumulated amortization of intangible assets is $2,907,719 and $405,708 as of December 31, 2000 and 1999, respectively.

Income Taxes - The Bank has entered into a tax sharing agreement with CWB and certain affiliates whereby it files consolidated federal income tax returns with CWB and recognizes income taxes on a separate return basis for financial reporting purposes. Under the tax sharing agreement, the tax liability is allocated pro-rata amongst entities that would have paid taxes if they had filed a separate income tax return. In addition, those entities reimburse loss entities pro-rata for the reduction in tax liability as a result of their losses. Deferred tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is recorded against deferred tax assets when there is not presumptive evidence that it is more likely than not that the deferred tax assets will be realized.


Net Income (Loss) per Share - Net income (loss) per share has been computed based on the weighted average number of shares outstanding during each year.


Reserve Requirements - All depository institutions are required by law to maintain reserves on transaction accounts and nonpersonal time deposits in the form of cash balances at the Federal Reserve Bank. These reserve requirements can be offset by cash balances held at Palomar. At December 31, 2000 and 1999, Palomar's cash balances were sufficient to offset the Federal Reserve requirement.


Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include valuation allowances on loans and real estate owned and the fair value of certain financial instruments for which there is not an active market.


Recent Accounting Pronouncements - Statements of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998 and established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In July 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" was issued, which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Earlier application is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after June 1998. The Bank elected to adopt SFAS No. 133 on October 1, 1998. There was no impact on the Bank's financial position and results of operations upon adoption of SFAS No. 133.


In September of 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125." As of December 31, 2000, the Bank has adopted accounting and disclosure requirements of SFAS No. 140 as set forth in paragraph 15 and 17 of the Statement, respectively. The adoption of SFAS No. 140 did not have an impact on the financial condition or the results of operations of the Bank.


Other Comprehensive Income - The Bank has displayed the accumulated balance of other comprehensive income in the equity section of the consolidated statements of financial condition and the components of comprehensive income in the consolidated statement of shareholder's equity, Comprehensive income consists entirely of net income and the change in the net unrealized gain or loss on available-for-sale securities, net of the income tax effect.

2. INVESTMENT SECURITIES

The amortized cost and estimated fair value of Available-for-Sale investment securities at December 31, were as follows:

                                                                             December 31, 2000
                                                  ------------------------------------------------------------------------
                                                                         Gross            Gross
                                                    Amortized          Unrealized       Unrealized             Fair
                                                       Cost               Gain             Loss               Value
                                                  ---------------     -------------    -------------     -----------------
Government National Mortgage Association
Participation Certificates                           $ 2,141,586          $  2,746       $ (19,401)          $  2,124,931

Federal National Mortgage Association
Participation Certificates                               884,101                 -          (5,921)               878,180

Federal Home Loan Mortgage Corporation
Bond and Participation Certificates                      829,739                 -         (13,879)               815,860

Federal Home Loan Bank Bonds                           1,000,000               740             (45)             1,000,695
                                                  ---------------     -------------    -------------     -----------------
                                                     $ 4,855,426          $  3,486       $ (39,246)          $  4,819,666
                                                  ===============     =============    =============     =================

                                                                             December 31, 1999
                                                  ------------------------------------------------------------------------
                                                                         Gross            Gross
                                                    Amortized          Unrealized       Unrealized             Fair
                                                       Cost               Gain             Loss               Value
                                                  ---------------     -------------    -------------     -----------------
Government National Mortgage Association
Participation Certificates                           $ 2,778,716          $  9,317       $ (44,174)          $  2,743,859

Federal National Mortgage Association
Participation Certificates                             1,113,977               317          (7,557)             1,106,737

Federal Home Loan Mortgage Corporation
Bond and Participation Certificates                    1,090,399                 -         (43,753)             1,046,646
                                                  ---------------     -------------    -------------     -----------------
                                                     $ 4,983,092          $  9,634       $ (95,484)          $  4,897,242
                                                  ===============     =============    =============     =================

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2000 were as follows:

                                                    Amortized              Fair
                                                       Cost               Value
                                                  ---------------     ---------------
Within 1 year                                        $ 1,000,000         $ 1,000,695
Over 10 years                                            500,000             490,715
                                                  ---------------     ---------------
                                                       1,500,000           1,491,410
Mortgage-backed securities                             3,355,426           3,328,256
                                                  ---------------     ---------------
                                                     $ 4,855,426         $ 4,819,666
                                                  ===============     ===============

There were no sales of securities during the years ended December 31, 2000 and 1999.

3. LOAN SERVICING

The following is a summary of activity in servicing assets for the years ended December 31:

                                            2000              1999             1998
                                       ---------------   ---------------  ---------------
Balance, beginning of year                $  185,441        $  256,389         $      -
Purchase of loan servicing                         -                 -          319,152
Amortization                                 (37,444)          (70,948)         (62,763)
Sale of servicing asset                     (147,997)                -                -
                                       ---------------   ---------------  ---------------
Balance, end of year                        $      -        $  185,441       $  256,389
                                       ===============   ===============  ===============

Palomar's servicing asset at December 31, 1999 pertains to $45,300,000 unpaid principal balance of loan servicing purchased in February 1998. All loan servicing for FHLMC was sold in September 2000. The principal balance of loans serviced for others at December 31, 2000, and 1999 totaled $1,079,008 and $39,049,000, respectively.

4. LOANS

The composition of Palomar's loans held for investment portfolio at December 31 was as follows:

                                                         2000                 1999
                                                   ------------------  -------------------
Installment                                             $    34,168          $    33,693
Commercial/consumer                                       2,171,687              496,550
Real estate                                              35,727,333           33,022,401
Loan participations purchased--unguaranteed
  portion of SBA loans                                    7,608,634            8,319,611
Loan participations purchased - real estate               9,788,761           16,085,910
                                                   ------------------  -------------------
                                                         55,330,583           57,958,165
Less:
  Allowance for loan losses                                (726,000)            (612,000)
  Net deferred loan fees (costs)                            (73,044)             (54,144)
                                                   ------------------  -------------------
Loans held for investment, net                        $  54,531,539        $  57,292,021
                                                   ==================  ===================

Transactions in the allowance for loan losses for loans held for investment for the years ended December 31 are summarized as follows:

                                                       2000             1999              1998
                                                  ---------------  ---------------   ---------------
Balance, beginning of year                           $ 612,000        $ 627,000        $ 781,000
Provision for loan losses                              210,232           45,239         (111,031)
Loans charged off                                      (99,190)         (60,239)         (42,969)
Recoveries on loans previously charged off               2,958                -                -
                                                  ---------------  ---------------   ---------------
Balance, end of year                                 $ 726,000        $ 612,000        $ 627,000
                                                  ===============  ===============   ===============

As of December 31, 2000 and 1999, loans with adjustable rates of interest totaled $40,483,659 and $38,004,501, respectively, and loans with fixed rates of interest totaled $15,097,924 and $19,953,664, respectively. Adjustable rate loans are generally indexed to U.S. Treasury bills, the FHLB's Eleventh District Cost of Funds Index (COFI), LIBOR or Prime and are subject to limitations on the timing and extent of adjustment. Most loans adjust within six months of changes in the index.

The recorded investment in loans that are considered to be impaired is as follows:

                                                                           December 31,
                                                               ----------------------------------
                                                                     2000              1999
                                                               -----------------  ---------------
Impaired loans without specific valuation allowances                  $ 564,662       $1,731,831
Impaired loans with specific valuation allowances                             -           51,377
Specific valuation allowance related to impaired loans                        -         (51,377)
                                                               -----------------  ---------------
Impaired loans, net                                                   $ 564,662       $1,731,831
                                                               =================  ===============

Average investment in impaired loans                                 $1,216,074       $1,880,505
                                                               =================  ===============

Interest income recognized on impaired loans                          $ 213,820        $  69,650
                                                               =================  ===============



Nonaccrual loans (included in impaired loans)                         $ 252,921       $1,467,860
                                                               =================  ===============

Troubled debt restructured loans, gross                               $ 564,662        $ 315,348
                                                               =================  ===============


Loans 30 through 90 days past due with interest accruing             $1,511,260       $1,631,829
                                                               =================  ===============

The Bank has a geographic concentration of loans in southern California although loans are to borrowers in a number of different industries. No single industry comprises 10% or more of the Bank's loan portfolio. Although the Bank has a diversified loan portfolio, the ability of the Bank's customers to honor their loan agreements is dependent upon, among other things, the general economy and the real estate market in the Bank's market area.

5.  TRANSACTIONS INVOLVING RELATED PARTIES

In the ordinary course of business, the Bank has extended credit to directors and employees of the Bank. Such loans are subject to approval by the Loan Committee and ratification by the Board of Directors, exclusive of the borrowing director. The following is an analysis of the activity of all such loans:

                                                   2000             1999
                                              ---------------  ----------------
Balance, beginning of year                         $239,735          $662,217
Credit granted, including renewals                        -           125,000
Repayments                                         (197,048)         (547,482)
                                              ---------------  ----------------
Balance, end of year                               $ 42,687          $239,735
                                              ===============  ================

The Bank has purchased certain loan participations from CWB in the ordinary course of business. These participations were purchased at par value. Purchases aggregated $570,000 and $20,980,430 in 2000 and 1999, respectively. The Bank also sold a portion of these participations back to CWB for ultimate sale to third party investors. Sales to CWB totaled $2,632,878 and $10,140,246 in 2000 and 1999, respectively. The sales generally were transacted at par value between the Bank and CWB. The outstanding balances of these participation loans totaled $17,397,398 and $24,405,522 at December 31, 2000 and 1999, respectively.

Beginning in June 1999, the Bank contracted with CWB to supply data processing services. Payment for these services totaled $119,595 and $53,379 in 2000 and 1999, respectively.

6.       LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment as of December 31 were as follows:


                                                       2000             1999
                                                  ---------------  ----------------
Furniture, fixtures and equipment                      $653,005          $594,916
Leasehold improvements                                  211,732           235,763
                                                  ---------------  ----------------
                                                        864,737           830,679
Less accumulated depreciation and amortization         (566,306)         (484,865)
                                                  ---------------  ----------------
Premises and equipment, net                            $298,431          $345,814
                                                  ===============  ================

7.       DEPOSITS

At December 31, 2000, the scheduled maturities of time certificates of deposits are as follows:

            2001                     $36,836,081
            2002                       1,319,693
            2003                         421,021
                                 ----------------
                                     $38,576,795
                                 ================

8.  OTHER BORROWINGS

During 2000, the Bank obtained a federal funds facility ("facility") on an overnight basis to manage its liquidity or reserve needs. The facility has a total availability of $1,500,000, which is available on a discretionary basis. The facility is renewed annually with various maturity dates and borrowing rates. Under the agreement, the Bank must maintain certain conditions in order for the facility to be available. At December 31, 2000, there were no outstanding borrowings under this facility. In addition, the Bank has a line of credit with the Federal Home Loan Bank that allows for borrowings up to 25% of the Bank's total assets. At December 31, 2000, there were no outstanding borrowings under this facility.


9.       BUSINESS COMBINATION

On December 14, 1998, CWB issued 1,367,542 common shares with a value of approximately $12.5 million to consummate a merger with the Bank. CWB exchanged
2.11 shares of its common stock for each share of the Bank's common stock. The transaction constituted a tax-free reorganization and has been accounted for using the purchase method of accounting. CWB's total cost for the acquisition was approximately $12.5 million, which was allocated to the fair value of the assets acquired and liabilities assumed. The amount paid in excess of the fair value of the net tangible and intangible assets acquired, approximately $6.2 million, was recorded as goodwill and is being amortized on a straight-line basis over 20 years. In December 2000, an impairment adjustment of $2,110,303 was charged against operations based on the impending sale of the Bank to Centennial at a price of $10,500,000. Approximately $571,000 of the purchase price was allocated to core deposit intangible and is being amortized on an accelerated basis over seven years.

Goodwill and other intangible assets as of December 31 were as follows:

                                                            2000                         1999
                                                    ----------------------      -----------------------
Goodwill                                                    $ 6,187,923                   $ 6,187,923
Other intangible assets                                         571,000                       571,000
Accumulated amortization                                       (797,416)                     (405,708)
Goodwill impairment                                          (2,110,303)                            -
                                                    ----------------------      -----------------------
Goodwill and other intangible assets, net                   $ 3,851,204                   $ 6,353,215
                                                    ======================      =======================

10.      STOCKHOLDERS' EQUITY

On October 27, 1997, the Board of Directors of the Bank approved a 5% stock dividend on issued and outstanding shares. The dividend of 30,709 shares was issued on February 18, 1998.

During 1998, the Bank terminated its employee stock ownership plan and distributed its assets to the participants.


11.      COMMITMENTS AND CONTINGENCIES

The Bank leases two locations under operating lease agreements with terms that expire at various dates between 2003 and 2007. The lease on the Bank's primary location, expires in 2007 and includes an option to extend the lease term for a period of 10 years. The remaining lease, which expires in 2003, is no longer utilized by Palomar and has been subleased for the remaining term of the lease. The minimum lease commitments as of December 31, 2000, under all operating lease agreements are as follows:


   For the Year Ending December 31,
                 2001                          $ 182,669
                 2002                            183,587
                 2003                            175,873
                 2004                            164,301
                 2005                            164,301
              Thereafter                         301,219
                                       ------------------
                Total                         $1,171,950
                                       ==================

Sublease income through July 31, 2003 aggregates $48,320.

Rent expense for the years ended December 31, 2000, 1999, and 1998 was $162,104, $197,316 and $169,909, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. At December 31, 2000, Palomar had commitments to extend credit of $7,365,000 including obligations to extend standby letters of credit of $130,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. All guarantees are short term and expire within one year.

The Bank uses the same credit policies in making commitments and conditional obligations as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

The Bank is subject to pending and threatened legal actions that arise in the normal course of business. The Bank maintains reserves for losses from legal actions that are both probable and estimable. Although the amount of the ultimate exposure, if any cannot be determined at this time, in management's opinion, based on the advice of legal counsel, the ultimate disposition of these matters will not have a significant impact on the financial position and results of operations of the Bank.

12.  INCOME TAXES

The provision for income taxes for the years ended December 31 consists of the following:


                                     2000                1999                  1998
                               -----------------    ----------------     -----------------
Current:
  Federal                             $ 272,000          $ 185,000             $ 235,000
  State                                  43,600              1,600                 1,600
                               -----------------    ----------------     -----------------
                                        315,600            186,600               236,600
                               -----------------    ----------------     -----------------
Deferred:
  Federal                                58,100            (20,900)              (35,400)
  State                                  77,100             62,200               114,100
                               -----------------    ----------------     -----------------
                                        135,200             41,300                78,700
                               -----------------    ----------------     -----------------
Change in valuation allowance                 -                  -              (172,000)
                               -----------------    ----------------     -----------------
Total provision                       $ 450,800          $ 227,900             $ 143,300
                               =================    ================     =================

Significant components of the Company's net deferred tax account at December 31 are as follows:

                                                    2000                  1999
                                              ------------------    ------------------
Deferred tax assets:
   Allowance for loan loss                           $ 276,500              $ 283,200
   Depreciation                                         25,400                 25,400
   Unrealized loss on investment securities             15,000                 37,100
   State NOL                                                 -                 48,700
   Accrued expenses                                     58,200                 62,900
   Non accrued interest-loans                                -                 42,900
   Other                                                 8,800                 70,900
                                              ------------------    ------------------
                                                       383,900                571,100
                                              ------------------    ------------------
Deferred tax liabilities:
   Deferred loan fees                                   74,500                 39,700
   Purchase accounting                                 281,700                319,700
   FHLB stock dividends                                 60,200                 71,000
                                              ------------------    ------------------
                                                       416,400                430,400
                                              ------------------    ------------------
Net deferred tax (liability) asset                   $ (32,500)             $ 140,700
                                              ==================    ==================

At December 31, 2000 and 1999, respectively, the deferred tax asset is included in other assets and the deferred tax liability is included in other liabilities in the accompanying consolidated balance sheets.

The income tax provision (benefit) for the years ended December 31 differs from the applicable statutory rate as follows:


                                                     2000            1999             1998
                                                 -------------    ------------     ------------
Federal income tax at statutory rate                  (34.0%)          34.0%            34.0%
State franchise tax, net of federal                    (7.6%)           7.6%             7.6%
Amortization and impairment of goodwill                73.3%           53.4%                -
Change in valuation allowance                              -               -           (30.5%)
CWB merger finder's fee                                    -               -            16.5%
Other                                                   1.1%           (0.7%)            1.8%
                                                 -------------    ------------     ------------
                                                       32.8%           94.3%            29.4%
                                                 =============    ============     ============

13.      REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2000 and 1999, the Bank met all capital adequacy requirements to which they are subject.

At December 31, 2000 and 1999, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "adequately capitalized" or "well capitalized", the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have caused the Bank's category to decline.

The Bank's actual capital amounts and ratios at December 31 are as follows:


                                                                                           To Be Well Capitalized
                                                                  For Capital Adequacy     Under Prompt Corrective
                                              Actual                    Purposes              Action Provisions
                                     -------------------------- ------------------------- --------------------------
                                         Amount        Ratio        Amount       Ratio         Amount       Ratio
                                     -------------------------- ------------------------- --------------------------
As of December 31, 2000:

Total Risk-Based Capital

  (to Risk Weighted assets)            $7,331,369       13.77%    $4,257,920       8.00%    $5,322,400       10.00%


Tier I Capital

  (to Risk Weighted assets)            $6,669,556       12.53%    $2,128,960       4.00%    $3,193,440        6.00%


Tier I Capital

  (to Average Assets)                  $6,669,556        9.03%    $2,953,706       4.00%    $3,692,132        5.00%


As of December 31, 1999:

Total Risk-Based Capital

  (to Risk Weighted assets)            $6,674,439       12.50%    $4,270,607       8.00%    $5,338,259       10.00%


Tier I Capital

  (to Risk Weighted assets)            $6,113,439       11.45%    $2,135,304       4.00%    $3,202,955        6.00%


Tier I Capital

  (to Average Assets)                  $6,113,439        8.49%    $2,879,921        4.00%   $3,599,902        5.00%




14.        EMPLOYEE BENEFIT PLAN

The Bank is included in CWB's 401(k) plan, which was established in 1995. Employees are eligible to participate in the plan after 3 months of consecutive service. Employees may make contributions to the plan under the plan's 401(k) component, and the Bank may make contributions under the plan's profit sharing component, subject to certain limitations. The Bank's contributions amounted to $15,101 and $28,470 in 2000 and 1999, respectively.

Prior to the merger with CWB, the Bank had its own 401(k) plan, which was subsequently merged into CWB's plan. The Bank's contribution to the plan amounted to $19,220 in 1998.

15.     FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for its financial instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                          December 31, 2000             December 31, 1999
                                                    ------------------------------------------------------------
                                                       Carrying       Estimated      Carrying      Estimated
                                                        Amount       Fair Value       Amount       Fair Value
                                                    ------------------------------------------------------------
Assets:
   Cash and cash equivalents, and time deposits       $ 13,382,042   $ 13,382,042    $ 5,690,755    $ 5,690,755
   Investment Securities                                 5,214,666      5,214,666      5,371,342      5,371,342
   Net Loans                                            54,782,539     54,974,000     57,292,021     57,300,000
Liabilities:
   Deposits (other than TDs)                            28,005,467     28,005,467     17,154,896     17,154,896
   Time deposits                                        38,576,795     38,619,000     45,746,641     45,417,000


The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:


Cash and cash equivalents - The carrying amounts approximate fair values because of the short-term nature of these investments.


Investment securities - The fair value is based on quoted market prices from security brokers or dealers if available. If a quoted market price is not available, fair value is estimated using the quoted market price for similar securities. Federal Reserve and Federal Home Loan Bank stock carrying value approximates the fair value because the stock can be sold back to the Federal Reserve and Federal Home Loan Bank at anytime.


Loans - Fair values of loans are estimated for portfolios of loans with similar financial characteristics, primarily fixed and adjustable rate interest terms. The fair values of fixed rate mortgage loans are based upon discounted cash flows utilizing the rate that the Bank currently offers as well as anticipated prepayment schedules. The fair values of adjustable rate loans are also based upon discounted cash flows utilizing discount rates that the Bank currently offers, as well as anticipated prepayment schedules. No adjustments have been made for changes in credit within the loan portfolio. It is management's opinion that the allowance for estimated loan losses pertaining to performing and non-performing loans results in a fair valuation of such loans. The fair value of loans held for sale is determined based on quoted market prices or dealer quotes.


Deposits - The fair values of deposits are estimated based upon the type of deposit products. Demand accounts, which include savings and transaction accounts, are presumed to have equal book and fair values, since the interest rates paid on these accounts are based on prevailing market rates. The estimated fair values of time deposits are determined by discounting the cash flows of segments of deposits that have similar maturities and rates, utilizing a yield curve that approximates the prevailing rates offered to depositors as of the measurement date.


Other Borrowings - The carrying amount is assumed to be the fair value because the interest rate is the same as rates currently offered for borrowings with similar remaining maturities and characteristics.


Commitments to Extend Credit, Commercial and Standby Letters of Credit - Fair values of commitments are immaterial to the financial statements.


The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                              PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and Bylaws of Centennial First Financial Services provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. Centennial First's Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

Centennial First's Bylaws provide that Centennial First shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Centennial First's Bylaws also provide that Centennial First shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Centennial First would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Centennial First's Bylaws. Each of the directors and executive officers of Centennial First have an indemnification agreement with Centennial First that provides that Centennial First shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         Registration fees                                                     $  1,500
         Blue sky registration and qualification fees (est)                       2,500
         Legal fees (est)                                                        50,000
         Accountants fees (est)                                                  35,000
         Printing and other expenses (est)                                       50,000
                                                                                -------
                  Total (est.)                                                 $139,000


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Not applicable.


         ITEM 27. EXHIBITS
         3.1 Articles of Incorporation are included as Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (File#
                  333-89417) filed on October 20, 1999 and are incorporated herein by reference.

         3.2      Bylaws are included as Exhibit 3.2 to the Registrant's
                  Registration Statement on Form S-4 (File# 333-89417) filed on
                  October 20, 1999 and are incorporated herein by reference.

        **5.1     Opinion re: legality.

         10.1     Employment Agreement of Douglas Spencer is included as Exhibit
                  10.1 to the Registrant's Registration Statement on Form S-4
                  (File# 333-89417) filed on October 20, 1999 and is incorporated herein by reference.

         10.2 Salary Continuation Agreement for Douglas Spencer is included as Exhibit 10.2 to the Registrant's Registration Statement on
                  Form S-4 (File# 333-89417) filed on October 20, 1999 and is incorporated herein by reference.

         10.3     Employment Agreement of Anne E. "Beth" Sanders is included as
                  Exhibit 10.4 to the Registrant's Registration Statement on
                  Form S-4 (File# 333-89417) filed on October 20, 1999 and is incorporated herein by reference.

        *10.4     Employment Agreement of Timothy Walbridge..

        *10.5     Salary Continuation Agreement for Timothy Walbridge.

         10.6 Redlands Centennial Bank 1990 Stock Option Plan and form of incentive stock option and nonqualified stock option agreements are included as Exhibit 10.5 to the Registrant's
                  Registration Statement on Form S-4 (File# 333-89417) filed on
                  October 20, 1999 and are incorporated herein by reference.

        *10.7     Stock Purchase Agreement to Purchase Palomar Community Bank.


      ***10.71    Amendment to Stock Purchase Agreement


        *10.8     Brea branch lease.

        *10.9     Form of Indemnification Agreement.

         11.      Statement re:  computation  of per share earnings is included in Note 1 to the financial statements to the prospectus included in Part I of this registration statement.

         21.      The  only  subsidiary  of  the  registrant  is  Redlands   Centennial  Bank,  a
                  California banking corporation.

         ---------------


                                      II-2




         23.1     Consent of Counsel is included  with the  opinion re:  legality as Exhibit 5 to the Registration Statement.

         23.2     Consent of Hutchinson and Bloodgood LLP.

         23.3     Consent of Arthur Andersen LLP.


         23.4     Consent of Landegger & Baron.


         99.1     Subscription Application.


         99.2     Opinion of Landegger & Baron.


ITEM 28.  UNDERTAKINGS

The undersigned Registrant will:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized in the Redlands, California, on June 25, 2001.


                                       CENTENNIAL FIRST FINANCIAL SERVICES


                                        /S/ DOUGLAS C. SPENCER
                                       -----------------------------------
                                       Douglas C. Spencer
                                       President & CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/S/ DOUGLAS C. SPENCER
-----------------------------, Director, Principal         June 25, 2001
Douglas C. Spencer             Executive Officer


/S/ PATRICK J. MEYER
-----------------------------, Chairman                    June 25, 2001
Patrick J. Meyer



-----------------------------, Director
Bruce J. Bartells


/S/ CAROL H. BESWICK
-----------------------------, Director                    June 25, 2001
Carol H. Beswick


/S/ IRVING M. FELDKAMP
-----------------------------, Director                    June 25, 2001
Irving M. Feldkamp, III, DDS



-----------------------------, Director                    June __, 2001
Larry Jacinto


/S/ RONALD J. JEFFREY
-----------------------------, Director                    June 25, 2001
Ronald J. Jeffrey

/S/ WILLIAM A. MCCALMON
-----------------------------, Director                    June 25, 2001
William A. McCalmon


/S/ DOUGLAS F. WELEBIR
-----------------------------, Director                    June 25, 2001
Douglas F. Welebir


/S/ BETH SANDERS               Principal Financial
-----------------------------, Officer and Principal
Beth Sanders                   Accounting Officer          June 25, 2001



-----------------------------, Director
James Appleton



-----------------------------, Director
Stan Weisser

                                  EXHIBIT INDEX



EXHIBIT NO.                DESCRIPTION
-----------                -----------
23.2                       Consent of Hutchinson and Bloodgood LLP.

23.3                       Consent of Arthur Andersen LLP.

23.4                       Consent of Landegger & Baron.

99.1                       Subscription Application.

99.2                       Opinion of Landegger & Baron.